    As filed with the Securities and Exchange Commission on January 31, 1997
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                ----------------

                       REGISTRATION STATEMENT ON FORM S-4
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------


                                WAXMAN USA INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-1761514
                    (I.R.S. Employer Identification Number)
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
              (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)

                                   ----------

                                 ARMOND WAXMAN
                               24460 Aurora Road
                          Bedford Heights, Ohio 44146
                                 (216) 439-1830
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                   ----------

                                   Copies to:
                            SCOTT M. ZIMMERMAN, ESQ.
                   Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500

                                   ----------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                                     CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                 Proposed            Proposed
Title of Class of                                 Maximum             Maximum
   Securities               Amount            Offering Price        Aggregate             Amount of
to be Registered      to be Registered(1)       Per Note(1)      Offering Price(1)     Registration Fee
-------------------------------------------------------------------------------------------------------
11 1/8% Series B           $4,830,000               100%             $4,830,000              $1,464
Senior Notes of
Waxman USA Inc.
Due 2001
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) on the basis of the value of the senior notes to be received by the registrant pursuant to the Exchange Offer described herein on the estimated date of exchange, ______________, 1997.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                   ----------

                                WAXMAN USA INC.

                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K


    FORM S-4 ITEM NUMBER AND HEADING        PROSPECTUS CAPTION OR LOCATION
    --------------------------------        ------------------------------

A.  INFORMATION ABOUT THE TRANSACTION

1.  Forepart of the Registration            Outside Front Cover Page of
    Statement and Outside Front Cover       Prospectus
    Page of Prospectus

2.  Inside Front and Outside Back Cover     Available Information; Inside Front
    Pages of Prospectus                     Cover and Outside Back Cover Pages
                                            of Prospectus

3.  Risk Factors, Ratio of Earnings to      Prospectus Summary; Selected
    Fixed Charges, and Other Information    Financial Data; Risk Factors;
                                            Consolidated Financial Statements

4.  Terms of the Transaction                Prospectus Summary; Use of Proceeds
                                            ; The Exchange Offer; Certain
                                            Federal Income Tax Considerations;
                                            Description of Notes

5.  Pro Forma Financial Information         Not Applicable

6.  Material Contracts with the Company     Not Applicable
    Being Acquired

7.  Additional Information Required for     Not Applicable
    Reoffering Persons and Parties Deemed
    to be Underwriters

8.  Interests of Named Experts and Counsel  Legal Matters; Experts

9.  Disclosure of Commission Position on    Not Applicable
    Indemnification for Securities Act
    Liabilities

B.  INFORMATION ABOUT THE REGISTRANT

10. Information With Respect to S-3         Not Applicable
    Registrants

11. Incorporation of Certain Information    Not Applicable
    by Reference

12. Information With Respect to S-2 or      Not Applicable
    S-3 Registrants

13. Incorporation of Certain Information    Not Applicable
    by Reference

14. Information With Respect to             Outside Front Cover Page of
    Registrants Other Than S-3 or S-2       Prospectus; Available Information;
    Registrants                             Prospectus Summary; Risk Factors;
                                            Selected Financial Data;
                                            Management's Discussion and
                                            Analysis of Financial Condition and
                                            Results of Operations; Business;
                                            Management; Principal Stockholders;
                                            Recent Securities Offering and
                                            Related Matters; Consolidated
                                            Financial Statements

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information With Respect to S-3         Not Applicable
    Companies
16. Information With Respect to S-2 or      Not Applicable
    S-3 Companies
17. Information With Respect to Companies   Not Applicable
    Other Than S-3 or S-2 Companies

D.  VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies, Consents or     Not Applicable
    Authorizations are to be Solicited
19. Information if Proxies, Consents or     Management; Principal Stockholders
    Authorizations are not to be
    Solicited, or in an Exchange Offer

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JANUARY 31, 1997


PRELIMINARY PROSPECTUS

                       OFFER FOR ANY AND ALL OUTSTANDING
                     SERIES A 11 1/8% SENIOR NOTES DUE 2001
                                IN EXCHANGE FOR
                     SERIES B 11 1/8% SENIOR NOTES DUE 2001
                                       OF
                                WAXMAN USA INC.
                       THE EXCHANGE OFFER WILL EXPIRE AT
             MIDNIGHT, NEW YORK CITY TIME, ON [            ], 1997,
                                UNLESS EXTENDED.

         Waxman USA Inc., a Delaware corporation (the "Company"), a direct wholly-owned subsidiary of Waxman Industries, Inc. ("Waxman Industries") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to issue an aggregate principal amount at maturity of up to $4,830,000 of Series B 11 1/8% Senior Notes due 2001 (the "New Notes") of the Company in exchange for a like principal amount of the issued and outstanding Series A 11 1/8% Senior Notes due 2001 (the "Old Notes" and, together with the New Notes, the "Notes") of the Company from the holders (the "Holders") thereof.

         The Old Notes were originally issued by the Company in private placements primarily to certain institutional and accredited investors. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("Portal") market and are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). After the Exchange Offer, the Old Notes that remain outstanding will continue to be subject to the restrictions on transfer contained in the legend thereon and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the Act. The Company does not have any publicly traded securities.

         The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The terms of the Notes are governed by the Indenture, dated as of April 1, 1996, between the Company and the United States Trust Company of New York , as Trustee (the "Trustee"), and all amendments and supplements thereto (the "Indenture"). A portion of the capital stock of a subsidiary of the Company has been pledged to the lenders under the New Term Loan (as defined herein) (which had an outstanding principal balance of $5.0 million as of September 30, 1996). The capital stock of the Company is privately held by Waxman Industries and constitutes substantially all of Waxman Industries' assets. The retained earnings of the Company on September 30, 1996 were approximately $9.2 million. The Company is dependent on distributions from its operating subsidiaries in order to meet its obligations, including its payment obligations with respect to the Notes. See "Risk Factors -- Reliance on Operations of Subsidiaries; Structural Subordination" and "-- Restrictions Imposed by Terms of Indebtedness."

         The Notes are general unsecured obligations of the Company, ranking senior in right of payment to any future indebtedness of the Company that is subordinated in right of payment to the Notes and pari passu in right of payment to and with all other existing or future indebtedness of the Company. See "Description of the Notes."

         The New Notes and the Old Notes remaining after the Exchange Offer mature on September 1, 2001. Interest on the Notes will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1996. The Notes are redeemable, in whole or in part, at the option of the Company at any time and from time to time at the redemption prices set forth therein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes -- Redemption."

          In the event of a Change of Control (as defined herein), the Company will be obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

         On April 3, 1996, the Company issued $43,026,000 principal amount of Old Notes in exchange for a like aggregate principal amount of Waxman Industries' then outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Initial Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Initial Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Senior Subordinated Notes to the adoption of certain amendments to the indenture governing the Senior Subordinated Notes, (the "Senior Subordinated Consent Solicitation"), (ii) the Barnett Public Offering (as defined herein), (iii) the establishment of a $30.0 million Restated Credit Agreement (as defined herein), (iv) the defeasance of Waxman Industries' Senior Secured Notes (as defined herein) and (v) the repayment of certain borrowings under the Company's existing revolving and term loan credit facilities. See "Recent Securities Offering and Related Matters -- The Reorganization." In December 1996, the Company consummated a registered exchange offer whereby the Company offered to exchange $43,026,000 aggregate principal amount of New Notes in exchange for a like principal amount of the Old Notes issued in the Initial Private Exchange Offer (the "Registered Exchange Offer"). The Company exchanged $43,025,000 aggregate principal amount of New Notes for a like principal amount of Old Notes pursuant to the Registered Exchange Offer and $1,000 principal amount of the Old Notes remained outstanding immediately subsequent to the consummation of the Registered Exchange Offer. Such $1,000 principal amount of Old Notes is included in the Exchange Offer.

         During January 1997, the Company issued an additional $4,829,000 principal amount of Old Notes in exchange for a like aggregate principal amount of Senior Subordinated Notes pursuant to private exchange offers (the "Private Exchange Offers").

         The current offer and sale of the New Notes are being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of April 3, 1996, between the Company and the Trustee, on behalf of the original purchasers of the Old Notes (the "Registration Rights Agreement") and various Exchange Agreements between the Company and holders of the Old Notes who are a party thereto (collectively, the "Exchange Agreements"). Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission") set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act), without compliance with the registration and prospectus delivery provisions of the Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company will accept for exchange Old Notes validly tendered prior
to Midnight, New York City time, on [            ], 1997, unless extended by
the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

         The Company will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will pay all the expenses incident to the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

                   -----------------------------------------

         THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE NOTES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE NOTES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

         THIS DOCUMENT MAY NOT BE PASSED ON IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 9(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1988 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                   -----------------------------------------

                   THE DATE OF THIS PROSPECTUS IS [ ], 1997.

                             AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form S-4 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

        The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, pursuant to the Indenture, the Company is required, whether or not it is subject to the informational requirements of the Exchange Act, to file periodic reports, proxy statements and other information with the Commission. The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                               TABLE OF CONTENTS




PROSPECTUS SUMMARY
        The Company......................................................     v
        Background of Exchange Offer;
             Recent Securities Offering and Related Matters..............   vii
        The Exchange Offer...............................................     x
        Consequences of Exchanging Old Notes Pursuant to the Exchange
             Offer.......................................................    xi
        Summary Description of the New Notes.............................    xi
        Risk Factors.....................................................   xii

RISK FACTORS
        Consequences of Failure to Exchange..............................     1
        Leverage.........................................................     1
        Deferred Coupon Notes Interest Payments..........................     2
        Terms of the New Credit Agreement................................     2
        Subordination to the ............................................     2
        Reliance on Operations of Subsidiaries; Structural Subordination 2 Restrictions Imposed by Terms of Indebtedness; Consequences
          of Failure to Comply...........................................     3
        Control by Principal Stockholders; Certain Anti-Takeover Effects.     4
        Deficiency of Earnings to Fixed Charges..........................     4
        Foreign Sourcing.................................................     4
        Reliance on Key Customers........................................     4
        Relationship with Waxman Industries..............................     5
        Lack of Public Market............................................     5
        SELECTED UNAUDITED PRO FORMA OPERATING DATA AND BALANCE SHEET....    11
        NOTES TO SELECTED UNAUDITED PROFORMA
        OPERATING DATA AND BALANCE SHEET.................................    16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS
        General..........................................................    17
        Results of Operations............................................    19
        Year Ended June 30, 1996 vs. Year Ended June 30, 1995............    22
        Year Ended June 30, 1995 vs. Year Ended June 30, 1994............    24

BUSINESS
        General..........................................................    30
        Consumer Products................................................    30
        Barnett..........................................................    31
        Marketing and Distribution.......................................    32
        Products.........................................................    34
        Other Operations.................................................    34
        Purchasing.......................................................    35
        Import Restrictions..............................................    36
        Competition......................................................    36
        Employees........................................................    36
        Trademarks.......................................................    37
        Properties.......................................................    37
        Legal Proceedings................................................    38
        Environmental Regulations........................................    38

MANAGEMENT
        Directors and Executive Officers..................................   38
        The Company.......................................................   40

EXECUTIVE COMPENSATION
        Employment Agreements.............................................   42
        Stock Option and SAR Grants.......................................   43
        Stock Option and SAR Exercises....................................   44

PRINCIPAL STOCKHOLDERS
        Capital Stock of the Company......................................   45

RECENT SECURITIES OFFERING AND RELATED MATTERS

THE EXCHANGE OFFER
        Purpose of Exchange Offer.........................................   47
        Terms of the Exchange Offer; Period for Tendering Old Notes.......   47
        Procedures for Tendering Old Notes................................   48
        Acceptance of Old Notes for Exchange; Delivery of New Notes.......   49
        Book-Entry Transfer...............................................   50
        Guaranteed Delivery Procedures....................................   50
        Withdrawal Rights.................................................   50
        Certain Conditions to the Exchange Offer..........................   51
        Exchange Agent....................................................   52
        Fees and Expenses.................................................   52
        Transfer Taxes....................................................   52
        Consequences of Failure to Exchange...............................   53

DESCRIPTION OF THE NOTES
        General...........................................................   53
        Maturity, Interest and Principal..................................   53
        Redemption........................................................   54
        Change of Control.................................................   54
        Provision of Financial Information................................   54
        Certain Covenants.................................................   55
        Consolidation, Merger, Conveyance, Transfer or Lease..............   59
        Events of Default.................................................   59
        Defeasance........................................................   61
        Satisfaction and Discharge........................................   61
        Amendments and Waivers............................................   61
        Regarding the Trustee.............................................   61
        Certain Definitions...............................................   62

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
        The New Credit Agreement..........................................   69

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
        Exchange of Notes.................................................   70
        Backup Withholding and Information Reporting......................   71
        USE OF PROCEEDS...................................................   71
        PLAN OF DISTRIBUTION..............................................   71
        LEGAL MATTERS.....................................................   72
        EXPERTS...........................................................   72

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. References in this Prospectus to a particular fiscal year refer to the 12-month period ended on June 30 in that year. Unless the context otherwise indicates, all references to "Waxman Industries" and the "Company" are to Waxman Industries, Inc. and to Waxman USA Inc., its subsidiaries and to the business conducted through Waxman USA's subsidiaries and their divisions, respectively.

                                  THE COMPANY

        The Company believes it is one of the leading suppliers of plumbing products to the repair and remodeling market in the United States. The Company distributes plumbing, hardware and electrical products to approximately 56,000 customers in the United States, including, plumbing and electrical repair and remodeling contractors and independent retailers. The Company's consolidated net sales were $235.1 million in fiscal 1996 and $65.9 million for the three months ended September 30, 1996.

        The Company conducts its business primarily through its wholly-owned subsidiary Consumer Products and through Barnett, of which the Company owns approximately 49.9% of the outstanding common stock, and, through the ownership of certain convertible non-voting preferred stock, approximately a 54% economic interest. The Company also owns several smaller operations. Consumer Products markets and distributes approximately 7,000 products to a wide variety of retailers, primarily do-it-yourself ("D-I-Y") warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products' customers include large national retailers such as Kmart, Builders Square and Wal-Mart. According to rankings of the largest D-I-Y retailers published in National Home Center News, an industry trade publication, Consumer Products' customers include 15 of the 25 largest D-I-Y retailers in the United States. Consumer Products works closely with its customers to develop comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. For fiscal 1996 and the three months ended September 30, 1996, Consumer Products' largest customers, Kmart and its subsidiary Builders Square, accounted for approximately 42.3% and 41.7%, respectively, of Consumer Products' total net sales.

        Consumer Products' marketing strategy includes offering mass merchandisers and D-I-Y retailers a comprehensive merchandising program which includes design, layout and setup of selling areas. Sales and service personnel assist the retailer in determining the proper product mix in addition to designing department layouts to effectively display products and optimally utilize available floor and shelf space. Consumer Products supplies point-of- purchase displays for both bulk and packaged products, including color-coded product category signs and color- coordinated bin labels to help identify products, and backup tags to signify products that require reordering. Consumer Products also offers certain of its customers the option of private label programs for their plumbing and floor care products. In-house design, assembly and packaging capabilities enable Consumer Products to react quickly and effectively to service its customers' changing needs. In addition, Consumer Products' products are packaged and designed for ease of use, with "how to" instructions included to simplify installation, even for the uninitiated D-I-Y consumer. Consumer Products' net sales for fiscal 1996 and the three months ended September 30, 1996 were $61.7 million and $16.1 million, respectively. In connection with a recent strategic reevaluation of the Consumer Products' operations, Consumer Products decided to exit from the distribution of electrical products to further focus its strategic direction. The Company believes that the reorientation of Consumer Products' strategic focus will initially result in a decrease in net sales but will strengthen and improve the Consumer Products business in the long-term.

        Barnett is a direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to over 43,000 active customers throughout the United States. Barnett offers approximately 9,000 name brand and private label products through its industry-recognized Barnett(R) catalogs and telesales operations. Barnett markets its products through three distinct, comprehensive catalogs that target professional contractors, independent hardware stores and maintenance managers. Barnett's staff of over 100 knowledgeable telesales, customer service and technical support personnel work together to serve customers by assisting in product selection and offering technical advice. To provide rapid delivery and a strong local presence, Barnett has established a network of 29 distribution centers strategically located in 29 major metropolitan areas throughout the United States. Through these local distribution centers, approximately 70% of Barnett's orders are shipped directly to the customer, in almost all cases, within the same day of receipt of the order. The remaining 30% of the orders are picked up by the customer at one of Barnett's local distribution centers. Barnett's strategy of being a low-cost, competitively priced supplier is facilitated by its volume of purchases and offshore sourcing of a significant portion of its private label products. Products are purchased from over 400 domestic and foreign suppliers.

        Barnett believes that its distinctive business model has enabled it to become a high-volume, cost-efficient direct marketer of competitively priced plumbing, electrical and hardware products. Barnett's approximately 675-page catalogs offer an extensive selection of products in an easy to use format enabling customers to consolidate purchases with a single vendor. Barnett provides an updated version of its catalogs to its customers on average four times a year. To attract new customers and offer special promotions to existing customers, Barnett supplements its catalogs with monthly promotional flyers. Barnett's experienced and knowledgeable inbound telesales staff, located at Barnett's centralized headquarters in Jacksonville, Florida, uses Barnett's proprietary information systems to take customer orders as well as offer technical advice. Barnett's highly trained outbound telesales staff maintains frequent customer contact, makes telesales presentations and encourages additional purchases. Targeted customer accounts are typically assigned an outbound telesalesperson in order to enhance customer relationships and improve customer satisfaction. Barnett's high in-stock position and extensive network of local distribution centers enable it to fulfill approximately 94% of the items included in each customer order and provide rapid delivery. Barnett's net sales were $127.4 million and $36.5 million in fiscal 1996 and the three months ended September 30, 1996, respectively.

        The Company has several smaller operations which are conducted through its other wholly-owned subsidiaries, WOC Inc. ("WOC") and TWI, International, Inc. ("TWI"). WOC includes four operations, the largest of which are U.S. Lock ("U.S. Lock") - a distributor of a full line of security hardware products and LeRan Gas Products ("LeRan") - a supplier of copper tubing, brass fittings and other related products. WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products. TWI includes foreign sourcing operations in Mexico, China and Taiwan which support Consumer Products, Barnett and WOC. Net sales from these smaller operations were $46.0 million and $13.3 million in fiscal 1996 and the three months ended September 30, 1996, respectively. The "Operating Companies" consist of Barnett, Consumer Products and WOC.

        The current corporate structure of Waxman Industries and its subsidiaries is as follows:


                           --------------------------
                               WAXMAN INDUSTRIES,
                                      INC.
                               ISSUER OF DEFERRED
                                  COUPON NOTES
                           --------------------------
                                       |
                           --------------------------
                                WAXMAN USA INC.
                              ISSUER OF THE NOTES
                           --------------------------
                                       |
      -------------------------------------------------------------
      |                |                    |                     |
      |           -----------               |               --------------
  ---------          WAXMAN             ---------                TWI,
   BARNETT          CONSUMER             WOC INC.               INTER-
   INC.(1)          PRODUCTS            ---------              NATIONAL,
  ---------        GROUP INC.                                  INC. AND
                  -----------                                SUBSIDIARIES
                                                            --------------

(1) The Company owns approximately 49.9% of the voting capital stock of Barnett and, together with convertible non-voting preferred stock of Barnett owned by the Company, approximately 54% of the capital stock of Barnett.

                         BACKGROUND OF EXCHANGE OFFER;
                 RECENT SECURITIES OFFERING AND RELATED MATTERS

        In connection with the Barnett Public Offering (as defined herein) and as part of Waxman Industries' efforts to decrease its leverage and increase its financial flexibility, the Company consummated the Initial Private Exchange Offer pursuant to which it exchanged $43,026,000 principal amount of the Company's Old Notes for a like principal amount of Senior Subordinated Notes and in connection therewith solicited consents to certain amendments to the indenture pursuant to which the Senior Subordinated Notes were issued. Generally, the amendments to the Senior Subordinated Note indenture eliminated virtually all of the restrictive covenants and events of defaults previously contained in such indenture. In order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of April 3, 1996, between the Company and the Trustee, on behalf of the original purchasers of the Old Notes (the "Registration Rights Agreement"), the Company filed a registration statement with the Commission with respect to the Registered Exchange Offer whereby $43,026,000 aggregate principal amount of New Notes were offered in exchange for Old Notes in order to permit the holders of such Old Notes to offer and sell the New Notes under the Act. The registration statement filed in connection with the Registered Exchange Offer was declared effective by the Commission on October 29, 1996 and the Registered Exchange Offer was consummated in December 1996. The Company exchanged $43,025,000 principal amount of New Notes for a like principal amount of Old Notes in the Registered Exchange Offer and $1,000 principal amount of Old Notes remained outstanding immediately subsequent to the consummation of the Registered Exchange Offer.

        During January 1997, the Company consummated the Private Exchange Offers pursuant to which it exchanged $4,829,000 of the Company's Old Notes for a like principal amount of Senior Subordinated Notes. The Initial Private Exchange Offer and the Private Exchange Offers decreased the Company's cash interest burden and extended the maturity of the Senior Subordinated Notes exchanged in the Initial Private Exchange Offer and the Private Exchange Offers until September 1, 2001.

        In August 1995, the Company announced that it had decided to sell its Consumer Products business and entered into a letter of intent, which subsequently expired, which contemplated the sale of the Consumer Products business, together with certain supporting operations and certain home center accounts now serviced by Barnett, to a group consisting of HIG Capital Management of Miami, Florida along with certain members of Consumer Products' existing management team for an aggregate cash purchase price of $50 million plus other consideration which would have given Waxman Industries approximately a 25% economic interest in Consumer Products on a going forward basis. Since the consummation of the Barnett Public Offering, the Company has ceased its efforts to sell Consumer Products and instead retains and continues to operate Consumer Products and, for fiscal 1996, reported its results as a continuing operation. Prior period consolidated financial statements have been reclassified to conform with current period presentation. See "Business" for a description of Consumer Products, and its recent strategic reorientation, and
Note 3 to the Consolidated Financial Statements for a description of substantial charges recorded in fiscal 1996 in connection with Consumer Products. Also see Note 12 to the Consolidated Financial Statements for a discussion regarding the restatement of certain prior years' financial data to reflect the correction of an intercompany inventory reconciling item between Consumer Products and WAMI (as defined herein).

        On February 1, 1996, Barnett filed a registration statement with the Commission with respect to an initial public offering (the "Barnett Public Offering") of its common stock (the "Barnett Common Stock"). On March 28, 1996, the registration statement with respect to the Barnett Public Offering was declared effective and on April 3, 1996, the Barnett Public Offering was consummated. In such offering, 7,207,200 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and the Company at an initial public offering price of $14.00 per share, resulting in aggregate net proceeds of $92.6 million. As a result of the Company's conversion of a portion of the convertible non-voting preferred stock of Barnett to Barnett Common Stock during the fiscal 1996 fourth quarter, as of June 30, 1996, the Company owned approximately 49.9% of the Barnett Common Stock and, together with non-voting preferred stock of Barnett owned by the Company, approximately a 54% economic interest in the capital stock of Barnett.

        Of the $47.7 million of net proceeds received by Barnett in the Barnett Public Offering, Barnett used (i) $23.0 million to repay all of the outstanding indebtedness borrowed by it under the secured credit facility (the "Operating Companies Revolving Credit Facility") among Citicorp USA, Inc., as agent, and Barnett, Consumer Products and WOC, (ii) $22.0 million to pay a dividend evidenced by a note payable to the Company and (iii) $2.7 million for working capital. The $44.9 million of net proceeds received by the Company from the Barnett Public Offering, together with payment from Barnett of the $22.0 million note payable described above, were applied primarily to repay debt including (i) all of the $39.2 million principal amount of Waxman Industries' 12 1/4% Senior Secured Notes due 1998 and Floating Rate Senior Secured Notes due 1998 (collectively, the "Senior Secured Notes") plus accrued interest and redemption premium of approximately $1.7 million, thereby eliminating the mandatory sinking fund requirements relating to the Senior Secured Notes which were scheduled to commence in September 1996 and (ii) $5.0 million of the $10.0 million outstanding indebtedness and accrued interest under the secured term loan (the "Term Loan") among Citibank, N.A., as agent, and Barnett, Consumer Products and WOC. The remaining net proceeds received by the Company (approximately $21.0 million) are intended to be used to (i) reduce additional outstanding indebtedness borrowed by Consumer Products and WOC under the New Credit Agreement (as defined herein) and/or (ii) retire Waxman Industries' 12 3/4% Senior Secured Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes") and/or Notes and/or (iii) reinvest in Consumer Products' and/or WOC's businesses. The Company's business strategy includes reducing its leverage by the sale of selected assets and to refinance its remaining indebtedness whenever possible.

        In connection with the Barnett Public Offering, Waxman USA entered into an amendment and restatement of the Operating Companies Revolving Credit Facility and Term Loan (the "Restated Credit Agreement") to provide for, among other things, an approximate one year secured credit facility providing for revolving credit advances of up to $25.0 million and term loans of up to $5.0 million ("Restated Term Loans") and a release of Barnett from such lending arrangements. On June 28, 1996, Waxman USA refinanced the Restated Credit Agreement with a new credit facility (the "New Credit Agreement") provided by BankAmerica Business Credit, Inc. The New Credit Agreement provides for, among other things, an approximate three year secured credit facility providing for revolving credit advances of up to $30.0 million and term loans of up to $5.0 million ("New Term Loans"). Borrowings under the New Credit Agreement are secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of Consumer Products and WOC (the "Borrowers"). In addition, New Term Loans are also secured by a pledge of 500,000 shares of Barnett Common Stock owned by the Company (constituting approximately 3.5% of all outstanding Barnett Common Stock). The New Credit Agreement expires on May 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed description of the New Credit Agreement.

        The Old Notes were issued pursuant to exemptions from, or transactions not subject to, the registration requirements of the Act and applicable state securities laws. The Company structured the offerings of the Old Notes as private placements in order to consummate such offerings on a more expeditious basis than would have been possible had the offerings been registered under the Act. The Company agreed with the Holders, as a condition to their purchase of the Old Notes, among other things, to promptly commence the Exchange Offer following the offerings of the Old Notes. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part with the Commission pursuant to the Registration Rights Agreement and the Exchange Agreements. See "Recent Securities Offering and Related Matters -- Registration Rights Agreement."

        During fiscal 1996, the Company conducted a strategic review of its wholly-owned operations. As a result of the review, a material amount of charges were incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements.

        See "Recent Securities Offering and Related Matters" for a discussion of the offering of Old Notes, the agreements referred to above and additional related agreements. See "Description of Notes" for a discussion of the terms of the Notes.

                               THE EXCHANGE OFFER


Securities Offered..................... Up to $4,830,000 principal amount of
                                        Series B 11 1/8% Senior Notes (the "New
                                        Notes" and, collectively with the Old
                                        Notes, the "Notes"). The terms of the
                                        New Notes and the Old Notes are
                                        identical in all material respects,
                                        except for certain transfer
                                        restrictions and registration rights
                                        relating to the Old Notes.

The Exchange Offer..................... The New Notes are being offered in exchange for a like principal amount of
                                        Old Notes. The issuance of the New
                                        Notes is intended to satisfy
                                        obligations of the Company contained in
                                        the Exchange Agreements and
                                        Registration Rights Agreement. For
                                        procedures for tendering, see "The
                                        Exchange Offer."

Tenders, Expiration Date;
  Withdrawal........................... The Exchange Offer will expire at
                                        Midnight, New York City time, on [    ],
                                        1997, or such later date and time to
                                        which it is extended (the "Expiration
                                        Date"). The tender of Old Notes
                                        pursuant to the Exchange Offer may be
                                        withdrawn at any time prior to the
                                        Expiration Date. Any Old Notes not
                                        accepted for exchange for any reason
                                        will be returned without expense to the
                                        tendering holder thereof as promptly as
                                        practicable after the expiration or
                                        termination of the Exchange Offer.

 Conditions of the
  Exchange Offer....................... The Exchange Offer is subject to customary conditions, any or all of
                                        which may be waived by the Company in
                                        its sole discretion. See "The Exchange
                                        Offer -- Certain Conditions to the
                                        Exchange Offer."


Interest on the New
  Notes and Old Notes.................. Interest on the Notes will accrue at the rate of 11 1/8% per annum until
                                        maturity and will be payable
                                        semi-annually commencing on September
                                        1, 1996. Each New Note will bear
                                        interest from its issuance date. Old
                                        Notes that are accepted for exchange
                                        will accrue interest up to, but not
                                        including and not after, the date of
                                        issuance of the New Notes. Such
                                        interest on the Old Notes properly
                                        surrendered for exchange shall be
                                        payable upon the first interest payment
                                        date of the New Notes. See "Description
                                        of Notes -- Interest."


Acceptance of Old Notes and
  Delivery of New Notes...............  The Company will accept for exchange
                                        Old Notes which are properly tendered
                                        in the Exchange Offer prior to
                                        Midnight, New York City time, on the
                                        Expiration Date. The New Notes issued
                                        pursuant to the Exchange Offer will be
                                        delivered promptly following the
                                        Expiration Date. See "The Exchange
                                        Offer -- Terms of the Exchange Offer;
                                        Period for Tendering Old Notes."

Federal Income Tax
  Consequences......................... The exchange pursuant to the Exchange
                                        Offer will not result in any income,
                                        gain or loss to the holders of the
                                        Notes (the "Holders") or the Company
                                        for federal income tax purposes. See
                                        "Certain Federal Income Tax
                                        Considerations."


Use of Proceeds........................ There will be no proceeds to the
                                        Company from the exchange pursuant to
                                        the Exchange Offer.

Exchange Agent......................... The Huntington National Bank is serving as Exchange Agent in connection with
                                        the Exchange Offer.


                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

        Based on interpretations of the Staff of the Commission set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Holders of Old Notes (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Act; provided such New Notes are acquired in the ordinary course of the Holder's business and such Holder has no intention, nor any arrangement with any person, to participate in a distribution of such New Notes. Based on the foregoing "no-action" letters, the Company believes that a broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdiction. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Act, except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. See "The Exchange Offer -- Purpose of the Exchange Offer and -- Consequences of Failure to Exchange."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

        The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes. The terms of the Notes are governed by the Indenture, dated as of April 1, 1996, between the Company and the United States Trust Company of New York, as Trustee, and all amendments or supplements thereto (the "Indenture").

Securities Offered..................... $4,830,000 aggregate principal amount of Series B 11 1/8% Senior Notes Due
                                        2001.

Interest Payments...................... Commencing on the Exchange Date,
                                        interest on the New Notes will accrue
                                        at the rate of 11 1/8% per annum,
                                        payable semi-annually, commencing
                                        September 1, 1996.

Maturity Date.......................... September 1, 2001.

Optional Redemption.................... The New Notes will be redeemable, in whole or in part, at the option of the
                                        Company at any time and from time to
                                        time, at the redemption prices set
                                        forth herein, plus accrued interest.

Change of Control...................... In the event of a Change of Control, the Company is obligated to make an
                                        offer to purchase all outstanding New
                                        Notes at 101% of the principal amount
                                        thereof plus accrued and unpaid
                                        interest, if any. A Change of Control
                                        includes a management buyout or similar
                                        transaction by the Company's management
                                        and/or directors and their respective
                                        affiliates (but does not include any
                                        such transaction by Melvin and/or
                                        Armond Waxman). A Change of Control
                                        also includes a sale by the Company of
                                        all or substantially all of its assets,
                                        which under applicable governing law is
                                        construed to mean the sale of assets
                                        quantitatively vital to the operation
                                        of the Company and which is out of the
                                        ordinary and substantially affects the
                                        existence and purpose of the Company.

Asset Sale Proceeds.................... The Company is obligated in certain circumstances to make an offer to
                                        purchase New Notes at a redemption
                                        price of 100% of the principal amount
                                        thereof plus accrued and unpaid
                                        interest, if any, with the net cash
                                        proceeds of certain sales or other
                                        dispositions of assets.

Ranking................................ The Notes are general unsecured obligations of the Company, ranking
                                        pari passu in right of payment to any
                                        future indebtedness of the Company that
                                        is not subordinated in right of payment
                                        to the Notes and senior in right of
                                        payment to any future indebtedness of
                                        the Company that is subordinated in
                                        right of payment to the Notes. The
                                        Notes will be structurally subordinated
                                        to the New Credit Agreement and any
                                        refinancing thereof.

Certain Covenants...................... The Indenture contains certain covenants that, among other things,
                                        limit the ability of the Company and
                                        its subsidiaries to incur additional
                                        indebtedness, transfer or sell assets,
                                        pay dividends, make certain other
                                        restricted payments and investments,
                                        create liens or enter into sale
                                        lease-back transactions, transactions
                                        with affiliates and mergers.

        For more complete information regarding the Notes, see "Description of Notes."

                                  RISK FACTORS

        Holders of Old Notes should carefully consider the specific factors set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                                  RISK FACTORS

         Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than the first risk factor) are generally applicable to the Old Notes, as well as the New Notes.

         Consequences of Failure to Exchange. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Act, except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. The Company does not currently anticipate that it will register the offer and sale of the Old Notes under the Act. Based on interpretations by the Staff of the Commission, set forth in certain "no- action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than by any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. Based on the foregoing "no-action" letters, the Company believes that a broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. For a period of 180 days after the Expiration Date (as defined herein), the Company will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdiction.

         Leverage. The Company has a high degree of leverage. At September 30, 1996, the Company had outstanding approximately $64.5 million of consolidated indebtedness (excluding approximately $39.9 million of trade payables and accrued liabilities). This high degree of leverage may have important consequences to the Company, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy its debt service obligations; (iii) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. In addition to the other matters set forth herein under "Risk Factors," the Company's future performance is subject to prevailing economic conditions and financial, business and other factors, many of which factors are beyond the Company's control. The Company currently believes that it must obtain a significant infusion of funds, either through additional debt refinancing transactions or the sale of equity and/or assets before any further significant deleveraging can occur. Cash interest on Waxman Industries' Deferred Coupon Notes is payable semi-annually commencing December 1999. Waxman Industries' management's current projections indicate that there will not be sufficient cash flow from operations to make the December 1999 cash interest payment on Waxman Industries' Deferred Coupon Notes. Accordingly, Waxman Industries' management currently intends to pursue a sale of assets or other capital raising transaction to satisfy such cash requirements. However, there can be no assurances that Waxman Industries or the Company will be able to consummate any such sale or capital raising transaction. There can also be no assurance that Waxman Industries or the Company will be able to refinance the Deferred Coupon Notes or the Notes at or prior to their respective maturities. In addition, Waxman Industries is a holding company with no operations of its own and, therefore, its ability to pay cash interest on the Deferred Coupon Notes commencing in December 1999 will require an increase in the Company's cash flow from current levels or a substantial reduction in the Company's level of indebtedness or the completion of other capital raising transactions, including asset sales. There can be no assurance that such increase in cash flow or reduction in indebtedness or other capital raising transaction will occur.

         Waxman Industries has a high degree of leverage. At September 30, 1996, Waxman Industries had consolidated indebtedness of approximately $129.5 million (excluding approximately $42.0 million of trade payable and accrued liabilities). If there was an event of default under the indenture governing the Deferred Coupon Notes (the "Deferred Coupon Note Indenture") which resulted in a foreclosure upon the collateral securing the Deferred Coupon Notes, such foreclosure would likely constitute a change of control under the Indenture (which change of control could result in an event of default if the Company did not have sufficient funds to repurchase all of the outstanding Notes tendered pursuant to a Change of Control Offer (as defined herein)).

         Deferred Coupon Notes Interest Payments. The terms of Waxman Industries' Deferred Coupon Notes require cash interest payable semi-annually commencing December 1999. Waxman Industries' management's current projections indicate that there will not be sufficient cash flow from operations to make the December 1999 cash interest payment. See "--Leverage." Accordingly, Waxman Industries' management currently intends to pursue a sale of assets or other capital raising transaction to satisfy such cash interest requirements. However, there can be no assurances that Waxman Industries or the Company will be able to consummate any such sale or capital raising transaction. There can also be no assurance that Waxman Industries or the Company will be able to refinance the Deferred Coupon Notes on or prior to their maturity. If there was an event of default under the Deferred Coupon Note Indenture which resulted in a foreclosure upon the collateral securing the Deferred Coupon Notes, such foreclosure would likely constitute a change of control under the Indenture (which change of control could result in an event of default if the Company did not have sufficient funds to repurchase all of the outstanding Notes tendered pursuant to a Change of Control Offer).

         Terms of the New Credit Agreement. The Company is currently party to the New Credit Agreement. As permitted by the Indenture and under the terms of the New Credit Agreement, 500,000 shares of Barnett Common Stock (constituting approximately 3.5% of all outstanding Barnett Common Stock) are pledged to the lenders under the New Credit Agreement to secure repayment of the New Term Loans. The New Credit Agreement expires May 31, 1999.

         Subordination to the New Credit Agreement. The Notes are general unsecured obligations of the Company. The Notes are structurally subordinated to the obligations of Consumer Products and WOC under the New Credit Agreement. Any default or event of default under the Deferred Coupon Note Indenture or the Indenture would constitute an event of default under the New Credit Agreement permitting acceleration thereunder and permitting the holders of such debt to enforce their security interest in the assets securing the New Credit Agreement, which include, substantially all the assets of Consumer Products and WOC, and 500,000 shares of Barnett Common Stock. There can be no assurance that such collateral would be sufficient to repay in full borrowings under the New Credit Agreement if they became due.

         Reliance on Operations of Subsidiaries; Structural Subordination. The Company is a holding company whose only material assets are the capital stock of the Operating Companies and TWI. The Company conducts no business and is dependent on distributions from the Borrowers and TWI in order to meet its debt service obligations. There can be no assurance that distributions from the Borrowers and TWI will be adequate to fund the required payments under the Company's debt obligations including interest and principal payments on the Notes. In addition, the New Credit Agreement and applicable state laws will impose significant restrictions on the payment of dividends. See "Description of Certain Other Indebtedness--The New Credit Agreement." If an initial public offering of the capital stock of either of the Borrowers or TWI is consummated, the ability of the Borrowers or TWI to (i) pay dividends to the Company would be diminished to the extent of any such capital stock sold to the public and as may be further limited by any lender which provides financing to such public company and (ii) make loans to the Company would be limited to the extent that such transactions would have to be fair to the holders of such capital stock.

         In addition, since the consummation of the Barnett Public Offering, the cash flow generated by such operations is no longer available to the Company. Since the consummation of the Barnett Public Offering, the Company and Waxman Industries rely primarily on Consumer Product for cash flow. Consumer Products' customers include D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products may be adversely affected by prolonged economic downturns or significant declines in consumer spending. There can be no assurance that any such prolonged economic downturn or significant decline in consumer spending will not have a material adverse impact on Consumer Products' business and its ability to generate cash flow. See " -- Reliance on Key Customers." Further, as indicated in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has reevaluated and reoriented the strategic direction of Consumer Products. As a result of this reevaluation and reorientation, and taking into account the extremely competitive retail environment in which Consumer Products operates and the Company's unsuccessful attempt to sell the Consumer Products business, the Company incurred substantial charges in its quarter ended June 30, 1996 relating to, among other things, the elimination of Consumer Products' home electrical product lines, the reduction of the number of individual product offerings, the downsizing of its distribution network from three locations to two and the reduction of the carrying value of day to day assets and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements. Although the Company believes that the reevaluation and reorientation of Consumer Products' strategic direction will improve its earnings potential, there can be no assurance that Consumer Products results of operations will improve over time. In addition, in connection with management's strategic review of its other wholly-owned operations, and as a result of certain adverse developments affecting those other operations, the Company incurred additional substantial charges in the fiscal 1996 fourth quarter. The adverse developments include increased competition from multi-category retailers and competitive pricing from overseas competitors, the effect of which was exacerbated by excess manufacturing capacity at the Company's foreign facilities. There can be no assurance that these adverse conditions will not continue or that other adverse market factors will not arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements.

         The Company derives all of its cash flow from its wholly-owned subsidiaries. As a result of this holding company structure, the creditors of the Company, including the holders of the Notes, are structurally subordinated to all creditors of such subsidiaries with respect to the assets of such subsidiaries, including the lenders under the New Credit Agreement and trade creditors. Accordingly, in the event of a dissolution, bankruptcy or reorganization of any such subsidiary, the holders of the Notes will not be entitled to receive amounts from any such subsidiary until after payment in full of all creditors of such subsidiary. At September 30, 1996, the aggregate amount of indebtedness to which the holders of Notes would have been structurally subordinated was approximately $15.8 million.

         Restrictions Imposed by Terms of Indebtedness; Consequences of Failure to Comply. The terms and conditions of the Indenture, other indebtedness of Waxman Industries and the Company and the New Credit Agreement impose, and any other future indebtedness of Waxman Industries and the Company will impose, material restrictions that affect, among other things, the ability of Waxman Industries and the Company and/or their respective subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments and materially change the nature or conduct of their business. Indentures to which the Company and Waxman Industries are currently party permit the respective company to sell assets to the extent that such sales are for fair market value and the consideration received by the selling company consists of at least 85% cash or cash equivalents and the net proceeds not used to repay indebtedness senior to the securities issued under the particular indenture, or such securities, or otherwise not reinvested are used to offer to purchase the respective security issued under such indenture. The New Credit Agreement provides that the proceeds from any asset sale must be used to repay debt. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. Any such acceleration may cause a cross-default under the instruments evidencing other indebtedness of Waxman Industries and/or the Company, including the Indenture, and there can be no assurance that Waxman Industries and/or the Company would have sufficient funds to repay such obligations or assets to satisfy such obligations, including the obligations with respect to the Notes, in the event of an acceleration of such other indebtedness. See "Description of the Notes" and "Description of Other Indebtedness." The Company was in compliance with all loan covenants as of September 30, 1996.

         In addition, the New Credit Agreement requires the Borrowers to maintain cash collateral accounts into which all available funds are deposited and applied to service amounts outstanding thereunder on a daily basis. If Consumer Products and WOC, the borrowers under the New Credit Agreement, were unable to borrow under the New Credit Agreement, due to a default or due to the failure to meet any other condition required to be met thereunder prior to borrowing (including any of the representations and warranties contained therein not being correct before and after giving effect to any such borrowing), the Borrowers would be left without an available source of cash.

         Control by Principal Stockholders; Certain Anti-Takeover Effects. Waxman Industries owns all of the outstanding shares of the Company's capital stock. Approximately 18.9% of the outstanding shares of Waxman Industries' Common Stock and 82.8% of the outstanding shares of Waxman Industries' Class B common stock are beneficially owned by Melvin and Armond Waxman, brothers and the Chairman of the Board and Co-Chief Executive Officer and President and Co-Chief Executive Officer, respectively, of Waxman Industries (the "Waxman Principal Stockholders"). These holdings represent 62.0% of the outstanding voting power of Waxman Industries. Consequently, the Waxman Principal Stockholders have sufficient voting power to elect the entire Board of Directors of each of Waxman Industries and the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of Waxman Industries' and the Company's respective assets or "going private" transactions, and to prevent or cause a change in control of either Waxman Industries or the Company. In addition, Messrs. Melvin and Armond Waxman may have an interest in pursuing transactions, including transactions with affiliates, that in their judgment could enhance the value of Waxman Industries' capital stock, even though such transactions might involve risks to the holders of the Notes. In addition, certain provisions in Waxman Industries' and the Company's respective Certificates of Incorporation, By-laws and debt instruments, including the Indenture, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of either Waxman Industries or the Company and preventing certain changes in control.

         Deficiency of Earnings to Fixed Charges. For fiscal 1996 pro forma, fiscal 1995 and fiscal 1993, the Company's earnings were insufficient to cover its fixed charges by $22.9 million, $4.3 million and $7.0 million, respectively. For fiscal 1996 pro forma, earnings included the restructuring and asset impairment charge of $19.5 million and the operating charge of $14.8 million taken upon completion of management's strategic review of wholly-owned operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Foreign Sourcing. For fiscal 1996, products manufactured outside of the United States accounted for approximately 27.0% of the total product purchases made by the Company. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Operating Companies' business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Operating Companies' customers, and such delay or inability to meet delivery requirements could have an adverse effect on the Operating Companies' results of operations and on the Operating Companies' relationships with their customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Operating Companies' business until alternative supply arrangements were secured.

         Reliance on Key Customers. For fiscal 1996, fiscal 1995 and the three months ended September 30, 1996, Consumer Products' largest customers, Kmart and its subsidiary Builders Square, accounted for approximately 11.1%, 13.5% and 10.2%, respectively, of the Company's total net sales and 42.3%, 43.6% and 41.7% of Consumer Products' total net sales. During the same periods, the Company's ten largest customers accounted for approximately 22.9%, 24.1% and 25.0% of the Company's total net sales. The loss of, or a substantial decrease in, the business of one or more of the Company's largest customers could have a material adverse effect on the Company's operations. The Company was advised by Kmart that it recently conducted a review of its supply arrangements with its suppliers of plumbing and hardware products, including Consumer Products, and had determined to continue utilizing Consumer Products as a vendor. As a result, the Company believes it will retain all of its Kmart business. However, all large merchandisers review supply arrangements from time to time and there can be no assurance that this relationship will continue or as to the terms of any relationship that does continue. In addition, certain articles in the financial press in the past year have questioned the financial condition of Kmart, Consumer Products' largest customer. Furthermore, Kmart has stated that it intends to sell its Builders Square business, which accounted for approximately 24.8%, 24.7% and 24.2% of Consumer Products' net sales in fiscal 1996, fiscal 1995 and the three months ended September 30, 1996, respectively. There can be no assurance that any purchaser of Builders Square will continue to do business with the Company or to the extent it does continue to do business with the Company, as to the amount, terms or conditions of any sales by such purchaser. Since the consummation of the Barnett Public Offering, the Company and Waxman Industries rely primarily on Consumer Products for cash flow. Consumer Products' customers include D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products may be adversely affected by prolonged economic downturns or significant declines in consumer spending. There can be no assurance that any such prolonged economic downturn or significant decline in consumer spending will not have a material adverse impact on Consumer Products' business and its ability to generate cash flow.

         Relationship with Waxman Industries. Waxman Industries and certain of its subsidiaries are parties to an Intercorporate Agreement pursuant to which Waxman Industries provides certain managerial, administrative and financial services to such subsidiaries, including, among other things, financial and treasury functions, tax planning and compliance and insurance and risk management. The terms upon which these services are provided and the compensation therefor were not determined in arms' length negotiations. The subsidiaries who are a party to the Intercorporate Agreement have agreed to indemnify Waxman Industries with respect to claims arising out of the provision of these services, except with respect to losses resulting primarily from Waxman Industries' willful misconduct, bad faith or gross negligence. In addition, Waxman Industries and certain of its subsidiaries are parties to a Tax Sharing Agreement. The Company is included in the consolidated group of domestic corporations of which Waxman Industries is the common parent for federal income tax purposes and the Company's tax liability is included in the consolidated federal income tax liability of Waxman Industries. Under federal law, the Company will be subject to liability for the consolidated federal income tax liabilities of the consolidated group of which Waxman Industries is the common parent for any taxable period during which the Company or a subsidiary is a member of that consolidated group. Waxman Industries has agreed, however, to indemnify the Company for such federal income tax liability (and certain state and local tax liabilities) of Waxman Industries or any of its other subsidiaries that the Company is actually required to pay.

         Lack of Public Market. The New Notes are securities for which there currently is no active market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                     SELECTED FINANCIAL AND OPERATING DATA

         The selected consolidated historical financial data for the fiscal years ended June 30, 1996, 1995 and 1994 and as of June 30, 1996 and 1995 are derived from the audited Consolidated Financial Statements of the Company included elsewhere herein. The selected consolidated historical financial data for the 1993 fiscal year are derived from the audited financial statements of the Company not included herein. The selected consolidated historical financial data for the 1992 fiscal year are derived from the internal unaudited consolidated financial statements of the Company not included herein. The historical information as of and for the three months ended September 30, 1996 and 1995 is unaudited, but in the Company's opinion reflects all adjustments (consisting only of normal and recurring adjustments) which are necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. The results for the three months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending June 30, 1997 or any other period. The selected financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. During fiscal 1996, the Company identified an intercompany inventory reconciling item between Consumer Products and WAMI and has restated prior year financial statements to reflect the correction of this item.




                                             YEAR ENDED JUNE 30,                             THREE MONTHS ENDED SEPTEMBER 30,
                            ------------------------------------------------------------   -----------------------------------
                              1996(1)        1995         1994       1993       1992            1996(1)           1995(1)
                            ---------       ------       ------     ------     ------          ---------         --------
                                         RESTATED(2)  RESTATED(2) RESTATED(2) RESTATED(2)

Income Statement Data(3):            (amounts in thousands, except ratio data)

Net sales
    Barnett                  $127,395      $ 109,107   $ 95,225    $ 82,875    $ 72,106         $36,491           $28,856
    Consumer Products          61,723         71,971     70,707      67,480      70,040          16,082            16,770
    WOC                        43,648         46,884     43,131      44,675      47,090          11,563            11,436
    TWI                         2,301          4,342      4,508       3,413       1,313           1,743               527
                             ---------      --------   --------    --------    --------         -------           -------
    Total net sales           235,067        232,304    213,571     198,443     190,549          65,879            57,589
Cost of sales                 160,556        152,368    140,262     134,077     123,171          42,985            38,012
                             ---------      --------   --------    --------    --------         -------           -------
    Gross profit               74,511         79,936     73,309      64,366      67,378          22,894            19,577
Selling, general and
    administrative expenses    66,433         58,590     53,321      50,526      46,750          15,522            13,905
Corporate charge                4,195          3,891      4,217       3,946       3,860             826               855
Restructuring and other
    non-recurring charges      19,507          2,779       --         3,543       --               --                --
                               ------       --------   --------    --------    --------         -------           -------

Operating (loss) income(4)    (15,624)        14,676     15,771       6,351      16,768           6,546             4,817
Gain on sale of Barnett        65,917           --         --          --         --               --                --
    stock(5)
Interest expense               16,263         18,952     13,790      13,321      13,908           1,792             4,772
                              -------       --------    -------    --------    --------         -------           -------
Income (loss from
    continuing operations
    before provision for
    income taxes, minority
    interest, loss on
    disposal, extraordinary
    loss and cumulative
    effect of change in
    accounting                 34,030        (4,276)      1,981      (6,970)      2,860          4,754                 45

Provision (benefit) for
    income taxes               17,019        (1,100)      1,100      (1,960)      1,420          1,867                105

Income (loss) from
    continuing operations
    before minority interest,
    loss on disposal,
    extraordinary loss and
    cumulative effect of      -------       -------     -------     -------    --------        -------            ------
    change in accounting       17,011        (3,176)        881      (5,010)      1,440          2,887               (60)

Minority interest in
    consolidated affiliate        975           --         --          --         --             1,352              --

(Loss) on and reversal of
    loss on disposal of
    Consumer Products,
    net of tax                  6,600        (6,600)       --          --         --              --                --
Income (loss) before
    extraordinary loss and
    cumulative effect of     --------      --------     -------     -------    -------        --------          --------
    change in accounting       22,636        (9,776)        881      (5,010)     1,440           1,535               (60)

Extraordinary loss, net
    of tax benefit(6)           3,750           --         --          --         --               --               --

Cumulative effect of change
     in accounting, net of
     tax benefit(7)             4,928           --         --         1,266       --               --              4,928
                              -------      --------    --------    -------     -------        --------          --------
Net income (loss)             $13,958       $(9,776)    $   881    $ (6,276)   $ 1,440        $  1,535          $ (4,988)
                              =======       ========   ========    ========    =======        ========          ========






                                                                                                            THREE MONTHS ENDED
                                                             AS OF JUNE 30,                                    SEPTEMBER 30,
                                  --------------------------------------------------------------------  ----------------------------

                                    1996(1)      1995           1994         1993           1992          1996(1)          1995(1)
                                   ---------    ------         ------       ------         ------        ---------        --------
                                             RESTATED (2)   RESTATED (2)  RESTATED (2)    RESTATED (2)
                                            ------------   ------------   ------------    ------------

Balance Sheet Data (at end of period):
Working Capital                      $51,712    $22,522       $39,933       $86,445        $81,746          52,276           11,889
Total Assets                         133,063    154,769       167,334       155,358        165,092         139,753          142,930
Total Long-Term Debt, Excluding       43,889        985           994         1,350          1,182          44,009              938
Push-Down Debt
Push-Down Debt(8)                      5,724     87,536        87,425       110,313        110,201           5,724           87,564
Stockholder's Equity                  11,817    (20,025)       (1,090)       18,023         19,381          13,377          (30,746)
Other Data:
Ratio of earnings to fixed charges(9)   2.9x         --          1.1x            --           1.2x            3.2x             1.0x
Adjusted EBITDA(10)                       --
Barnett                               16,290     13,241        11,200         9,979          9,101           4,968            3,704

Other subsidiaries                     8,951     10,817        10,863         8,753         12,941           2,985            2,739
                                       -----     ------        ------         -----         ------         -------          -------
    Total                             25,241     24,058        22,063        18,732         22,042           7,953            6,443
                                      ======     ======        ======        ======         ======         =======          =======

Depreciation and Amortization          7,612      8,278         7,108         8,401          5,562           1,072            1,173
Capital Expenditures, net              5,166      3,995         3,338         1,396          2,732           3,086            1,466
Cash Interest Expense(11)              6,068      5,974           722           182            152
Ratio of Adjusted EBITDA to Interest    1.6x       1.3x          1.6x          1.4x           1.6x            4.4x             1.4x
Expense


--------------

(1) In January 1997, the Company consummated the Private Exchange Offers. As such, pursuant to certain Securities and Exchange Commission rules, certain June 30, 1996 and September 30, 1996 and 1995 amounts have been adjusted to reflect the push-down of the remaining Senior Subordinated
     Notes which have been (pursuant to the Private Exchange Offers) or are intended to be repaid (pursuant to additional private exchange offers) by the Company.




                                       AS PREVIOUSLY REPORTED        ADJUSTED
                                       ----------------------       ----------

Interest Expense:
Fiscal 1996                                           $15,463         $16,263
Three Months Ended
September 30,
     1996                                               1,592           1,792
     1995                                               4,572           4,772

Provision for Income
Taxes:
Fiscal 1996                                            17,319          17,019
Three Months Ended
September 30,
     1996                                               1,942           1,867
     1995                                                 180             105

Net Income (Loss):
Fiscal 1996                                          $ 14,458          13,958
Three Months Ended
September 30,
     1996                                               1,660           1,535
     1995                                              (4,863)         (4,988)

Push Down Debt:
at June 30, 1996                                           --           5,724
at September 30, 1996                                      --           5,724

Total Stockholder's Equity:
at June 30, 1996                                       17,541          11,817
at September 30, 1996                                  19,101          13,377


(2) During fiscal 1996, the Company identified an intercompany inventory reconciling item between Consumer Products and WAMI and has restated prior year financial statements to reflect the correction of this item. The effect of this restatement was as follows:



                                      As Previously Reported      As Restated
                                      ----------------------      -----------
Total Stockholder's Equity:
at June 30, 1992                                      $19,781         $19,381
at June 30, 1993                                      $19,323         $18,023
at June 30, 1994                                      $ 1,210         $(1,090)
at June 30, 1995                                     $(17,725)       $(20,025)

Operating Income:
Fiscal 1992                                           $16,968         $16,768
Fiscal 1993                                            $7,251          $6,351
Fiscal 1994                                           $16,771         $15,771

Income (loss) from
  continuing operations
  before minority interest,
  loss on disposal,
  extraordinary loss and
  cumulative effect of
  change in accounting:
Fiscal 1992                                            $1,560          $1,440
Fiscal 1993                                           $(4,470)        $(5,010)
Fiscal 1994                                            $1,481            $881

Net Income (loss):
Fiscal 1992                                           $ 1,560         $ 1,440
Fiscal 1993                                           $(5,736)        $(6,276)
Fiscal 1994                                            $1,481            $881



     Corresponding changes have been made to the consolidated balance sheets to reduce inventories.

(3) Earnings per share data is not presented and is not meaningful, as the Company is a wholly-owned subsidiary of Waxman Industries.

 4) During fiscal 1996, the Company recorded a $19.5 million restructuring and asset impairment loss, which included a $7.4 million restructuring charge primarily attributable to strategic initiatives at Consumer Products and a $12.1 asset impairment charge attributable to the Company's U.S. Lock division in accordance with SFAS 121 and a $14.8 charge related to the reduction of the carrying value of certain assets and liabilities. During fiscal 1995, the Company incurred $2.8 million in warehouse closure costs as Consumer Products' distribution network was downsized from four locations to three. See Note 3 to the Company's Consolidated Financial Statements for further discussion. During fiscal 1993, the Company recorded a $3.5 million restructuring charge which included $2.0 million representing the estimated loss to be incurred upon the proposed disposal of two businesses and $1.5 million representing costs incurred to consolidate administrative functions and transfer two of Consumer Products' domestic packaging facilities to Mexico.

(5) Reflects the gain on the Barnett Public Offering as further described in Note 2 to the Consolidated Financial Statements.

(6) Represents deferred financing costs written off due to the repayment and refinancing of debt as further described in Notes 2 and 5 to the Consolidated Financial Statements.

(7) See Note 4 to the Consolidated Financial Statements for a discussion regarding the cumulative effect of a change in accounting in fiscal 1996 for procurement costs of $4.9 million, net of applicable tax benefit of $3.3 million. In fiscal 1993, a cumulative effect of a change in accounting of $1.3 million, net of applicable tax benefit of $0.8 million, was made for certain distribution center start up and catalog development costs.

(8) Pursuant to certain Securities and Exchange Commission rules, the Consolidated Financial Statements have been adjusted to reflect the push-down of certain indebtedness from Waxman Industries comprised of (a) the debt retired upon consummation of the Private Exchange Offers and the Initial Private Exchange Offer and (b) the debt which was guaranteed by the Company and which management retired with a portion of the proceeds from the Barnett Public Offering. Refer to Notes 5 and 13 to the Consolidated Financial Statements for a further description of the push-down debt.

(9)  For purposes of calculating this ratio, "earnings" consist of income
     (loss) from continuing operations before provision (benefit) for income taxes, minority interest, loss on disposal, extraordinary loss and cumulative effect of change in accounting and fixed charges, and "fixed charges" consist of interest expense, including the interest portion of rental obligations on capitalized and operating leases (which is deemed by the Company to be one-third of all of its rental obligations with respect to operating leases). For fiscal 1995 and fiscal 1993, earnings were insufficient to cover fixed charges by $4.3 million and $7.0 million, respectively.

(10) Adjusted EBITDA represents income (loss) from continuing operations before provision (benefit) for income taxes, minority interest, loss on disposal, extraordinary loss and cumulative effect of change in accounting plus interest expense, restructuring and asset impairment losses (which were primarily non-cash) of $19.5 million, $2.8 million and $3.5 million in fiscal 1996, 1995 and 1993, respectively, depreciation and amortization, less the gain on sale of Barnett Common Stock of $65.9 million in fiscal 1996. The Company has included adjusted EBITDA data (which is not a measure of financial performance under generally accepted accounting principles) because such data is used by certain investors to measure the ability to service debt. EBITDA is not presented herein as an alternative to net income, as an indicator of the Company's operating performance or cash flows, or as a measure of liquidity, but rather to provide additional information relating to the Company's ability to service its debt. Fiscal 1993 EBITDA has been adjusted to reflect the inventory adjustments of $1.0 million (included in cost of sales) and fiscal 1996 EBITDA has been adjusted to reflect the write-down of assets upon completion of management's strategic review of its wholly-owned operations of $14.8 million (as discussed in Note 3 to the Consolidated Financial Statements).

(11) Cash interest expense reflects the Company's interest expense less push-down interest expense and the amortization of debt issuance costs.

         SELECTED UNAUDITED PRO FORMA OPERATING DATA AND BALANCE SHEET
                       (In thousands, except ratio data)


     The following unaudited pro forma consolidated statements of operations for the fiscal year ended June 30, 1996 and the three months ended September 30, 1996 and the balance sheet as of September 30, 1996 were derived by adjusting the consolidated financial statements of the Company to reflect the consummation of the Private Exchange Offers, the Initial Private Exchange Offer and the Barnett Public Offering and the application of the net proceeds therefrom to repay certain indebtedness as described in "Recent Developments" and the push-down of the remaining outstanding principal amount of Senior Subordinated Notes as the Company intends to continue to pursue the exchange of Old Notes for the remaining outstanding principal amount of Senior Subordinated Notes pursuant to additional private exchange offers as if each had occurred as of the beginning of the period.

     The pro forma adjustments are based on currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and notes thereto. The unaudited pro forma consolidated financial data does not purport to represent what the results of operations or financial position of the Company would actually have been if the aforementioned transactions had occurred as of the beginning of the period, or to project the results of operations or financial position for any future periods or at any future date.




INCOME STATEMENT DATA:                                                                      For the three months ended
                                          Year Ended June 30, 1996                            September 30, 1996
                              --------------------------------------------------   --------------------------------------------
                                                  Pro Forma                                          Pro Forma
                               Historical        Adjustments       Pro Forma         Historical      Adjustments     Pro Forma
                              --------------- -----------------  ---------------    -----------     -------------  ------------

Income Statement Data:
Net sales                          $235,067            $      -         $235,067        $65,879         $      -        $65,879
Cost of sales                       160,556                   -          160,556         42,985                -         42,985

                              ---------------  ----------------  ---------------    -----------     -------------    -----------
     Gross profit                    74,511                   -           74,511         22,894                -         22,894
Selling, general and
administrative expenses              66,433              150 (1)          66,583         15,522                -         15,522
Corporate charge                      4,195                   -            4,195            826                -            826
Restructuring and asset
impairment loss                      19,507                   -          19,507              -                 -              -

                              --------------  ----------------  ---------------    -----------      ------------     -----------
     Operating income (loss)        (15,624)             (150)          (15,774)         6,546                            6,546
Gain on sale of Barnett stock        65,917            65,917 (2)             -              -                 -              -
Interest expense                     16,263            (9,098)(3)         7,165          1,792            (31)(3)         1,761
     Income (loss) from
     continuing operations
     before provision for
     income taxes, minority
     interest, loss on
     disposal, extraordinary
     loss and cumulative
     effect of change         -------------   ----------------  ---------------    -----------     ------------     -----------
     in accounting                   34,030           (56,969)          (22,939)         4,754             31             4,785

Provision (benefit) for income
taxes                                17,019           (21,648)(4)        (4,629)         1,867             12(4)          1,879
     Income (loss) from
     continuing operations
     before minority interest,
     loss on disposal,
     extraordinary loss and
     cumulative effect of
     change in                -------------   ----------------  ---------------    -----------     ------------     -----------
     accounting                      17,011           (35,321)         (18,310)          2,887              19            2,906

Minority interest                       975             3,955 (5)        4,930           1,352               -            1,352
     Income (loss) from
     continuing operations
     before loss on disposal,
     extraordinary loss and
     cumulative effect of
     change  in              --------------   ----------------  ---------------    -----------     ------------     -----------
     in accounting               $   16,036       $    (39,276)     $  (23,240)     $    1,535     $         19       $   1,554
                             ==============   ================  ===============    ===========     ============     ===========
OTHER DATA:
Ratio of earnings to fixed
charges (6)                            2.9x                                   -            3.2x                            3.3x
Adjusted EBITDA (7)
     Barnett                       $ 16,290             $1,192 (8)      $17,482         $4,968                           $4,968



INCOME STATEMENT DATA:                                                                  For the three months ended
                                         Year Ended June 30, 1996                            September 30, 1996
                             -------------------------------------------------   ----------------------------------------------
                                                 Pro Forma                                        Pro Forma
                              Historical        Adjustments         Pro Forma     Historical      Adjustments       Pro Forma
                             --------------    -------------     --------------  -------------   -------------     ------------


     Other USA subsidiaries           8,951            (1,342)            7,609          2,985                           2,985
                             ---------------   --------------    --------------  -------------   -------------     ------------
     Total                       $   25,241       $      (150)          $25,091       $  7,953    $     -            $   7,953
                             ===============   ==============    ==============  =============   =============     ============
Ratio of Adjusted EBITDA to
Interest Expense (9)                   1.6x                                1.2x           4.4x                            1.7x


                       UNAUDITED PRO FORMA BALANCE SHEET



                                                   As of September 30, 1996
                                        ------------------------------------------------
                                                             Pro Forma
                                          Historical        Adjustments       Pro Forma
                                          ----------        -----------       ---------

Current Assets
        Cash                                   1,211                  -            1,211
     Accounts Receivable, Net                 38,176                  -           38,176
     Inventories                              64,533                  -           64,533
        Prepaid Expenses                       3,041                  -            3,041
                                          ----------      -------------        ---------
             Total Current Assets            106,961                  -          106,961

Property and Equipment, net                   17,014                  -           17,014
Cost of Businesses in Excess of
Net Asset Acquired, Net                       13,215                  -           13,215
Other Assets                                   2,563                  -            2,563
                                          ----------       ------------        ---------
                                            $139,753                  -         $139,753
                                            ========                           =========
Current Liabilities:
Current Portion of Long-Term
Debt                                         $14,797                  -          $14,797
Accounts Payable                              28,719                  -           28,719
Accrued Liabilities                           11,169                  -           11,169
                                            --------                           ---------
     Total Current Liabilities                54,685                  -           54,685

Long Term Debt, Net of Current
Portion                                          983                  -              983
Senior Notes                                  43,026              4,829 (10)      47,855
Push-down Debt                                 5,724             (4,829)(10)         895

Minority Interest                             21,958                  -           21,958

Stockholder's Equity:
     Preferred Stock                               -                  -                -
     Common Stock                                  -                  -                -
     Advances to Waxman
     Industries                              (16,987)                 -          (16,987)
     Paid-in Capital                          21,462                  -           21,462



                                                  As of September 30, 1996
                                         -----------------------------------------------
                                                           Pro Forma
                                          Historical       Adjustments       Pro Forma
                                         -----------     --------------     ------------

    Retained Earnings                          9,216            -                 9,216
                                         -----------     --------------     ------------
                                              13,691            -                13,691

Cumulative currency translation
adjustment                                      (314)                              (314)
                                         -----------     --------------     -------------
     Total Stockholder's Equity               13,377                             13,377
                                         ------------    --------------     ------------
                                            $139,753     $      -              $139,753
                                         ============    ==============     ============

       NOTES TO SELECTED UNAUDITED PROFORMA OPERATING DATA AND BALANCE SHEET

(1) Reflects the inclusion of a full fiscal year of public company costs for Barnett.

(2) Reflects the exclusion of the gain on sale of Barnett Common Stock as it is non-recurring and directly attributable to the Barnett Public Offering.

(3) Reflects (i) the elimination of interest expense and associated amortization of deferred debt issuance costs related to the application of the net proceeds from the Initial Private Exchange Offer, the Private Exchange Offers and Barnett Public Offering to repay certain indebtedness as described in "Prospectus Summary--Background of Exchange Offer; Recent Securities Offering and Related Matters" and (ii) the incurrence of interest expense related to the Notes.



                                            For the Twelve Months                      For the Three Months
                                            Ended June 30, 1996                      Ended September 30, 1996
                                 ------------------------------------------     ----------------------------------------
                                                 Pro Forma                                  Pro Forma
                                                -----------                                -----------
                                 Historical    Adjustments       Pro Forma       Historical    Adjustments     Pro Forma
                                 -----------   ------------    ------------     -----------    -----------     ---------

Operating Companies                  $ 3,813     $(3,098)           $ 715         $ 244             --            $ 244
Revolving Credit Facility/
New Credit Agreement
Term Loan/New Term Loan                1,132        (669)             463           108             --              108
Notes                                  1,231       4,240            5,471         1,197            134            1,331
Other Notes                              391          --              391            43             --               43
Push-Down Debt:
     Senior Secured Notes              4,204      (4,204)              --            --             --               --
     Senior Subordinated               5,492      (5,367)             125           200           (165)              35
     Notes
                                 -----------  -------------   --------------     ---------     -----------    -----------
Total interest expense              $ 16,263    $ (9,098)        $  7,165       $ 1,792          $ (31)        $  1,761
                                 ===========  =============   ==============     =========     ===========    ===========



(4)  Reflects the tax effect of the adjustments referred to in footnotes (1),
     (2) and (3) above at the effective tax rate of approximately 38%.

(5) Reflects the minority stockholders' interest in the pro forma results of Barnett. In accordance with the provisions of ARB No. 51 paragraphs 1 and 2 and Regulation 210.3A-02 of Regulation S-X, the Company will continue to consolidate Barnett in its financial statements.

(6) Earnings were insufficient to cover fixed charges on a pro-forma basis by $22.3 million. Earnings included the restructuring and asset impairment charge of $19.5 million and the operating charge of $14.8 million recorded upon completion of management's strategic review of wholly-owned operations (as further discussed in Note 3 to the Consolidated Financial Statements).

(7) Adjusted EBITDA represents income from continuing operations before provision for income taxes, minority interest, loss on disposal, extraordinary loss and cumulative effect of change in accounting plus interest expense, restructuring and asset impairment loss (which was primarily non-cash) of $19.5 million, depreciation and amortization, less the gain on sale of Barnett Common Stock of $65.9 million. The Company has included adjusted EBITDA data (which is not a measure of performance under generally accepted accounting principles) because such data is used by certain investors to measure the ability to service debt. EBITDA is not presented herein as an alternative to net income, as an indicator of the Company's operating performance or cash flows, or as a measure of liquidity, but rather to provide additional information relating to the Company's ability to service its debt. Historical and pro forma EBITDA has been adjusted to reflect the write-down of assets upon completion of management's strategic review of its wholly-owned operation of $14.8 million.

(8) Represents a corporate charge to Barnett of $1.3 million in fiscal 1996 which has been discontinued as a result of the Barnett Public Offering less inclusion of public company costs as explained in (1) above.

(9) For pro forma purposes, EBITDA of Barnett is not included as a result of the Barnett Public Offering.

(10) Reflects the repayment of certain indebtedness in connection with the Private Exchange Offers.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the Selected Financial Data and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere herein.

GENERAL

         The Company operates in a single business segment -- the distribution of plumbing, electrical and hardware products. The Company's business is conducted primarily through Consumer Products and Barnett.

         In August 1995, the Company announced that it had decided to sell its Consumer Products business and entered into a letter of intent, which subsequently expired, which contemplated the sale of the Consumer Products business, together with certain supporting operations and certain home center accounts now serviced by Barnett, to a group consisting of HIG Capital Management of Miami, Florida along with certain members of Consumer Products' existing management team for an aggregate cash purchase price of $50 million plus other consideration which would have given Waxman Industries approximately a 25% economic interest in Consumer Products on a going forward basis. Since the consummation of the Barnett Public Offering, the Company ceased its efforts to sell Consumer Products and instead retains and continues to operate Consumer Products and, for fiscal 1996, reported its results as a continuing operation.

         On February 1, 1996, Barnett filed a registration statement with the Commission with respect to the Barnett Public Offering. On March 28,1996, the registration statement with respect to the Barnett Public Offering was declared effective and on April 3, 1996, the Barnett Public Offering was consummated. In such offering, 7,207,200 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and the Company at an initial public offering price per share of $14.00 resulting in aggregate net proceeds of $92.6 million. As of October 11, 1996, as a result of the Company's conversion of a portion of the convertible non-voting preferred stock of Barnett to Barnett Common Stock during the fiscal 1996 fourth quarter, the Company owns approximately 49.9% of the Barnett Common Stock and, together with its remaining convertible non-voting preferred stock of Barnett owned by the Company, approximately a 54% economic interest in the capital stock of Barnett.

         The Company recorded a $65.9 million pre-tax gain from the sale of Barnett Common Stock in fiscal 1996.

         In connection with the Barnett Public Offering and as part of Waxman Industries' efforts to decrease its leverage and increase its financial flexibility, the Company consummated the Initial Private Exchange Offer pursuant to which it exchanged $43,026,000 principal amount of the Old Notes for a like principal amount of Senior Subordinated Notes and in connection therewith solicited consents to certain amendments to the indenture pursuant to which the Senior Subordinated Notes were issued. Generally, the amendments to the Senior Subordinated Note indenture eliminated virtually all of the restrictive covenants and events of default previously contained in such indenture. In order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, the Company filed a registration statement with the Commission with respect to the Registered Exchange Offer whereby $43,026,000 aggregate principal amount of New Notes were offered in exchange for Old Notes in order to permit the holders of the Old Notes to offer and sell the New Notes under the Act. Such registration statement was declared effective on October 29, 1996 and the Registered Exchange Offer was consummated on December 3, 1996. The Company exchanged $43,025,000 principal amount of New Notes for a like principal amount of Old Notes.

         In January 1997, the Company consummated the Private Exchange Offers pursuant to which it exchanged $4,829,000 of the Company's Old Notes for a like principal amount of Waxman Industries' Senior Subordinated Notes. The Initial Private Exchange Offer and the Private Exchange Offers decreased the Company's cash interest burden and extended the maturity of the Senior Subordinated Notes exchanged in the Initial Private Exchange Offer and the Private Exchange Offers until September 1, 2001.

         In connection with the likely completion of the Barnett Public Offering and consequent retention of the Consumer Products business, the Company embarked upon a strategic review of Consumer Products and its other wholly-owned operations, taking into account the difficulties encountered during the sale process of Consumer Products, as well as the recent weaknesses in the industry in which the Company competes. As a result of management's review and refocus of Consumer Products as a continuing operation and consistent with its strategic direction, an $11.9 million charge, primarily for a reduction in the carrying value of day to day operating assets and liabilities, has been recorded by Consumer Products in operating results; which represented an increase of $6.9 million to cost of goods sold and $5.0 million to selling, general and administrative expenses. Such charge, comprised of $7.7 million and $4.2 million recorded in the fiscal 1996 third quarter and fourth quarter, respectively, included $5.1 million for the impairment and write-down of inventory, $2.7 million for certain accounts receivable balances, $2.0 million representing a portion of the costs of developing a management information system, $0.5 million of abandoned product development costs, and $1.6 million for various liabilities.

         The traditional customers of certain of WOC's operations, smaller retail establishments, have been adversely affected by the movement by large national retailers to expand in more rural locations and to compete with such smaller retail establishments. In addition, the market has been increasingly impacted by the availability of lower cost foreign sourcing to both domestic and foreign competitors. In connection with management's strategic review of its other wholly-owned operations and as a result of business factors affecting these other operations, including increased competition from multi-category retailers and competitive pricing from overseas competitors, the effect of which was exacerbated by excess manufacturing capacity at the Company's foreign facilities, the Company recorded an additional charge of $2.9 million in the fiscal 1996 fourth quarter operating results primarily for a reduction in the carrying value of day to day operating assets and liabilities. Such charge included $1.7 million to reduce the carrying value of inventory and other assets at WOC and TWI, $0.4 million of accelerated depreciation as a result of a change in the estimated useful lives of certain property and equipment and $0.8 million for various liabilities.

         In addition, during the fourth quarter of fiscal 1996, the Company recorded a $19.5 million pre-tax restructuring and asset impairment charge. Below is a summary of the components comprising such charge:


                                                             (In millions)

         Exiting product lines                                   $  4.1
         Warehouse closure costs                                    1.3
         Reduction of excess capacity                               1.1
         Other                                                      0.9
         Asset impairment                                          12.1
                                                                  -----
                  Total                                           $19.5
                                                                  =====


         Exiting product lines: In furtherance of its efforts to strengthen the Consumer Products business, the Company has decided to eliminate Consumer Products' electrical product line and reduce the number of individual products offered in its plumbing and floor care product lines. These actions will enable Consumer Products to reduce fixed costs as well as optimize and focus its product offerings to its major retail customers. Consumer Products is currently winding down the servicing of the electrical product line as well as reducing the number of products offered in its plumbing and floor care product lines and does not expect to incur cash outlays for these reductions. The $4.1 million charge is primarily for the write-down of related inventory of which $1.8 million has been disposed of as of June 30, 1996.

         Warehouse closure costs: During the fourth quarter of 1996, the Company downsized Consumer Products' distribution network from three locations to two and as a result incurred warehouse closure costs of $1.3 million. The remaining accrual at June 30, 1996 is $0.8 million. The warehouse closure costs include costs associated with the remaining noncancellable term of an operating lease of $0.3 million, incremental employee salaries and benefits associated with closing the warehouse of $0.5 million, loss on fixed assets of $0.2 million and other miscellaneous expenses associated with the closing of $0.3 million.

         Reduction of excess capacity: With the discontinuance and downsizing of Consumer Products' product lines, the foreign operations which support Consumer Products identified excess capacity in both buildings and equipment. As such, a $1.1 million charge was recorded to reduce the net book value of buildings by $0.8 million and equipment by $0.3 million.

         Other: In connection with the strategic review, a division of WOC discontinued certain product offerings which resulted primarily in a write-down of inventory and excess equipment.

         Asset Impairment: The asset impairment charge of $12.1 million relates to the Company's U.S. Lock division. Due to the continued decline in the locksmith industry brought about by the competitive nature of the D-I-Y retail market, as required by SFAS No. 121 "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed of," the Company expensed $9.8 million of good will and $2.3 million of property and equipment, as the carrying value for the division exceeded the fair value. Fair value was determined based on a multiple of cash flows.

         Effective July 1, 1995, the Company changed its method of accounting for procurement costs. Procurement costs represent the amount paid in connection with a customer's commitment to purchase products from the Company for a specified period. The amount capitalized is the consideration paid by the Company to the new or existing customer (x) for the right to supply such customer for a specified period and (y) to purchase competitor's merchandise that the customer has on hand when it changes suppliers, less the salvage value received by the Company. The Company believes that amortization in the fiscal year incurred for such costs is consistent with the Company's strategic review of Consumer Products and is preferable due to the uncertainty of today's competitive retail environment. Previously, the Company amortized these costs over the period deemed to be benefitted. The cumulative effect of this change on prior years of $4.9 million, net of applicable income tax benefit of $3.3 million, is reported separately in the fiscal 1996 consolidated statement of operations. The additional effect of the change in fiscal 1996 was to decrease the operating loss by $2.1 million.

         The Company recorded an extraordinary charge of approximately $3.8 million, net of applicable taxes of $2.5 million, in fiscal 1996 related to a premium paid on the retirement of the Senior Secured Notes and the accelerated amortization of the related unamortized debt discount and debt issuance costs attributed to indebtedness repaid from the net proceeds of the Barnett Public Offering and the Old Notes and the New Credit Agreement.

         In the event Consumer Products were to either lose Kmart as a customer or Kmart were to significantly curtail its purchases from Consumer Products, there would be material short term adverse effects until the Company could modify Consumer Products' cost structure to be more in line with a reduced revenue base. See "Risk Factors -- Reliance on Key Customers."

RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

         During fiscal 1996, the Company identified an intercompany inventory reconciling item between Consumer Products and WAMI and has restated prior year financial statements to reflect the correction of this item. See Note 12 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

         The following table sets forth certain items reflected in the Company's Consolidated Statements of Operations as a percentage of net sales:




                                                         PERCENTAGE OF NET SALES                THREE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                     SEPTEMBER 30,
                                                    -------------------------------------      ---------------------


Net sales                                             100.0%         100.0%        100.0%        100.0%       100.0%
Costs of sales                                         68.3%          65.6%         65.7%         65.2%        66.0%
Gross profit                                           31.7%          34.4%         34.3%         34.8%        34.0%
Selling, general and
    administrative expenses                            28.2%          25.2%         25.0%         23.6%        24.1%
Corporate charge                                        1.8%           1.7%          2.0%          1.3%         1.5%
Restructuring and other non-
  recurring charges                                     8.3%           1.2%          --            --


                            PERCENTAGE OF NET SALES




                                                                                                 THREE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                   SEPTEMBER 30,
                                                       ---------------------------------         -------------------

                                                        1996           1995         1994           1996         1995
                                                        ----           ----         ----           ----         ----
                                                                                  restated

Operating income (loss)                                (6.6%)          6.3%          7.3%          9.9%         8.4%
Gain on sale of Barnett stock                          28.0%           --            --            --           --
Interest expense                                        6.6%           8.1%          6.4%          2.7%         8.3%
Income (loss) from
  continuing operations before
  income taxes, minority interest,
  loss on disposal, extraordinary
  loss and cumulative effect of
  change in accounting                                 14.8%          (1.8%)         0.9%          7.2%         0.1%
Provision (benefit) for income
  taxes                                                 7.4%          (0.4%)         0.5%          2.8%         0.2%
Income (loss) from continuing
  operations before minority
  interest, loss on disposal,
  extraordinary loss and
  cumulative effect of change in
  accounting                                            7.4%          (1.4%)         0.4%          4.4%        (0.1%)
Minority interest in consolidated
 affiliate                                               .4%            --            --           2.1%          --
   (Loss) on and reversal of loss
     on disposal of Consumer
     Products, net of tax                               2.8%          (2.8%)          --            --           --
Income (loss) before
 extraordinary
  loss and cumulative effect of
  change in accounting                                  9.8%          (4.2%)         0.4%          2.3%        (0.1%)
Extraordinary loss, net of tax
  benefit                                               1.6%            --            --            --           --
Cumulative effect of change in
  accounting, net of tax benefit                        2.0%            --            --            --          8.6%
Net income (loss)                                       6.2%          (4.2%)         0.4%          2.3%        (8.7%)




THREE MONTHS ENDED SEPTEMBER 30, 1996 VS. THREE MONTHS ENDED SEPTEMBER 30, 1995

NET SALES

         The Company's net sales for the three months ended September 30, 1996 totaled $65.9 million, an increase of 14.4% compared to $57.6 million in the comparable quarter in fiscal 1996. Such increase is primarily attributable to the introduction by Barnett of 1,031 new products and the expansion of Barnett's telesales operations by 19 telesalespersons over the prior year. Sales from products introduced over the past twelve months accounted for $3.2 million of such increase. In addition, an expanded promotional flyer campaign increased the number of Barnett's active customers from 39,000 to 43,000, contributing $1.3 million to the increase in net sales for the first quarter of fiscal 1997 as compared to the same period in fiscal 1996.

         The Company's wholly-owned operations recorded a net sales increase of 2.3%, accounting for the remaining increase in the Company's net sales. Such increase is attributable to additional market opportunities that became available as a result of the Company's strengthened financial position, an increase in direct selling activities from the Company's foreign operations and an improved economic environment for most of the Company's products. The increase was partially offset by decreased demand from some of the Company's larger customers, the highly competitive retail industry and Consumer Products discontinuance of certain lower margin product lines.

GROSS PROFIT

         Consolidated gross profit increased by 16.9% to $22.9 million in the three months ended September 30, 1996, as compared to $19.6 million in the corresponding prior year period. Consolidated gross profit margin improved to 34.8% in the quarter ended September 30, 1996 from 34.0% for the comparable period last year. Barnett's gross profit for the quarter ended September 30, 1996 increased by 28.8% to $12.4 million as gross profit margins improved over the comparable quarter last year. The improvements were the result of favorable vendor program changes, including additional volume incentive programs.

         Gross profit for the Company's wholly-owned operations for the first quarter of fiscal 1997 amounted to $10.5 million, an improvement of 5.6% over $10.0 million in the corresponding period in fiscal 1996. The gross profit margin improved by 3.2%, and was 35.8% in the quarter ended September 30, 1996 as compared to 34.7% for the quarter ended September 30, 1995, primarily due to the discontinuance of lower margin product lines.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses ("SG&A") increased from $13.9 million for the quarter ended September 30, 1995 to $15.5 million for the current quarter. As a percentage of net sales, SG&A decreased from 24.1% for the first quarter of fiscal 1996 to 23.6% for the first quarter of fiscal 1997. Barnett's SG&A for the first quarter of fiscal 1997 increased to $8.0 million from $6.3 million in the comparable period last year. The increase was the result of the addition of 19 telesalespersons, an expansion of Barnett's marketing staff, an enhanced commitment to a "same day" shipping policy and a reduction in prepaid freight minimums to customers, as well as public costs for Barnett as an independent public company. As a percentage of net sales, Barnett's SG&A were relatively unchanged for the comparable quarters.

         SG&A for the Company's wholly-owned operations decreased slightly, and as a percentage of sales, improved to 25.6% in the first quarter of fiscal 1997 as compared to 26.3% in the same quarter of fiscal 1996. The improvement is primarily due to higher sales, and the write down of goodwill and other assets resulting from the adoption of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in the fourth quarter of fiscal 1996.

CORPORATE CHARGE

         Corporate charge decreased to $0.8 million, or 1.3% of net sales, for the fiscal 1997 first quarter compared to $0.9 million, or 1.5% of net sales, for the comparable quarter last year. Corporate charges are allocations of expenses that Waxman Industries incurs to support its corporate activities. Since the Barnett Public Offering, Waxman Industries no longer allocates a corporate charge to Barnett. The slight improvement between years is a result of a decrease in general and administrative expenses at Waxman Industries.

INTEREST EXPENSE

         For the quarter ended September 30, 1996, interest expense totaled $1.8 million, a decrease of $3.0 million from $4.8 million in the comparable quarter last year. The decrease is primarily due to the repayment of debt with proceeds from the Barnett Public Offering. Average borrowings for the current year's quarter amounted to $63.5 million, with a weighted average interest rate of 11.8%, as compared to $151.1 million in the same quarter last year with a weighted average interest rate of 12.3%.

PROVISION FOR INCOME TAXES

         The provision for income taxes amounted to $1.9 million and $0.1 million for the first quarter of fiscal 1997 and 1996, respectively. The provision for the current quarter primarily represents Barnett's tax provision and state and foreign taxes of the Company's wholly-owned operations. The difference between the effective and statutory tax rates is primarily due to domestic losses not benefited and goodwill amortization.

         With the completion of the Barnett Public Offering, Barnett is no longer included in the consolidated tax return of the Company and is unable to benefit from the Company's net operating loss carryforwards. In accordance with the provisions of SFAS No. 109, the Company is unable to benefit from its losses in the current year.

MINORITY INTEREST IN CONSOLIDATED AFFILIATE

         The Company recorded a charge of $1.4 million for the quarter ended September 30, 1996 for the 50.1% of Barnett's net income associated with outside stockholders' common stock interest.

NET LOSS

         The Company's net income for the quarter ended September 30, 1996 amounted to $1.5 million, an improvement over the loss of $60,000 before the cumulative effect of the change in accounting in the first quarter of fiscal 1996. In the first quarter of fiscal 1996, the Company also recorded a charge for the cumulative effect of the change in accounting of $4.9 million, net of a tax benefit of $3.3 million, resulting in a net loss of $5.0 million.

YEAR ENDED JUNE 30, 1996 VS. YEAR ENDED JUNE 30, 1995

NET SALES

         The Company's net sales increased $2.8 million, or 1.2%, to $235.1 million in fiscal 1996 from $232.3 million in the prior year.

         Barnett's net sales increased $18.3 million, or 16.8%, to $127.4 million in fiscal 1996 from $109.1 million in the prior year. Approximately 78.1% of the increase in Barnett's net sales is attributable to the telesales operations, primarily resulting from increased sales by existing telesalespersons and the addition of 25 telesalespersons compared to the prior year. Contributing to the overall increase in net sales was a net increase of 400 in the total number of products offered by Barnett, which generated approximately $6.6 million of the net sales increase, as well as an increase in active customers to 42,000 from 38,000 which accounted for approximately $4.6 million of the net sales increase during fiscal 1996.

         Approximately $3.0 million of Barnett's net sales increase is attributable to Barnett's inclusion of direct sales in net sales commencing July 1, 1995. While these products are shipped directly to the customer from the original equipment manufacturer, Barnett takes title to the products sold and provides services to the customer and supplier including marketing, technical assistance and credit and collection activities. Prior to July 1, 1995, direct sales were immaterial and were included in the financial statements as a net reduction to cost of goods sold. Barnett has intensified its focus on its direct sales program during the current year and consequently, direct sales for the fiscal 1996 increased 66.5% over the corresponding prior year.

         Consumer Products' net sales decreased $10.3 million, or 14.2% , to $61.7 million in fiscal 1996 from $72.0 million in the prior year. The decrease in Consumer Products' net sales is primarily due to the weakening retail environment, the loss of two customers and the prior year's net sales being positively impacted by the expansion of Consumer Products' business with several of its large customers. Such expansion included initial opening orders of $2.5 million.

         WOC's and TWI's net sales decreased $5.2 million, or 10.3%, to $46.0 million in fiscal 1996 from $51.2 million in the prior year. The decrease in net sales at WOC is primarily the result of lower selling prices caused by fluctuations in copper prices and the discontinuance of certain low-margin accounts. The decrease in net sales at TWI is primarily the result of lower volume on external sales as additional emphasis was placed on supplying intercompany shipments.

GROSS PROFIT

         Consolidated gross profit margin decreased to 31.7% of net sales in fiscal 1996 from 34.4% of net sales in the prior year. The decrease is primarily attributable to the Consumer Products business as a result of additional cost of goods sold charges of $6.9 million recorded in the current year related to management's strategic review of its wholly-owned operations and is primarily comprised of certain inventory carrying costs, which are included in the $11.9 million charge described above. Also affecting the gross profit margin decreases for Consumer Products was a strong sales mix from the expansion of the business in fiscal 1995 and to a lesser extent, increased supplier costs in the current year. Barnett's gross profit decreased to 33.5% for fiscal 1996 from 34.2% for last year as a result of the increased revenues from the above mentioned direct ship programs. Excluding the effect of the direct shipments, Barnett's gross profit margin remained basically unchanged between years. The Company's other operations also experienced small decreases in gross profit margin partially offset by continued improved margins at a Mexican subsidiary.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased by $7.8 million, or 13.4%, to $66.4 million for fiscal 1996 from $58.6 million for the prior year. As a percentage of net sales, these expenses represented 28.2% in fiscal 1996 compared to 25.2% in fiscal 1995. The increase in SG&A expenses is primarily the result of the current period charges attributed to management's strategic review of its wholly-owned operations which were recorded at the Consumer Products business of $5.0 million and $2.9 million at the Company's other wholly-owned operations. SG&A expenses were also impacted at Consumer Products as a result of recording additional bad debt expense primarily as a result of the weakening retail environment, which the Company expected would make collection of certain accounts receivable balances questionable with certain customers undertaking Chapter 11 proceedings. SG&A expenses as a percentage of net sales decreased at Barnett and increased at WOC as a result of changes in sales volumes.

CORPORATE CHARGE

         Corporate charge increased to $4.2 million, or 1.8% of net sales, for fiscal 1996 compared to $3.9 million, or 1.7% of net sales, for fiscal 1995. Corporate charges are allocations to the Company of expenses that Waxman Industries incurs to support its corporate activities. The increase between years is a result of increased general and administrative expenses at Waxman Industries.

INTEREST EXPENSE

         Interest expense decreased to $16.3 million for fiscal 1996 from $19.0 million in the prior year. Average borrowings decreased from $153.7 million to $126.5 million between years and the weighted average interest rate decreased from 12.8% to 11.7% during the same period. The decrease in average borrowings is due to the repayment of indebtedness from the net proceeds of the Barnett Public Offering in the fourth quarter of fiscal 1996.

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

         Pre-tax results increased to income of $34.0 million in fiscal 1996 from a loss of $5.1 million in fiscal 1995 due to the gain on sale of Barnett Common Stock offset by the restructuring and asset impairment loss. Pre-tax results include foreign operations loss of $1.3 million in fiscal 1996 and $0.4 million in fiscal 1995. The decrease in foreign operations' results between years is primarily the result of a $1.1 million restructuring charge in fiscal 1996 for the write-down of buildings and equipment due to excess capacity.

INCOME TAXES

         The provision for income taxes was $17.0 million for fiscal 1996 as compared to a benefit of $1.1 million in fiscal 1995. The effective tax rate in fiscal 1996 was 50.0% compared to 25.7% in 1995. Differences between the effective tax rate and the statutory rate are primarily a result of state and foreign taxes and goodwill amortization which is not deductible for tax purposes.

REVERSAL OF LOSS ON DISPOSAL

         Upon consummation of the Barnett Public Offering, the Company ceased its efforts to sell Consumer Products. The $6.6 million loss net of applicable income tax benefit of $4.4 million recorded at June 30, 1995 was reversed in fiscal 1996.

YEAR ENDED JUNE 30, 1995 VS. YEAR ENDED JUNE 30, 1994

NET SALES

         The Company's net sales increased $18.7 million, or 8.8%, to $232.3 million in fiscal 1995 from $213.6 million in fiscal 1994.

         Barnett's net sales increased $13.9 million, or 14.6%, to $109.1 million in fiscal 1995 from $95.2 million in 1994. Approximately 91.8% of the increase in Barnett's net sales is attributable to the telesales operations, primarily resulting from increased sales by existing telesalespersons and the addition of 13 telesalespersons in fiscal 1995. Contributing to the overall increase in net sales was a net increase of 200 in the total number of products offered by Barnett which generated approximately $6.9 million of additional net sales and an increase of active customers to 38,000 from 36,000 which accounted for approximately $3.8 million of the net sales increase. The increased net sales can also be partially attributed to Barnett's other successful marketing programs, including the introduction of a new catalog in fiscal 1995 directed to its hardware store customers, coupled with new merchandising strategics which offer comprehensive customer services.

         Consumer Products' net sales increased $1.3 million, or 1.8%, to $72.0 million in fiscal 1995 from $70.7 million in fiscal 1994. The increase in Consumer Products' net sales was primarily the result of the expansion of Consumer Products' business with several of its large customers. The opening orders for this additional business, which totaled approximately $2.5 million, were shipped during the first fiscal quarter. This increase was offset due to the consolidation of two regional do-it-yourself retailers which resulted in the loss of a customer.

         WOC's and TWI's net sales increased $3.6 million, or 7.5%, to $51.2 million in fiscal 1995 from $47.6 million in fiscal 1994. This increase is primarily the result of changes in volume and higher sales prices associated with copper products.

GROSS PROFIT

         Gross profit increased from $73.3 million in fiscal 1994 to $79.9 million in fiscal 1995. Gross profit margin increased from 34.3% for fiscal 1994 to 34.4% for fiscal 1995. Barnett's gross profit margin was favorably effected by the increased sales of private label products, which generally carry a higher gross profit margin, and which increased to 26.6% of Barnett's net sales during fiscal 1995 compared to 26.4% of Barnett's net sales in the prior year period. The favorable effect of increased sales of private label products was offset by increased costs of branded products.

SG&A EXPENSES

         SG&A expenses increased by $5.3 million, or 9.9%, to $58.6 million for fiscal 1995 from $53.3 million for the prior year period. The increase in SG&A expenses as a percentage of net sales was 25.2% in fiscal 1995 compared to 25.0% in fiscal 1994 was principally due to increased selling and occupancy costs, which were partially offset by the leveraging of fixed costs, primarily administrative expenses, over a larger sales base. SG&A expenses also increased due to Barnett's August 1995 relocation of its telesales operations to a new 9,000 square foot "call center" and the expansion or relocation of several of Barnett's distribution centers.

CORPORATE CHARGE

         Corporate charge decreased to $3.9 million, or 1.7% of net sales, for fiscal 1995 compared to $4.2 million, or 2.0% of net sales, for fiscal 1994. Corporate charges are allocations to the Company of expenses that Waxman Industries incurs to support its corporate activities.

RESTRUCTURING AND OTHER NON-RECURRING CHARGES

         During the fiscal 1995 fourth quarter, the Company downsized Consumer Products' distribution network from four locations to three and as a result incurred warehouse closure costs of $2.8 million. During fiscal 1994, the Company was unable to come to terms with a buyer for its LeRan/Madison operations which were held for sale as of June 30, 1993. The Company evaluated the carrying value of the assets previously held for sale and concluded that no further writedown was required in excess of the $2.0 million reserve previously established. Therefore, the reversal of the accrued loss on disposal in the second quarter of 1994 was offset by the writedown of assets to net realizable value and the accrual for relocation of the administrative offices.

INTEREST EXPENSE

         Interest expense increased to $19.0 million for fiscal 1995 from $13.8 million in the prior year period. Average borrowings increased from $116.6 million to $148.0 million between periods and the weighted average interest rate increased from 11.8% to 12.8% during the same period. The increase in average borrowing outstanding is due primarily to the advances to Waxman Industries.

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES.

         Pre-tax results decreased to a loss of $4.3 million in fiscal 1995 from income of $2.0 million in fiscal 1994 due to the restructuring charge of $2.8 million discussed above and higher interest expense. Pre-tax results include foreign operations' loss of $0.4 million in fiscal 1995 and income of $0.7 million in fiscal 1994. This decrease in the foreign operation's results between years is primarily the result of a non-recurring gain on the sale of property in fiscal 1994.

INCOME TAXES

         The benefit for income taxes was $1.1 million for fiscal 1995 compared to a provision for income taxes of $1.1 million in the prior year. The effective tax rate was 25.7% in fiscal 1995 compared to 55.5% in fiscal 1994. Differences between the effective tax rate and the statutory rate are primarily a result of state and foreign taxes and goodwill amortization which is not deductible for tax purposes.

LOSS ON DISPOSAL

         The Company recognized a loss on disposal of Consumer Products of $6.6 million, net of applicable income tax benefit of $4.4 million in the 1995 fiscal fourth quarter. As discussed above, as a result of the consummation of the Barnett Public Offering on April 3, 1996, the Company ceased its efforts to sell the Consumer Products business. Therefore, the loss on disposal of $6.6 million, net of applicable tax benefit of $4.4 million, recorded as of June 30, 1995 was reversed in fiscal 1996.

QUARTERLY RESULTS

         The following table sets forth selected summary unaudited quarterly financial information for each quarter in fiscal 1996, fiscal 1995 and the first quarter in fiscal 1997. In the opinion of management, such information has been prepared on the same basis as the financial statements appearing elsewhere in this Prospectus and reflects all necessary adjustments (consisting of only normal recurring adjustments) for a fair presentation of such unaudited quarterly results when read in conjunction with the financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period and there can be no assurance that any trends reflected in such results will continue in the future.

(IN THOUSANDS)



                       FISCAL 1997                    FISCAL 1996                                      FISCAL 1995
                       ------------   ---------------------------------------------- -----------------------------------------------
                         SEPT. 30,    JUNE 30,    MARCH 31,   DEC. 31,   SEPT. 30,    JUNE 30,    MARCH 31,  DEC. 31,    SEPT. 30,
                           1996         1996        1996        1995        1995        1995        1995       1994         1994
                          ------       ------      ------      ------      ------      ------      ------     ------       -----

Net sales                $65,879     $59,590      $58,543   $59,345      $57,589     $55,142     $58,767    $58,951      $59,444
Gross profit(1)(2)        22,894      18,973       15,731    20,230       19,577      18,186      20,281     20,582       20,887
Operating                  6,546     (23,184)      (2,468)    5,211        4,817      (1,166)      4,719      5,484        5,639
income(loss) (3)(4)
Income (loss) from         2,887      22,022       (5,152)      201          (60)     (4,376)       (274)       395          579
continuing
operations before
minority interest,
loss on disposal,
extraordinary loss
and cumulative
effect of change in
accounting(5)

-------------------
(1)      Due to the identification of an intercompany inventory reconciling item between Consumer Products and WAMI, a $2.3 million charge originally recorded in the third quarter of fiscal 1996 has been reversed and charged to years prior to fiscal 1995.
(2)      Upon completion of the strategic review, a $1.0 million charge attributed to inventory obsolescence originally recorded in the fiscal 1996 third quarter has been reversed and charged to the fourth quarter of fiscal 1996. The strategic review resulted in charges to cost of sales of $4.2 million and $2.7 million in the third and fourth quarter of fiscal 1996, respectively, as further discussed in
         Note 3 to the Consolidated Financial Statements.
(3)      The company's operating results for each of the first three quarters of fiscal 1996 have been revised by $250,000 to reflect amortization expense for procurement costs calculated in accordance with the new accounting policy, as discussed in Note 4 to the Consolidated
         Financial Statements.
(4)      Includes restructuring and on other non-recurring charges of $19.5 million and $2.8 million in the fiscal 1996 fourth quarter and fiscal
         1995 fourth quarter, respectively. The strategic review resulted in total charges to operating income of $7.7 million and $7.1 million in the third quarter and fourth quarter of fiscal 1996, respectively.
(5)      Includes the pre-tax gain on sale of Barnett Common Stock of $65.9 million in the fiscal 1996 fourth quarter.



LIQUIDITY AND CAPITAL RESOURCES

         On February 1, 1996, Barnett filed a registration statement with the Commission with respect to an initial public offering of its common stock. On March 28, 1996, the registration statement with respect to the Barnett Public Offering was declared effective and on April 3, 1996, the Barnett Public Offering was consummated. In such offering, 7,207,200 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and the Company at an initial public offering price per share of $14.00, resulting in aggregate net proceeds of $92.6 million. As a result of the Company's conversion of a portion of the convertible non-voting preferred stock of Barnett to Barnett Common Stock during the fiscal 1996 fourth quarter, as of June 30, 1996, the Company owned approximately 49.9% of the Barnett Common Stock and, together with its remaining non-voting preferred stock of Barnett owned by the Company, approximately a 54% economic interest in the capital stock of Barnett.

         Of the $47.7 million of net proceeds received by Barnett in the Barnett Public Offering, Barnett used (i) $23.0 million to repay all of the outstanding indebtedness borrowed by it under the Operating Companies Revolving Credit

Facility, (ii) $22.0 million to pay a dividend evidenced by a note payable to the Company, which funds were in turn distributed to Waxman Industries and
(iii) $2.7 million for working capital. The $44.9 million of net proceeds received by the Company from the Barnett Public Offering, together with payment from Barnett of the $22.0 million note payable described above, were, or will be, applied primarily to repay debt including (i) all of the $39.2 million principal amount of the Waxman Industries' Senior Secured Notes plus accrued interest and redemption premium of approximately $1.7 million, thereby eliminating the mandatory sinking fund requirements relating to the Senior Secured Notes which were scheduled to commence in September 1996 and (ii) $5.0 million of the $10.0 million outstanding indebtedness and accrued interest under the Term Loan. The remaining net proceeds received by the Company (approximately $21.0 million) are intended to be used to (i) reduce additional outstanding indebtedness borrowed by Consumer Products or WOC under the New Credit Agreement and/or (ii) retire Waxman Industries' Deferred Coupon Notes and/or Notes and/or (iii) reinvest in Consumer Products' and/or WOC's businesses.

         The Company's business strategy includes reducing its leverage by the sale of selected assets and refinancing its remaining indebtedness whenever possible. These selected assets may include the shares of Barnett Common Stock owned by the Company, the value and liquidity of which appears to have been greatly enhanced as a result of the Barnett Public Offering. In addition, the Company believes that the Barnett Public Offering will be beneficial to the growth and earnings potential of Barnett. In connection with the Barnett Public Offering and pursuant to the requirements of certain debt agreements, if the Company does not utilize the proceeds from the Barnett Public Offering pursuant to the terms described above, the Company will be required to repay its outstanding obligations under the New Credit Agreement.

         On April 3, 1996, the Company consummated the offer to exchange $48.75 million principal amount of Old Notes for a like amount of Waxman Industries' outstanding Senior Subordinated Notes and in connection therewith solicited consents to certain amendments to the indenture pursuant to which the Senior Subordinated Notes were issued. Approximately $43.03 million of Senior Subordinated Notes were exchanged. The Exchange Notes were not registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The amendments to the Senior Subordinated Note indenture eliminated virtually all of the restrictive covenants and events of defaults previously contained in such indenture. In order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, the Company filed a registration statement with the Commission with respect to the Registered Exchange Offer whereby $43,026,000 aggregate principal amount of New Notes were offered in exchange for Old Notes in order to permit the holders of such Old Notes to offer and sell the New Notes under the Act. Such registration statement was declared effective on October 29, 1996 and the Registered Exchange Offer was consummated in December 1996. The Company exchanged $43,025,000 principal amount of New Notes for a like principal amount of Old Notes and $1,000 principal amount of Old Notes remained outstanding immediately subsequent to the consummation of the Registered Exchange Offer.

         In January 1997, the Company consummated the Private Exchange Offers pursuant to which it exchanged $4,829,000 of Old Notes for a like principal amount of Senior Subordinated Notes. The Initial Private Exchange Offer and the Private Exchange Offers decreased the Company's cash interest burden and extended the maturity of the Senior Subordinated Notes exchanged in the Initial Private Exchange Offer and the Private Exchange Offers until September 1, 2001.

         In connection with the Barnett Public Offering, the Company entered into the Restated Credit Agreement to provide for, among other things, the Restated Term Loans and a release of Barnett from such lending arrangements. On June 28, 1996, Waxman Industries refinanced the Restated Credit Agreement with the New Credit Agreement provided by BankAmerica Business Credit, Inc. The New Credit Agreement provides for, among other things, an approximate three year secured credit facility providing for revolving credit advances of up to $30.0 million and New Term Loans of up to $5.0 million.

         The New Credit Agreement provides for revolving credit advances of up to 85.0% of the amount of eligible accounts receivable and up to the lesser of
(i) $16.0 million or (ii) 60% of the amount of eligible raw and finished goods inventory. Revolving credit advances will bear interest at a rate equal to (a) Bank of America's reference rate plus 1.0% or (b) LIBOR plus 2.75%. The New Credit Agreement includes a letter of credit subfacility of $2.0 million. New Term Loans will bear interest at a rate per annum equal to .25% over the interest rate applicable to revolving credit advances under the New Credit Agreement. Borrowings under the New Credit Agreement will be secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Borrowers. In addition, New Term Loans will also be secured by a pledge of 500,000 shares of Barnett Common Stock owned by the Company (constituting approximately 3.5% of all outstanding Barnett Common Stock). The New Credit Agreement will require the Borrowers to maintain cash collateral accounts into which all available funds are deposited and applied to service the facility on a daily basis. The New Credit Agreement will prevent dividends and distributions by the Borrowers except in certain limited instances including, so long as there is no Default or Event of Default, and the Borrowers are in compliance with certain financial covenants, the payment of interest on the Senior Subordinated Notes and Deferred Coupon Notes, and will contain customary negative, affirmative and financial covenants and conditions. The Company was in compliance with all loan covenants at September 30, 1996.

         The New Credit Agreement contains similar events of default as those contained in the Restated Credit Agreement, which include the following: (i) any Borrower shall fail to make any payment of principal or interest or any other amount due under the agreements related to the New Credit Agreement or fail to perform any covenant (after the expiration of any applicable grace period) thereunder, or any representation or warranty made in connection therewith shall prove to have been incorrect in any material respect when made or deemed made; (ii) any Borrower shall fail to pay any indebtedness having a principal amount of $250,000 or more; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (after the expiration of any applicable grace period), the maturity of such indebtedness; or any such indebtedness shall become or be declared to be due and payable, or required to be repaid (other than by a regularly scheduled required prepayment), or the Borrowers shall be required to repurchase or offer to repurchase such indebtedness, prior to the stated maturity thereof; (iii) certain events of bankruptcy with respect to the Borrowers; (iv) there shall occur any Change of Control (as defined in the New Credit Agreement); and (v) there shall occur an event which would have a Material Adverse Effect (as defined in the New Credit Agreement). As a result of the foregoing Material Adverse Effect clause and the requirement to maintain cash collateral accounts, the borrowings under the New Credit Agreement and New Term Loans have been classified as a current liability.

         As of September 30, 1996, availability under the New Credit Agreement totaled approximately $14.2 million.

         Since the consummation of the Barnett Public Offering, the cash flow generated by such operations is no longer available to the Company. The Company relies primarily on Consumer Products for cash flow. Consumer Products' customers include D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products may be adversely effected by prolonged economic downturns or significant declines in consumer spending. There can be no assurance that any such prolonged economic downturn or significant decline in consumer spending will not have a material adverse impact on the Consumer Products' business and its ability to generate cash flow. Further, Consumer Products' largest customer, Kmart and its subsidiary, Builders Square, accounted for approximately 42.3%, 43.6% and 41.7% of Consumer Products' total net sales in fiscal 1996, fiscal 1995 and the three months ended September 30, 1996, respectively. See "Risk Factors -- Reliance on Key Customers." The Company was advised by Kmart that it recently conducted a review of its supply arrangements with its suppliers of plumbing and hardware products, including Consumer Products, and had determined to continue utilizing Consumer Products as a vendor. As a result, the Company believes it will retain all of its Kmart business. However, all large merchandisers review supply arrangements from time to time and there can be no assurance that this relationship will continue or as to the terms of any relationship that does continue. In the event Consumer Products were to either lose Kmart as a customer or Kmart were to significantly curtail its purchases from Consumer Products, there would be material short-term adverse effects until the Company could modify Consumer Products' cost structure to be more in line with its reduced revenue base.

         The Company has a tax liability for the year ended June 30, 1996 as a result of the gain from the Barnett Public Offering. The gain was substantially offset by net operating loss carry forwards, thus reducing the tax liability at June 30, 1996 to the alternative minimum tax amount. Also as a result of the Barnett Public Offering, Barnett is no longer included in the Company's consolidated tax return. Therefore, the Company's remaining net operating loss carry forwards are not available to offset Barnett's taxable income after April 3, 1996, the consummation date of the Barnett Public Offering.

         The Company does not have any commitments to make substantial capital expenditures.

         The Company believes that the funds generated from operations along with the funds available under the New Credit Agreement will be sufficient to satisfy Waxman Industries' liquidity requirements until June 1, 1999 (the date that the $5.7 million principal payment is due on Waxman Industries' Senior Subordinated Notes) or, if the Company is able to refinance the Senior Subordinated Notes, December 1, 1999 (the date that the cash interest becomes payable by Waxman Industries under the Deferred Coupon Notes). There can be no assurance that Waxman Industries will be able to pay cash interest on the Deferred Coupon Notes commencing in December 1999 or that Waxman Industries will be able to refinance the Senior Subordinated Notes or the Deferred Coupon Notes.

DISCUSSION OF CASH FLOWS

         For the three months ended September 30, 1996, the Company used $2.2 million of cash flow from operations primarily due to an increase in inventories, accounts receivable and a decrease in accruals (principally accrued income tax and accrued interest payments) which were partially offset by an increase in accounts payable. Cash flow used for investments totaled $3.1 million, primarily relating to Barnett's operations, including capital expenditures for improved management information systems, including the buy-out of an operating lease incurred in prior years and expansion and/or relocation of several of Barnett's distribution centers to accommodate new product offerings. Cash flow from financing totaled $4.0 million. Net debt borrowings during the quarter ended September 30, 1996 under the New Credit Agreement totaled $3.9 million.

         At September 30, 1996, the Company had working capital of $51.4 million and a current ratio of 1.9 to 1.

SEASONALITY

         The Company's net sales are generally consistent throughout its fiscal year.

                                    BUSINESS

GENERAL

         The Company believes that it is one of the leading suppliers of plumbing products to the repair and remodeling market in the United States. The Company distributes plumbing, hardware and electrical products to approximately 56,000 customers in the United States, including, plumbing and electrical repair and remodeling contractors and independent retailers. The Company's consolidated net sales were $235.1 million in fiscal 1996 and $65.9 million for the three months ended September 30, 1996.

         The Company conducts its business primarily through its wholly-owned subsidiary, Consumer Products and through Barnett, of which the Company owns approximately 49.9% of the outstanding Barnett Common Stock, and, through the ownership of certain convertible non-voting preferred stock, approximately a 54% economic interest in the capital stock of Barnett.

         The Company has several smaller operations which are conducted through its other subsidiaries, WOC and TWI. WOC includes four operations, the largest of which are U.S. Lock - a distributor of a full line of security hardware products, and LeRan - a supplier of copper tubing, brass fittings and other related products. WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products. TWI includes the foreign sourcing operations in Mexico, China and Taiwan which support Consumer Products, WOC and Barnett.

CONSUMER PRODUCTS

         Consumer Products markets and distributes approximately 7,000 products to a wide variety of retailers, primarily D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products' customers include large national retailers such as Kmart, Builders Square and Wal- Mart as well as several large regional D-I-Y retailers. According to rankings of the largest D-I-Y retailers published in National Home Center News, an industry trade publication, Consumer Products' customers include 15 of the 25 largest D-I-Y retailers in the United States. Consumer Products works closely with its customers to develop comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. Consumer Products also offers certain of its customers the option of private label programs.

         In recent years, the rapid growth of large mass merchandisers and D-I-Y retailers has contributed to a significant consolidation of the United States retail industry and the formation of large, dominant, product specific and multi-category retailers. These retailers demand suppliers who can offer a broad range of quality products and can provide strong marketing and merchandising support. Due to the consolidation in the D-I-Y retail industry, a substantial portion of Consumer Products' net sales are generated by a small number of customers. Further, Consumer Products' largest customers, Kmart and its subsidiary Builders Square, accounted for approximately 42.3% , 43.6% and 41.7% of Consumer Products total net sales in fiscal 1996, fiscal 1995 and the three months ended September 30, 1996, respectively. As discussed in "Risk Factors -- Reliance on Key Customers," Kmart has recently advised the Company that it is reviewing its plumbing and hardware supply arrangements, including its relationship with Consumer Products, and will make a decision regarding which vendors it will utilize by December 1996. Although Consumer Products has had a long relationship with Kmart, there can be no assurance that this relationship will continue or as to the terms of any relationship that does continue. See "Risk Factors - Reliance on Key Customers." In the event Consumer Products were to either lose Kmart as a customer or Kmart were to significantly curtail its purchases from Consumer Products, there would be material short term adverse effects until the Company could modify Consumer Products' cost structure to be more in line with its reduced revenue base. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company has reevaluated and reorientated the strategic direction of Consumer Products, taking into account the extremely competitive retail environment in which Consumer Products operates and the unsuccessful attempt to sell Consumer Products at an acceptable price. As a result of this reevaluation and reorientation, the Company incurred substantial charges in the fiscal 1996 third and fourth quarters relating to, among other things, the reduction in the number of Consumer Products' product offerings, the elimination of Consumer

Products' home electrical product line, the downsizing of its distribution network from three to two locations and the reduction of the carrying value of day to day assets and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements. In furtherance of its efforts to improve Consumer Products prospects, the Company has also decided to augment certain of Consumer Products' existing product lines and enhance the appearance and value of existing packaging of products.

         Consumer Products' marketing strategy includes offering mass merchandisers and D-I-Y retailers a comprehensive merchandising program which includes design, layout and setup of selling areas. Sales and service personnel assist the retailer in determining the proper product mix in addition to designing department layouts to effectively display products and optimally utilize available floor and shelf space. Consumer Products supplies point-of- purchase displays for both bulk and packaged products, including color-coded product category signs and color- coordinated bin labels to help identify products, and backup tags to signify products that require reordering. Consumer Products also offers certain of its customers the option of private label programs for their plumbing and floor care products. In-house design, assembly and packaging capabilities enable Consumer Products to react quickly and effectively to service its customers' changing needs. In addition, Consumer Products' products are packaged and designed for ease of use, with "how to" instructions included to simplify installation, even for the uninitiated D-I-Y consumer.

         Consumer Products' sales and service representatives visit stores regularly to take reorders and recommend program improvements. These representatives also file reports with Consumer Products, enabling it to stay abreast of changing consumer demand and identify developing trends. In order to support its customers' "just-in-time" requirements, Consumer Products has significantly improved its EDI capabilities, so as to reduce the customers' inventory levels and increase returns on investment.

         Consumer Products operates and distributes its products through two strategically located distribution facilities in Cleveland, Ohio and Grand Prairie, Texas.

PRODUCTS

         The following is a discussion of Consumer Products' principal product groups:

         Plumbing Products. Consumer Products' plumbing products include valves and fitting, rubber products, repair kits and tubular products such as traps and elbows. Many of Consumer Products' plumbing products are sold under the proprietary trade names Plumbcraft(R), PlumbKing(R) and KF(R). In addition, Consumer Products offers certain of its customers the option of private label programs. Consumer Products also offers proprietary lines of faucets under the trade name Premier(R), as well as a line of shower and bath accessories under the proprietary trade name Spray Sensations(TM).

         Floor Protective Hardware Products. Consumer Products' floor protective hardware products include casters, doorstops and other floor, furniture and wall protective items. Consumer Products markets a complete line of floor protective hardware products under the proprietary trade name KF(R) and also under private labels.

BARNETT

         Barnett, in which the Company owns 49.9% of the outstanding common stock and, through the ownership of certain convertible non-voting preferred stock, approximately a 54% economic interest, is a direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to over 43,000 active customers throughout the United States. Barnett offers and promotes approximately 9,000 name brand and private label products through its industry recognized Barnett(R) catalogs and telesales operations. Barnett markets its products through three distinct, comprehensive catalogs that target professional contractors, independent hardware stores and maintenance managers. Barnett's staff of over 100 knowledgeable telesales, customer service and technical support personnel work together to serve customers by assisting in product selection and offering technical advice. To provide rapid delivery and a strong local presence, Barnett has established a network of 29 distribution centers strategically located in 29 major metropolitan areas throughout the United States. Through these local distribution centers, approximately 70% of

Barnett's orders are shipped directly to the customer and, in almost all cases, within the same day of receipt of the order. The remaining 30% of the orders are picked up by the customers at one of Barnett's local distribution centers. Barnett's strategy of being a low-cost, competitively priced supplier is facilitated by its volume of purchases and the offshore sourcing of a significant portion of its private label products. Products are purchased from over 400 domestic and foreign suppliers.

         Barnett believes that its distinctive business model has enabled it to become a high-volume, cost-efficient direct marketer of competitively priced plumbing, electrical and hardware products. Barnett's approximately 675-page catalogs offer an extensive selection of products in an easy to use format enabling customers to consolidate purchases with a single vendor. Barnett provides an updated version of its catalogs to its customers on average four times a year. To attract new customers and offer special promotions to existing customers, Barnett supplements its catalogs with monthly promotional flyers. Barnett's experienced and knowledgeable inbound telesales staff, located at Barnett's centralized headquarters in Jacksonville, Florida, uses Barnett's proprietary information systems to take customer orders as well as offer technical advice. Barnett's highly trained outbound telesales staff maintains frequent customer contact, makes telesales presentations and encourages additional purchases. Targeted customer accounts are typically assigned an outbound telesalesperson in order to enhance customer relationships and improve customer satisfaction. Barnett's high in-stock position and extensive network of local distribution centers enable it to fulfill approximately 94% of the items included in each customer order and provide rapid delivery.

MARKETING AND DISTRIBUTION

         Barnett markets its products nationwide, principally through regular catalog and promotional mailings to existing and potential customers, supported by a telesales operation, and products are shipped from a network of 28 distribution centers allowing for shipment to and pick-up by customers generally within one day of the receipt of an order. The outbound telesales operation is utilized to make telephonic sales presentations to potential customers that have received written promotional materials and to existing customers. Barnett's inbound telesalespersons provide customer assistance and take orders. Barnett's outbound and inbound telesales operations are centralized in Jacksonville, Florida.

         Catalogs

         Barnett's three approximately 675-page catalogs containing 9,000 plumbing, electrical and hardware products are mailed to its 43,000 active customers. These quarterly catalogs are supplemented by monthly promotional flyers, 2.2 million of which were mailed in fiscal 1996. Barnett's targeted customers include professional contractors, independent hardware stores and maintenance managers. Barnett has been distributing its principal catalog since approximately 1958 and believes that the Barnett(R) name has achieved a very high degree of recognition among Barnett's customers and suppliers.

         Barnett makes its initial contact with potential customers primarily through promotional flyers. Barnett obtains the names of prospective customers through the rental of mailing lists from outside marketing information services and other sources. Barnett uses sophisticated proprietary information systems to analyze the results of individual catalog and promotional flyer mailings and uses the information derived from these mailings, as well as information obtained from Barnett's telesales operations, to create and/or supplement individual customer profiles and to target future mailings. Barnett updates its mailing lists frequently to delete inactive customers.

         Barnett's in-house art department produces the design and layout for its catalogs and promotional mailings. Barnett's catalogs are indexed and illustrated, provide simplified pricing and highlight new product offerings.

         Telesales

         During fiscal 1996, approximately 75.7% of Barnett's net sales were generated through Barnett's telesales operation. Barnett's telesales operation has been designed to make ordering its products as convenient and efficient as possible thereby enabling Barnett to provide superior customer service. Barnett offers its customers a nationwide toll-free telephone number that is currently staffed by over 100 telesales, customer service and technical support personnel who utilize Barnett's proprietary, on-line order processing system. This sophisticated software provides the telesales staff with detailed customer profiles and information about products, pricing, promotions and competition. This data enables Barnett to segment its customer base, analyze mailing effectiveness on a weekly basis, closely track and manage inventory on a real time basis and quickly react to and capitalize on market opportunities.

         Barnett divides its telesales staff into outbound and inbound groups. Barnett's experience indicates that customer loyalty is bolstered by the ability of the telesales staff to develop an ongoing personal relationship with their customers. Barnett's highly trained outbound telesales staff maintains frequent customer contact, makes telesales presentations and encourages additional purchases. Inbound telesalespersons are trained to quickly process orders from existing customers. They increase sales by informing customers of price breaks for larger orders, companion items and replacement items with higher margins. Outbound telesalespersons are also utilized to make telephonic sales presentations to both potential and existing customers. Also, for several months prior to the opening of new distribution centers, Barnett utilizes its telesales operation to generate awareness of Barnett, its product offerings and the upcoming opening of new distribution centers located near the target customers.

         Barnett conducts a customized, in-depth six week training course for new telesales employees. Training includes the use of role playing and videotape analysis. Upon satisfactory completion of their training, new telesales personnel are provided with a dedicated experienced telesales employee who serves as a "coach" for the next year. In order to better assure high telesales service levels, telesales supervisors regularly monitor telesales calls.

         Barnett's current focus has been on expanding its telesales staff. Barnett plans to expand its telesales operations by 20 to 25 telesalespersons annually over the next several years. Barnett has over 600,000 prospective customers within its current industry segments and believes that by increasing the number of telesalespersons it will be able to access these potential customers in a cost effective manner.

         Distribution Centers

         Barnett has established a network of 29 local distribution centers strategically located in 29 major metropolitan areas throughout the United States. This network enables Barnett to provide rapid and complete product delivery and provides a strong local presence.

         Barnett's distribution centers range in size from approximately 12,000 square feet to 34,000 square feet and average approximately 20,000 square feet. Distribution centers are typically maintained under operating leases in commercial or industrial centers. Distribution centers primarily consist of warehouse and shipping facilities but also include "city sales counters," typically occupying approximately 600 square feet, where customers can pick up orders or browse through a limited selection of promotional items. Barnett is often able to generate incremental sales from customers who pick up their orders. Barnett has initiated a program to enlarge product displays in the counter area to better promote the breadth of its product lines.

         Many of Barnett's customers do not keep high inventory levels and tend to place orders rather frequently. Barnett's experience indicates that customers prefer to order from local suppliers and that many local tradespeople prefer to pick up their orders in person rather than to have them delivered. Therefore, Barnett intends to continue the expansion of its distribution center network in order to position itself closer to potential new customers. During fiscal 1996, approximately 30% of Barnett's orders were picked up by its customers.

         The factors considered in site selection include the number of prospective customers in the local target area, the existing sales volume in such area and the availability and cost of warehouse space, as well as other demographic information. Barnett has substantial expertise in distribution center site selection, negotiating leases, reconfiguring space to suit its needs, and stocking and opening new distribution centers. The average investment required to open a distribution center is approximately $600,000, including approximately $300,000 for inventory.

PRODUCTS

         Barnett markets an extensive line of over 9,000 plumbing, electrical and hardware products, many of which are sold under its proprietary trade names and trademarks. This extensive line of products allows Barnett to serve as a single source supplier for many of its customers. Many of these products are higher margin products bearing Barnett's proprietary trade names and trademarks. In addition, proprietary products are often the customers' higher margin product offerings.

         Barnett tracks sales of new products the first year they are offered and new products that fail to meet specified sales criteria are discontinued. To help manage the risk of new product introductions, substantially all new domestically sourced products are governed by a "12 point agreement" which allows Barnett to return all slow and non-moving merchandise to its vendor within the first six months of its offering, without any cost to Barnett. Barnett believes that its customers respond favorably to the introduction of new product lines in areas that allow the customers to realize additional cost savings and to utilize Barnett's catalogs as a means of one-stop shopping for many of their needs.

         Barnett's strategy is to significantly increase the number of product offerings, as well as its higher margin product offerings. Barnett's catalogs and monthly promotional flyers emphasize the comparative value of Barnett's private label products. During fiscal 1996, approximately 27.6% of Barnett's net sales were generated by the sale of Barnett's private label products.

         The following is a discussion of Barnett's principal product groups:

         Plumbing Products. Barnett sells branded products of leading plumbing manufacturers, including Delta(R), Moen(R) and Price Pfister(R). Barnett's private label plumbing products are also sold under its Barnett(R), Premier(R) and ProPlusTM trademarks. In fiscal 1996, plumbing products accounted for 76.6% of Barnett's net sales.

         Electrical Products. Barnett sells branded products of leading electrical supply manufacturers, including Philips(R), Westinghouse(R), Honeywell(R) and General Electric(R). Certain of Barnett's private label electrical products are sold under its own proprietary trademarks, including Barnett(R) and Premier(R). In fiscal 1996, electrical products accounted for 15.2% of Barnett's net sales.

         Hardware Products. Barnett sells hardware products of leading hardware product manufacturers, including Kwikset(R) security hardware products and Milwaukee(R) power tools. Certain of Barnett's hardware products are also sold under its own proprietary Legend(TM) trademark. In fiscal 1996, hardware products accounted for 8.2% of Barnett's net sales.

OTHER OPERATIONS

         The Company has several other operations, which are conducted through WOC and TWI. The most significant of these operations are U.S. Lock, a supplier of security hardware products, and LeRan, a supplier of copper tubing and specialty plumbing products. U.S. Lock and LeRan, as well as Madison Equipment and Medal Distributing, are operated as separate divisions of WOC. TWI includes the foreign sourcing operations in Mexico, China and Taiwan which support Consumer Products, Barnett and WOC. As a result of management's strategic review of its wholly-owned operations, certain operating and asset impairment charges were recorded in fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, in connection with management's strategic review of its other wholly-owned operations and as a result of certain business factors affecting those other operations, including increased competition from multi-category retailers and competitive pricing from overseas competitors, the effect of which was exacerbated by excess capacity at the Company's foreign facilities, the Company recorded additional substantial charges in the fiscal 1996 fourth quarter operating results primarily for a reduction in the carrying value of day to day operating assets and liabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements.

         U.S. Lock

         U.S. Lock, which was acquired by Waxman Industries in 1988, carries a full line of security hardware products, including locksets, door closers and locksmith tools. Many of these products are sold under the U.S. Lock(R) and LegendTM trademarks. U.S. Lock markets and distributes its products primarily to locksmiths through a telemarketing sales team. U.S. Lock's telemarketing effort is supplemented with a catalog, that is mailed annually to 5,900 existing customers, and promotional flyers. Since its acquisition by Waxman Industries, U.S. Lock has increased its number of warehouses from one to four, three of which are shared with Barnett. Shared facilities allow the Company to realize additional efficiencies by consolidating space requirements and reducing personnel costs. In connection with the Company's strategic reevaluation of its operating units, an asset impairment charge of $12.1 million was recorded at U.S. Lock in fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to the Consolidated Financial Statements.

         LeRan

         LeRan, which was acquired by Waxman Industries in 1985, is a supplier of copper tubing and fittings, brass valves and fittings, malleable fittings and related products. Its customers include liquid petroleum gas dealers, lumberyards, plumbing and mechanical contractors and D-I-Y retailers. LeRan markets its products primarily through salesmen and outside service representative organizations. These efforts are supported by a catalog, which is mailed semiannually to 5,600 existing customers, monthly promotional flyers and a telemarketing program. LeRan currently services its customers from four regional warehouses, one of which is shared with Barnett.

         Other

         WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products.

PURCHASING

         For the year ended June 30, 1996, products purchased overseas, primarily from Taiwan, China and Mexico, accounted for approximately 27.0% of the total product purchases made by the Company.

         TWI, through its subsidiaries, operates the Taiwan and Mainland China facilities, which assemble and package plumbing and electrical products. In addition, the facility in Mainland China manufactures and packages plastic floor protective hardware. The Company believes that these facilities give it competitive advantages, in terms of cost and flexibility in sourcing. Both labor and physical plant costs are significantly below those in the United States.

         During fiscal 1991, Waxman Industries purchased WAMI, a small manufacturer of plumbing pipe nipples in Tijuana, Mexico ("WAMI"). Pipe nipples are short lengths of pipe from 1/2 of an inch to 6 feet long, threaded at each end. As a result of this acquisition, the Company is vertically integrated in the manufacture and distribution of pipe nipples. Since the acquisition, in order to take advantage of lower labor costs, the Company has relocated certain of its United States packaging operations to WAMI.

         Substantially all of the other products purchased by the Company are manufactured for it by third parties. The Company estimates that it purchases products and materials from over approximately 1,200 suppliers and is not dependent on any single unaffiliated supplier for any of its requirements.

         The following table sets forth the approximate percentage of net sales attributable to the Company's principal products groups:


                            1996                 1995                1994
                            ----                -----                ----
Plumbing                     71%                 72%                  73%
Electrical                   12%                 11%                  11%
Hardware                     17%                 17%                  16%
                           -----               -----                -----
                            100%                100%                 100%
                           =====               =====                =====


IMPORT RESTRICTIONS

         Under current United States government regulations, all products manufactured offshore are subject to import restrictions. The Company currently imports goods from Mexico under the preferential import regulations commonly known as '807' and as direct imports from China and Taiwan. The '807' arrangement permits an importer who purchases raw materials in the United States and then ships the raw materials to an offshore factory for assembly, to reimport the goods without quota restriction and to pay a duty only on the value added in the offshore factory.

         Where the Company chooses to directly import goods purchased outside of the United States, the Company may be subject to import quota restrictions, depending on the country in which assembly takes place. These restrictions may limit the amount of goods of a particular category that a country may export to the United States. If the Company cannot obtain the necessary quota, the Company will not be able to import the goods into the United States. Export visas for the goods purchased offshore by the Company are readily available.

         The above arrangements, both '807' and quota restrictions, may be superseded by more favorable regulations with respect to Mexico under the North American Free Trade Agreement ("NAFTA"), or may be limited by revision or canceled at any time by the United States government. The Company does not believe that its relative competitive position will be adversely affected by NAFTA. As a result of the passage of NAFTA, importation from Mexico will become more competitive in the near future relative to importation from other exporting countries.

COMPETITION

         The Company faces significant competition from different competitors within each of its product lines, although it has no competitor offering the range of products in all of the product lines that the Company offers. The Company believes that its buying power, extensive inventory, emphasis on customer service and merchandising programs have contributed to its ability to compete successfully in its various markets. In the areas of electrical and hardware supplies, the Company faces significant competition from smaller companies which specialize in particular types of products and larger companies which manufacture their own products and have greater financial resources than the Company. Barnett's business competes principally with local distributors of plumbing, electrical and hardware products. The Company believes that competition in sales to both mail order customers and retailers is primarily based on price, product quality and selection, as well as customer service, which includes speed of responses for mail order customers and packaging and merchandising for retailers.

EMPLOYEES

         As of December 31, 1996, the Company employed 1,306 persons, 285 of whom were clerical and administrative personnel, 220 of whom were sales service representatives and 801 of whom were either production or warehouse personnel. Included in the above numbers are 480 employees of Barnett. Ninety of the Company's employees are represented by collective bargaining units. The Company considers its relations with its employees, including those represented by its collective bargaining units, to be satisfactory.

TRADEMARKS

         Several of the trademarks and trade names used by the Company are considered to have significant value in its business. See "Business -- Consumer Products -- Products" and " -- Barnett -- Products," and "-- Other Operations."

PROPERTIES

         The following table sets forth, as of September 30, 1996, certain information with respect to the Company's principal physical properties:

                                                                                                                 LEASE
                                          APPROXIMATE                                                         EXPIRATION
            LOCATION                      SQUARE FEET                PURPOSE                                     DATE
            --------                      -----------                -------                                  -----------
24455 Aurora Road                             125,000        Consumer Products Corporate                           6/30/02
  Bedford Hts., OH (1)                                       Office and Distribution Center

330 Vine Street                                80,000        Medal Distributing                                    2/28/01
  Sharon, PA                                                 Office and Distribution Center

902 Avenue T.                                  77,000        Consumer Products                                     5/31/00
  Grand Prairie, TX (2)                                      Office and Distribution Center

3333 Lenox Avenue                              60,000        Barnett Corporate                                    10/31/03
  Jacksonville, FL                                           Office and Distribution Center

300 Jay Street                                 56,000        LeRan                                                   Owned
  Coldwater, MI                                              Office and Distribution Center

No. 10, 7th Road                               55,000        TWI                                                     Owned
  Industrial Park                                            Office, Packaging
  Taichung, Taiwan                                           and Distribution Center
  Republic of China

77 Rodeo Drive                                 46,000        US Lock                                                 Owned
 Brentwood, NY                                               Office and Distribution Center

Dan Keng Village                               45,000        TWI
  Fu Ming County                                             Office, Packaging, Manufacturing                        Owned
  Shenzhen, P.R. China                                       and Distribution Center


--------------

(1) Aurora Investment Co., a partnership owned by Melvin and Armond Waxman, together with certain other members of their families, is the owner and lessor of this property. Consumer Products has the option to renew the lease for a five-year term at the market rate at the time of renewal. Rent expense under this lease was $314,200 in fiscal 1996 and 1995.

(2) Waxman Industries has the option to renew the lease for three additional five-year terms.



         In addition to the properties shown in the table, the Company operates 9 distribution centers ranging in size from 10,000 to 71,000 square feet. In addition, Barnett leases 28 distribution centers.

         Handl-it Inc., a corporation owned by John S. Peters, the Senior Vice President - Operations of Waxman Industries and the Company, together with certain other members of his family, provides Consumer Products with certain outside warehousing services under several lease arrangements which expire during or prior to December 1996. Consumer Products may renew these leases as they expire depending on its requirements at the time. Rent expense under these lease arrangements was $232,000 for fiscal 1996.

         The Company believes that its facilities are suitable for its operations and provide the Company with adequate productive capacity and that the related party leases are on terms not materially less favorable than those that would be available from unaffiliated third parties.

LEGAL PROCEEDINGS

         The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the financial position or operations of the Company.

ENVIRONMENTAL REGULATIONS

         The Company is subject to certain federal, state and local environmental laws and regulations. The Company believes that it is in material compliance with such laws and regulations applicable to it. To the extent any subsidiaries of Waxman Industries are not in compliance with such laws and regulations, Waxman Industries, as well as such subsidiaries, may be liable for such non-compliance. However, in any event, the Company is not aware of any such liabilities which could have a material adverse effect on it or any of its subsidiaries.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The members of the Board of Directors, executive officers and key employees of the Company are the same as those of Waxman Industries. Their respective ages and positions are as follows:


                                                            POSITION AT WAXMAN INDUSTRIES AND THE
          NAME                         AGE                                 COMPANY
          ----                         ---                  -------------------------------------

Melvin Waxman                          62            Chairman of the Board and Co-Chief Executive Officer
Armond Waxman                          57            President, Co-Chief Executive Officer, Treasurer and Director
Laurence S. Waxman                     39            Senior Vice President and Director
John S. Peters                         47            Senior Vice President--Operations
Mark Wester                            42            Vice President--Finance
Irving Z. Friedman                     63            Director
Samuel J. Krasney                      71            Director
William R. Pray                        49            Director
Judy Robins                            47            Director


          Set forth below is a biographical description of each director, executive officer and key employee of the Company and Waxman Industries mentioned above.

         Mr. Melvin Waxman was elected Co-Chairman of the Board and Co-Chief Executive Officer of the Company and Waxman Industries in June 1995. Upon consummation of the Barnett Public Offering in April 1996, Mr. Waxman became Chairman of the Board and Co-Chief Executive Officer of the Company. Prior thereto, Mr. Waxman was the Chairman of the Board and Co-Chief Executive Officer of the Company since its incorporation in February 1994. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988. Mr. Waxman has been a Chief Executive Officer of Waxman Industries for over 20 years and has been a director of Waxman Industries since 1962. Mr. Waxman has been Chairman of the Board of Waxman Industries since August 1976. Mr. Waxman is the Co- Chairman of the Board of Barnett. Melvin Waxman and Armond Waxman are brothers.

         Mr. Armond Waxman was elected Co-Chairman of the Board, Co-Chief Executive Officer and Treasurer of the Company and Waxman Industries in June 1995. Upon consummation of the Barnett Public Offering in April 1996, Mr. Waxman became President and Co-Chief Executive Officer. Prior thereto, Mr. Waxman was the President, Co-Chief Executive Officer, Treasurer and a Director of the Company since its incorporation in February 1994. Mr. Waxman was elected Co-Chief Executive Officer of Waxman Industries in May 1988. Mr. Waxman was the President and Treasurer of Waxman Industries since August 1976. Mr. Waxman has been a director of Waxman Industries since 1962 and was Chief Operating Officer of Waxman Industries from August 1976 to May 1988. Mr. Waxman is the Co-Chairman of the Board of Barnett. Armond Waxman and Melvin Waxman are brothers.

          Mr. Pray was elected the President and Chief Operating Officer of the Company and Waxman Industries in June 1995 and was Senior Vice President of the Company from its incorporation in February 1994 to June 1995. Mr. Pray served as Senior Vice President of Waxman Industries from February 1991 and is also President of Barnett, a position he has held since 1987. Mr. Pray joined Barnett in 1979 as Vice President of Sales and Marketing. Upon the consummation of the Barnett Public Offering in April 1996, Mr. Pray resigned from his position as an officer of the Company and of Waxman Industries, but remains a director. He is presently the President and Chief Executive Officer of Barnett.

         Mr. Peters has been Senior Vice President--Operations of the Company since its incorporation in February 1994. Mr. Peters was elected to the position of Senior Vice President--Operations of Waxman Industries in April 1988, after serving as Vice President--Operations of Waxman Industries since February 1985. Prior to that Mr. Peters had been Vice President--Personnel/Administration of Waxman Industries since February 1979.

         Mr. Laurence Waxman has been Senior Vice President of the Company since its incorporation in February 1994. Mr. Waxman was elected Senior Vice President of Waxman Industries in November 1993 and is also President of Consumer Products, a position he has held since 1988. Mr. Waxman joined Waxman Industries in 1981. Mr. Laurence Waxman is the son of Melvin Waxman. Mr. Waxman was appointed to the board of directors of Waxman Industries on July 1, 1996.

         Mr. Wester joined the Company in October 1996 as Corporate Controller and was appointed Vice President- Finance effective January 1, 1997. From March 1992 through May 1996, Mr. Wester served as Chief Financial Officer and Chief Operating Officer of Capital Communications Cooperative, a privately held telecommunications company. Mr. Wester was employed with Banner Industries/The Fairchild Corporation from August 1978 through February 1992 where he most recently served as Vice-President and Corporate Controller. Mr. Wester is also active as a trustee of an organization serving handicapped children.

         Mr. Friedman has been a director of the Company since its incorporation in February 1994. Mr. Friedman has been a director of Waxman Industries since 1989. Mr. Friedman has been a certified public accountant with the firm of Krasney Polk Friedman & Fishman for more than five years.

         Mr. Krasney has been a director of the Company since its incorporation in February 1994. Mr. Krasney has been a director of Waxman Industries since 1977. In September 1993, Mr. Krasney retired from his position as Chairman of the Board, President and Chief Executive Officer of Banner Aerospace, Inc., a distributor of parts in the aviation aftermarket, a position he had held since June 1990. In September 1993, Mr. Krasney also retired from The Fairchild Corporation (formerly Banner Industries, Inc.) where he had been Vice Chairman of the Board since 1985. Fairchild is a manufacturer and distributor of fasteners to the aerospace industry and industrial products for the plastic injection molding industry and other industrial markets and is a shared tenant provider of telecommunication services in office buildings. Mr. Krasney is also a director of FabriCenters of America, Inc.

         Mrs. Robins has been a director of the Company since its incorporation in February 1994. Mrs. Robins has been a director of Waxman Industries since 1980. Mrs. Robins has owned and operated an interior design business for more than five years. Mrs. Robins is the sister of Melvin and Armond Waxman. Mrs. Robins' husband is the Secretary of Waxman Industries.

THE COMPANY

  BOARD OF DIRECTORS

          The number of directors on the Board of Directors of the Company (the "Company Board") was fixed at six until July 1, 1996, when it was increased to seven with the appointment of Mr. Laurence Waxman to the Company Board. Directors of the Company are elected at the annual meeting of stockholders and hold office for one year and until their successors are elected. The Company has an Executive Committee and an Audit Committee. Messrs. Melvin and Armond Waxman and Krasney serve on the Executive Committee and Messrs. Friedman and Krasney serve on the Audit Committee. The Audit Committee acts as a liaison between the Company's independent auditors and the Board of Directors, reviews the scope of the annual audit and the management letter associated therewith, reviews the Company's annual and quarterly financial statements and reviews the sufficiency of the Company's internal accounting controls.

  DIRECTOR REMUNERATION

          Each director of Waxman Industries who is not an employee of Waxman Industries received a fee of $3,000 per fiscal quarter for services as a director during fiscal 1996 plus a fee of $1,000 plus traveling expenses for each Board meeting he or she attended. Members of the Company Board do not receive any additional cash compensation for serving as directors of the Company. In addition, during fiscal 1996, each director who is not an employee of Waxman Industries was granted 5,000 shares of restricted common stock of Waxman Industries for each five full years of service such director served on the Board of Directors of Waxman Industries pursuant to the Waxman Industries 1996 Non- Employee Directors' Restricted Share Plan.

                             EXECUTIVE COMPENSATION

          The following table sets forth the cash compensation paid by Waxman Industries for services rendered to it and its subsidiaries, including the Company, during fiscal 1996 to the Chief Executive Officer of the Company, and the other most highly compensated executive officers of the Company in the fiscal years indicated. Officers of Waxman Industries have not received any compensation, in addition to the compensation they receive from Waxman Industries, for serving as officers of the Company; provided, however, that Mr. Pray is paid by Barnett for services rendered to it and did not receive any cash compensation for the services he rendered to Waxman Industries or its other subsidiaries. Upon consummation of the Barnett Public Offering in April 1996, Mr. Pray resigned from his offices at Waxman Industries and the Company.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM COMPENSATION
                                                                  ------------------------------------------
                                              ANNUAL
                                          COMPENSATION(1)                    AWARDS                 PAYOUTS
                               ---------------------------------  -----------------------------     -------
                                                                  RESTRICTED      SECURITIES
        NAME AND                                                    STOCK         UNDERLYING         LTIP              ALL OTHER
   PRINCIPAL POSITION          YEAR      SALARY($)   BONUS($)(2)  AWARDS($)     OPTIONS/SARS(#)   PAYOUTS($)      COMPENSATION($)(3)
   ------------------          ----      ---------   ----------- -----------    ---------------   ----------      ------------------

Melvin Waxman                  1996        300,000       250,000      --          200,000(4)          --                 90,961
Chairman of the Board          1995        311,065            --      --              --              --                111,397
and Co-Chief Executive         1994        325,000       100,000      --          300,000             --                 45,604
Officer

Armond Waxman                  1996        350,000       400,000      --          200,000(4)          --                 73,834
President and Co-Chief         1995        353,277       100,000      --              --              --                 97,080
Executive Officer              1994        366,923       200,000      --          300,000             --                 86,776

William R. Pray                1996        244,423       129,760      --              --              --                 73,227
Former President               1995        228,200        57,607      --           32,500             --                 39,968(5)
and Chief                      1994        206,000        75,000      --           92,500             --                   --
Operating Officer

John S. Peters                 1996         96,154        20,750      --              --              --                 12,500
Senior Vice President --       1995        136,119        22,500      --              --              --                 12,500
Operations                     1994        130,018        42,500      --           52,500             --                 12,500

Laurence S. Waxman             1996        189,098        50,000      --           50,000             --                 12,549
Senior Vice President          1995        190,480        50,000      --              --              --                 12,544
                               1994        151,826        65,000      --           57,500             --                 11,589
                                                                                                                           --
Michael J. Vantusko(6)         1996         84,461       102,150      --           40,000             --                   --
Vice President
Finance and Chief
Financial Officer



--------------

(1) Certain executive officers received compensation in fiscal 1994, 1995 and 1996 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) Messrs. Peters and Vantusko received their bonuses under Waxman Industries' Profit Incentive Plan. In addition, Mr. Vantusko received a $75,000 discretionary bonus during fiscal 1996. Mr. Pray received $100,000 and $25,000 discretionary bonuses in fiscal 1996 and 1994, respectively. Mr. Laurence Waxman received his bonus pursuant to his Employment Agreement. Messrs. Armond and Melvin Waxman received their bonuses at the discretion of the Board of Directors.

(3) For fiscal 1996, 1995 and 1994, amounts principally represent premiums on split-dollar life insurance policies.

(4) On March 29, 1996, each of Messrs. Melvin and Armond Waxman were awarded a stock appreciation right ("SAR") with respect to 200,000 shares of the Common Stock of Waxman Industries. The SARs vest in whole three years after the date of grant but not prior thereto, except in certain limited circumstances.

(5) Includes the grant of 25,000 shares of Waxman Industries' common stock to Mr. Pray in June 1995 and the accrual of a tax "gross up" payment with respect thereto.

(6) Mr. Vantusko terminated his employment with the Company and Waxman Industries effective December 31, 1996. However, Mr. Vantusko is providing certain consulting services to the Company.


       EMPLOYMENT AGREEMENTS

       Upon consummation of the Barnett Public Offering, Mr. Pray resigned from his offices at Waxman Industries and the Company. Mr. Pray and Barnett entered into a new 10-year employment agreement pursuant to which Mr. Pray will continue to serve as President of Barnett at an initial annual salary of $260,000, plus discretionary bonuses. Effective January 1, 1997, Mr. Pray's base salary was increased to $300,000 per annum. In addition, pursuant to the terms of the new employment agreement, Mr. Pray will continue to be provided with certain benefits and prerequisites currently provided to him, as well as a $2,000,000 split dollar life insurance policy and will also enter into a money purchase deferred compensation agreement pursuant to which Barnett will establish an account into which it will deposit approximately $55,000 annually. The balance remaining in the account upon the termination of employment of Mr. Pray shall be paid to him or his beneficiaries, as the case may be. The employment agreement provides that upon termination of employment by Mr. Pray for good reason (as defined therein) or by Barnett for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Pray will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Pray from competing with Barnett during the term of the agreement and for two years following the termination thereof.

       Mr. Laurence Waxman entered into an employment agreement with Consumer Products, which became effective as of November 1, 1994 and terminates on October 31, 1999. Pursuant to such employment agreement, Mr. Laurence Waxman is to serve as President of Consumer Products, and is also to serve in such further offices or positions with Consumer Products or any subsidiary or affiliate of Consumer Products as shall, from time to time, be assigned by the Board of Directors of Consumer Products. Mr. Laurence Waxman's employment agreement provides for an annual salary of $200,000 for the first year of the employment agreement and provides that for each year thereafter the annual salary will be increased by six percent of the prior year's salary. Additional increases in salary and the granting of bonuses to Mr. Laurence Waxman will be determined by Consumer Products, in its sole discretion, based on such individual's performance and contributions to the success of Consumer
Products, his responsibilities and duties and the salaries of other senior executives of Consumer Products. During fiscal 1996, Mr. Waxman agreed to temporarily reduce his annual salary in an effort to support the Company's cost containment efforts. However, effective October 1, 1996, Mr. Waxman's base salary returned to $200,000 per annum. The employment agreement provides that upon termination of employment by Mr. Laurence Waxman for good reason (as defined therein) or by Waxman Industries for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Laurence Waxman will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Laurence Waxman from competing with Waxman Industries or Consumer Products during the term of the agreement and for two years following the termination thereof.

       Mr. Peters entered into an employment agreement with Waxman Industries which became effective as of January 1, 1992, was amended as of October 23, 1995 and terminates on June 30, 1997. Pursuant to such employment agreement, Mr. Peters is to serve as Senior Vice President, Operations of Waxman Industries, and is also to serve in such substitute or further offices or positions with Waxman Industries or any subsidiary or affiliate of Waxman Industries as shall, from time to time, be assigned by the Board of Directors of Waxman Industries. Mr. Peters' employment agreement provides for a minimum annual salary of $125,000, which salary will be reviewed annually by Waxman Industries (and shall be reduced by a corresponding percentage reduction in hours worked in the sole discretion of Waxman Industries to an annual amount not to be less than $75,000). Mr. Peters' annual salary was decreased to $90,000 in fiscal 1995 due to a corresponding reduction in hours worked to three days per week. Increases in salary and the granting of bonuses to Mr. Peters will be determined by Waxman Industries, in its sole discretion, based on such individual's performance and contributions to the success of Waxman Industries, his responsibilities and duties and the salaries of other senior executives of Waxman Industries. The employment agreement provides that upon termination of employment for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Peters will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Peters from competing with Waxman Industries during the term of the agreement and for two years following the termination thereof.

STOCK OPTION AND SAR GRANTS

       The following tables set forth the information noted for all grants of stock options and SAR's made by Waxman Industries during fiscal 1996 to each of the executive officers named in the Summary Compensation Table:




                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL RATES
                            OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR                                 OF STOCK PRICE APPRECIATION
                                        INDIVIDUAL GRANTS                                                        FOR
                                                                                                            OPTION TERM(1)
                            ------------------------------------------------                         ----------------------------
                                                % OF TOTAL
                                                  OPTIONS
                                                GRANTED TO
                                OPTIONS          EMPLOYEES
                                GRANTED          IN FISCAL        EXERCISE         EXPIRATION
           NAME                   (#)              YEAR         PRICE ($/SH)          DATE              5%($)            10%($)
           ----                  -----            ------        ------------         ------            -------          -------

Laurence S. Waxman               50,000           12.98%            $1.00         Feb. 2, 2006         31,445            79,687
Michael J. Vantusko(2)           25,000            6.49%           $1.125         Oct. 11, 2005        17,688            44,824
                                 15,000            3.90%            $1.00         Feb. 2, 2006          9,433            23,906




                                                 % OF TOTAL
                                                   SAR'S
                                                 GRANTED TO
                                 SAR'S           EMPLOYEES
                                GRANTED           IN FISCAL       GRANT PRICE        EXPIRATION
           NAME                   #(3)              YEAR             ($/SH)             DATE            5% ($)           10%($)
           ----                  ------             ----             ------            ------          --------         -------
       Melvin Waxman            200,000             50%              3.375         Mar. 29, 2006        424,504         1,075,776
       Armond Waxman            200,000             50%              3.375         Mar. 29, 2006        424,504         1,075,776


------------

(1) The potential realizable values represent future opportunity and have not been reduced to present value in 1996 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Commission for illustration purposes, and these rates are not intended to be a forecast of the common stock price and are not necessarily indicative of the values that may be realized by the named executive officer.

(2) Mr. Vantusko terminated his employment with the Company and Waxman Industries effective December 31, 1996. However, Mr. Vantusko is providing certain consulting services to the Company.

(3) On March 29, 1996, each of Messrs. Melvin and Armond Waxman were awarded an SAR with respect to 200,000 shares of the common stock of Waxman Industries. The SARs vest in whole three years after the date of grant but not prior thereto, except in certain limited circumstances. Such SAR is subject to stockholder approval, which will be sought at the next meeting of the stockholders of Waxman Industries.


STOCK OPTION AND SAR EXERCISES

       The following tables set forth the information noted for all exercises of stock options and SARs for Waxman Industries during fiscal 1996 by each of the executive officers named in the Summary Compensation Table:


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES


                             NUMBER OF UNEXERCISED
                                 SHARES                             OPTIONS AT FISCAL YEAR-          VALUE OF UNEXERCISED IN-THE-
                              ACQUIRED ON           VALUE                   END(#)                         MONEY OPTIONS AT
          NAME                EXERCISE(#)        REALIZED($)       EXERCISABLE/UNEXERCISABLE              FISCAL YEAR-END($)
          ----                -----------        -----------       -------------------------       ---------------------------------
                                                                                                   EXERCISABLE       NOT EXERCISABLE
                                                                                                   -----------       ---------------
Options:
-------
Melvin Waxman                      --                --                 150,000/150,000              337,500             337,500
Armond Waxman                      --                --                 150,000/150,000              337,500             337,500
William R. Pray                    --                --                  41,875/58,125               101,327             152,108
John S. Peters                   26,250            85,312                 None/26,250                   --                59,062
Laurence S. Waxman                 --                --                  28,750/78,750                64,687             239,687
Michael J.                         --                --                   None/40,000                   --               136,875
Vantusko(1)




                                                                     NUMBER OF UNEXERCISED
                                 VALUE                               SARS AT FISCAL YEAR-            VALUE OF UNEXERCISED IN-THE-
                              ACQUIRED ON           VALUE                   END(#)                          MONEY SAR'S AT
          NAME                EXERCISE(#)        REALIZED($)       EXERCISABLE/UNEXERCISABLE              FISCAL YEAR-END($)
          ----                -----------        -----------       --------------------------      ---------------------------------
SAR's(2):                                                                                          EXERCISABLE       NOT EXERCISABLE
--------                                                                                           -----------       ---------------

Melvin Waxman                      --                --                  None/200,000                  None              225,000
Armond Waxman                      --                --                  None/200,000                  None              225,000


-------------

(1) Mr. Vantusko terminated his employment with the Company and Waxman Industries effective December 31, 1996. However, Mr. Vantusko is providing certain consulting services to the Company.

(2) On March 29, 1996, each of Messrs. Melvin and Armond Waxman were awarded an SAR with respect to 200,000 shares of the common stock of Waxman Industries. The SARs vest in whole three years after the date of grant but not prior thereto, except in certain limited circumstances.


                             PRINCIPAL STOCKHOLDERS

CAPITAL STOCK OF THE COMPANY

       As of the date of this Prospectus, all of the issued and outstanding shares of capital stock of the Company are owned by Waxman Industries. Each of Messrs. Armond and Melvin Waxman may be deemed to be the beneficial owner of such shares by virtue of their positions as President and Co-Chief Executive Officer and Chairman of the Board and Co-Chief Executive Officer of Waxman Industries, respectively, and as controlling stockholders of Waxman Industries. The mailing address for Waxman Industries and Messrs. Armond and Melvin Waxman is the executive office of the Company. All of the shares of capital stock of the Company owned by Waxman Industries have been pledged as collateral security for the Deferred Coupon Notes. In the event that Waxman Industries defaults on its obligations to the holders of such indebtedness, the pledgee thereunder may sell or dispose of the pledged shares of capital stock and, as a result, could effect a change of control of the Company.

                 RECENT SECURITIES OFFERING AND RELATED MATTERS

The Reorganization

       On April 3, 1996, as part of the Reorganization, the Company issued the Old Notes in exchange for $43,026,000 aggregate principal amount of outstanding Senior Subordinated Notes pursuant to the Initial Private Exchange Offer. In addition to the Initial Private Exchange Offer, the components of the Reorganization included (i) the Senior Subordinated Consent Solicitation,
(ii) the establishment of a $30.0 million Restated Credit Agreement, (iii) the Barnett Public Offering, (iv) the defeasance of the Senior Secured Notes and
(v) the repayment of Barnett's borrowings under the Operating Companies Credit Facility (including $23.0 under the Company's then existing working capital credit facility and $5.0 million under the Term Loan (the "Barnett Financing")).

       Pursuant to the Registration Rights Agreement, the Company filed a registration statement with respect to an exchange offer whereby $43,026,000 aggregate principal amount of New Notes were offered in exchange for Old Notes in order to permit the holders of such Old Notes to offer and sell the New Notes under the Act. Such registration statement was declared effective by the Commission on October 29, 1996 and in December 1996 the Company consummated the Registered Exchange Offer. The Company issued an aggregate of $43,025,000 principal amount of the New Notes in exchange for a like principal amount of Old Notes and $1,000 principal amount of Old Notes remained outstanding immediately subsequent to the consummation of the Registered Exchange Offer.

       In January 1997, the Company issued $4,829,000 principal amount of Old Notes in exchange for a like principal amount of Senior Subordinated Notes pursuant to the Exchange Agreements. The holders of the Old Notes acquired in the Private Exchange Offers are entitled to the rights of a "holder," as defined in, and pursuant to, the Registration Rights Agreement, with the Company's obligations thereunder commencing upon the consummation of the Private Exchange Offers.

Registration Rights Agreement

       Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to register the Exchange Offer under the Act.

       Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts (i) to file, within 60 days of the issuance of the Old Notes to the Holders, a registration statement under the Act with respect to an exchange offer whereby securities substantially identical to the Old Notes would be offered for exchange with the Old Notes in order to permit the Holders to offer and sell the New Notes under the Act and (ii) to cause such registration statement to become effective within 120 days of the date of issuance of the Old Notes. Upon the registration statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company has agreed to keep the Exchange Offer pursuant to the registration statement open for not less than 30 days (or longer if required by applicable law) after the date notice of such offer is mailed to the Holders. In the event that the Company or the holders of 25% in aggregate principal amount of the Old Notes reasonably determine in good faith that because of any change in law or applicable interpretations of the Staff of the Commission the Company is not permitted to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement or if a holder of the Old Notes is not permitted, because of a change in law or interpretations of the Staff of the Commission, to participate in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes, (b) use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act and (c) use its best efforts to keep continuously effective such shelf registration statement until three years after the issuance of the Old Notes or such shorter period ending when all of the Old Notes eligible for sale thereunder have been sold thereunder. In the event that the registration statement is not filed or effective by, or continuously effective through, the dates referred to above or the Commission shall have issued a stop order suspending the effectiveness of the registration statement or any shelf registration statement with respect to the Old Notes at a time when such registration statement or shelf registration statement, as the case may be, is required to be kept effective by the Company or the prospectus contained in any such registration statement or shelf registration statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company has agreed to pay, or cause to be paid, as liquidated damages and not as a penalty to each holder of Old Notes, an amount equal to $0.05 per week per $1,000 of principal amount of Old Notes held by such holder, for each week during the 90-day period beginning on the date referred to above or the date of the order suspending effectiveness or the date on which the prospectus shall not contain such current information or shall contain any such untrue statement or omit to state any such material fact. Such liquidated damages shall be increased by $0.05 per week per $1,000 of principal amount of Old Notes at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.20 per week per $1,000 of principal amount of Old Notes. The Company has agreed to pay all expenses incident to the Company's performance of or compliance with the Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Old Notes but excluding any underwriting fees, discounts or commissions attributable to the sale of the Old Notes. Each of the Company and the Trustee, on behalf of the original purchasers of the Old Notes, pursuant to the Registration Rights Agreement, have agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Old Notes pursuant to the Registration Rights Agreement. The Company has prepared and filed the Registration Statement of which this Prospectus forms a part pursuant to the Registration Rights Agreement.

                               THE EXCHANGE OFFER

PURPOSE OF EXCHANGE OFFER

       The outstanding Old Notes in the aggregate principal amount of $4,830,000 were originally issued in April 1996 and January 1997 in private placements primarily to certain institutional and accredited investors. The offer and sale of the Old Notes was not registered under the Act in reliance upon the exemption therefrom provided by Section 4(2) of the Act. The Old Notes may not be reoffered, resold, or transferred other than pursuant to an effective registration statement filed pursuant to the Act or unless an exemption from the registration requirements of the Act is available.

       Pursuant to Rule 144 promulgated under Act, the Old Notes may generally be resold, subject to certain conditions specified in the Rule, (a) commencing two years after the date of original issuance, in an amount up to, for any three-month period, the greater of 1% of the principal amount at maturity of the Old Notes then outstanding or the average weekly trading volume of the Old Notes during the four calendar weeks immediately preceding the filing of the required notice of sale with the Commission, and (b) commencing three years after the date of original issuance, in any amount and otherwise without restriction by a Holder who is not, and has not been for the preceding three months, an affiliate of the Company. Following the Exchange Offer, the calculation of the amount of permissible sales under Rule 144 may depend on the combined amount of outstanding Old Notes and New Notes, and the trading volume of the Old Notes and the New Notes together. Additionally, under certain circumstances, an exemption from the registration requirements of the Act may be available for the resale of the Old Notes to "Qualified Institutional Buyers" under Rule 144A promulgated thereunder. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the Old Notes.

       In connection with the original sale of the Old Notes, the Company entered into the Exchange Agreements, pursuant to which the Company agreed to file with the Commission a registration statement covering the exchange by the Company of the New Notes for the Old Notes in a transaction designed to provide certain Holders of Old Notes with an opportunity to acquire New Notes which, unlike the Old Notes, may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Act. Holders who are unable or choose not to exchange their Old Notes pursuant to this Exchange Offer will continue to hold securities that are subject to restrictions on transfer pursuant to the Act. The Company has no obligation to provide for the registration under the Act of Old Notes outstanding after the expiration of the Exchange Offer. Such Holders should consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Old Notes. The New Notes otherwise will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the Old Notes for which they may be exchanged pursuant to this Exchange Offer.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

         Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means Midnight, New York City time, on [ ], 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

         As of the date of this Prospectus, $4,830,000 aggregate principal amount at maturity of Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about [ ], 1997, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

         The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

         The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. In the event that the Company amends the Exchange Offer, the Company will amend this Prospectus as required by the Federal Securities laws.

PROCEDURES FOR TENDERING OLD NOTES

         The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding Agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Huntington National Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book- Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

         If the New Notes are to be issued, or untendered Old Notes are to be reissued, to a person other than the Holder thereof, the Old Notes surrendered for exchange must be properly endorsed or accompanied by appropriate bond powers in satisfactory form as determined by the Exchange Agent in its sole discretion. If Old Notes are registered in the name of the person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be properly endorsed or accompanied by appropriate bond powers in satisfactory form as determined by the Exchange Agent in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

         If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Exchange Agent of their authority to so act must be submitted.

         Tenders must be made in round number multiples of the principal amount of $1,000. Subject to the foregoing, tendering Holders of Old Notes may tender less than the aggregate principal amounts represented by the Old Notes deposited with the Company provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes. If less than all of the Old Notes evidenced by a submitted certificate are to be tendered, a reissued certificate representing the untendered Old Notes, together with a certificate representing the New Notes, will be sent to such tendering Holder, unless otherwise provided in the appropriate box on the Letter of Transmittal.

         By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an intention to, or an arrangement or understanding with any person, to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Act, of the Company. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning the Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

         Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

         For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Notes will accrue from the date of original issuance of the Old Notes.

         In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book- Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer (including, without limitation, the determination that the tendering Holder is an affiliate of the Company or is not acquiring the New Notes in the ordinary course of business with no arrangement or understanding with any person to participate in the distribution of the New Notes) or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

         The Exchange Agent, if requested by the Company, will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

         If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

         Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

         (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or in connection therewith, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
         (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

         (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

         (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which, in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

         The Huntington National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


                          THE HUNTINGTON NATIONAL BANK



       By Mail/Overnight Courier:             By Facsimile Transmission:                      By Hand:
                                                    (216) 344-6584                      In Cleveland, Ohio:
      The Huntington National Bank               Confirm by Telephone:              The Huntington National Bank
           917 Euclid Avenue                        (216) 344-6662                       917 Euclid Avenue
         Cleveland, Ohio 44115                                                         Cleveland, Ohio 44115
    Attention: Corporate Trust CM23                                               Attention: Corporate Trust CM23

                                                                                       In New York, New York:
                                                                                    The Huntington National Bank
                                                                                  In care of The Bank of New York
                                                                                        Drop Window Services
                                                                                         101 Barclay Street
                                                                                      New York, New York 10286



         DELIVERY OF LETTERS OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer, and will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

         The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $25,000.

TRANSFER TAXES

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Act, except pursuant to an exemption from, or in a transaction not subject to, the Act and applicable state securities laws. The Company has no obligation to, and does not currently anticipate that it will, register the offer and sale of the Old Notes under the Act. Based on interpretations by the Staff of the Commission, set forth in certain "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Act) without compliance with the registration and prospectus delivery provisions of the Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no intention, nor any arrangement with any person, to participate in the distribution of such New Notes. If any Holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the Staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and
(ii) must comply with the registration and prospectus delivery requirements of the Act in connection with any resale transaction. A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such New Notes since such broker-dealer may be considered a statutory underwriter. Such prospectus may be the prospectus relating to the Exchange Offer only if it contains a plan of distribution with respect to such resale transactions (but need not name the broker-dealer or disclose the amount of New Notes held by the broker-dealer). See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions.

                            DESCRIPTION OF THE NOTES

         The Old Notes have been, and the New Notes will be, issued under the indenture dated as of April 1, 1996 (the "Indenture") between the Company and the Trustee. The following summary of certain provisions of the Indenture contains the material terms of the Notes, but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

         The New Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Exchange Note Trustee in the City of New York maintained for such purposes at 114 West 47th Street, New York, New York 10036-1532. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

         The New Notes will be unsecured obligations of the Company, limited to $48,750,000 aggregate principal amount, and will mature on September 1, 2001. Interest on the Notes will accrue at the rate of 11 1/8% per annum and will be payable semi-annually on March 1 and September 1, commencing September 1, 1996 to the holders of record of Notes at the close of business on the February 15 and August 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest, will accrue at the rate of interest borne by the Notes.

REDEMPTION

         Optional Redemption. The Notes will be redeemable, in whole or in part, at the option of the Company, if redeemed during the 12-month period beginning on June 1 of the years indicated below at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date:


    YEAR                                                   PERCENTAGE
    ----                                                   ----------
    1996........................................            101.719%
    1997 and thereafter.........................            100.000%


         Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Note Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Note Trustee shall deem fair and appropriate, provided, however, that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

         In the event of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the holders in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date. Notice of a Change of Control Offer shall be mailed by the Company to the holders not less than 25 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the business day next preceding the Change of Control Payment Date.

         The Company will comply with any tender offer rules under the Exchange Act, which may then be applicable, including, but not limited to, Rule 14e-1, in connection with any Change of Control Offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

PROVISION OF FINANCIAL INFORMATION

         Pursuant to the Indenture, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will submit for filing with the Commission such annual reports, quarterly reports and other documents and distribute or cause to be distributed to holders of the Notes copies of such annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were so subject. Such annual reports will contain consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, and management's discussion and analysis of financial condition and results of operations and such quarterly reports will contain unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

CERTAIN COVENANTS

         Set forth below are certain covenants which are contained in the Indenture.

         Limitation on Additional Indebtedness. The Indenture will provide that the Company shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, issue, guarantee or in any manner become liable for or with respect to the payment of, any Attributable Indebtedness or Indebtedness (including any Acquired Indebtedness) except for (each of which shall be given independent effect):

                  (a) Indebtedness of the Company under the Notes and the Indenture;

                  (b) Indebtedness of Subsidiaries of the Company outstanding from time to time pursuant to the Credit Agreement not to exceed at any one time, an amount (the "Permitted Amount") equal to, when added to the principal amount of Indebtedness of Subsidiaries of the Company outstanding pursuant to clause (h) below, (A) the sum of 85% of the net book value of the accounts receivable and 50% of the net book value of the inventory of the Subsidiaries of the Company, in each case calculated on a consolidated basis in accordance with GAAP minus (B) the amount of Indebtedness pursuant to the Credit Agreement prepaid after the Issue Date with the Net Cash Proceeds from an Asset Sale pursuant to the provisions described below under "Disposition of Proceeds of Asset Sales";

                  (c) Indebtedness of the Company and Subsidiaries of the Company outstanding on the Issue Date;

                  (d) Indebtedness of the Company that is subordinated or pari passu in right of payment to the Notes if, immediately after giving pro forma effect to the incurrence thereof, the Consolidated Interest Coverage Ratio of the Company would be equal to or greater than 2.25:1;

                  (e) Indebtedness of a Subsidiary of the Company issued to and held by the Company or a Wholly- Owned Subsidiary of the Company or Indebtedness of the Company to a Wholly-Owned Subsidiary of the Company in respect of intercompany advances or transactions;

                  (f) Indebtedness represented by Interest Rate Protection Obligations and Currency Hedging Agreements of Subsidiaries of the Company with respect to Indebtedness of Subsidiaries of the Company (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of such Interest Rate Protection Obligations or Currency Hedging Agreements, as the case may be, does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations or Currency Hedging Agreements, as the case may be, relate;

                  (g) any replacements, renewals, refinancing and extensions of Indebtedness incurred under clauses (a), (c) and (d) above, provided that
(i) any such replacement, renewal, refinancing and extension (x) shall not provide for any mandatory redemption, amortization or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in the Indebtedness being replaced, renewed, refinanced or extended and (y) shall be contractually subordinated to the Notes at least to the extent, if at all, that the Indebtedness being replaced, renewed, refinanced or extended is subordinate to the Notes, (ii) any such Indebtedness of any Person must be replaced, refinanced or extended with Indebtedness incurred by such Person or by the Company and (iii) the principal amount of Indebtedness incurred pursuant to this clause (g) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount (or with respect to Indebtedness which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value thereof) of Indebtedness so replaced, renewed, refinanced or extended, plus accrued interest, the amount of any premium required to be paid in connection with such replacement, renewal, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such replacement, renewal, refinancing or extension by means of a tender offer or privately negotiated purchase, and the amount of fees and expenses incurred in connection therewith; and

                  (h) in addition to the items referred to in clauses (a) through (g) above, (x) Indebtedness and Attributable Indebtedness of the Company or Subsidiaries of the Company in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, provided that Indebtedness of Subsidiaries of the Company shall not exceed at any one time, when added to the principal amount of Indebtedness outstanding pursuant to the preceding clause (b), the Permitted Amount and (y) additional Indebtedness and Attributable Indebtedness of the Company in a aggregate principal amount not to exceed $10,000,000 at anytime outstanding.

         Limitation on Investments, Loans and Advances. The Indenture will provide that the Company shall not make and shall not permit any of its Subsidiaries to make any direct or indirect advance, loan, or other extension of credit to (including any guarantee of a loan or other extension of credit) or investment in, capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or purchase of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person (collectively, "Investments"), except: (i) Investments by the Company or a Subsidiary of the Company in any Wholly- Owned Subsidiary of the Company (including any such Investment pursuant to which a Person becomes a Wholly-Owned Subsidiary of the Company) or in the Company by any Subsidiary of the Company; (ii) Investments represented by receivables created or acquired in the ordinary course of business or the settlement of such receivables in the ordinary course of business; (iii) Investments permitted to be made pursuant to the "Limitation on Restricted Payments" covenant below; (iv) Investments represented by advances to employees of the Company or its Subsidiaries made in the ordinary course of business and consistent with past business practices; and (v) Permitted Investments.

         Limitation on Restricted Payments. The Indenture will provide that the Company shall not make, and shall not permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment, unless:

                  (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (b) at the time of and after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant above; and

                  (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date through and including the date of such Restricted Payment does not exceed the sum of (1) 50% of the Company's Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) from and including April 1, 1996 to and including the last day of the fiscal quarter immediately preceding the date of such Restricted Payment (the "Base Period"), (2) 100% of the aggregate Net Proceeds received by the Company from (x) the issue or sale, during the Base Period, of Capital Stock (other than Disqualified Stock) of the Company, or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted, exercised or exchanged, as the case may be and (y) any common equity contribution made to the Company during the Base Period plus (3) in the case of the disposition of any Investment (other than an Investment which is a loan) made after the Issue Date or the repayment or disposition of any loan made after the Issue Date (other than any such Investment or loan made pursuant to clause (i), (ii) (iv) or (v) of the "Limitation on Investments, Loans and Advances" covenant above) an amount equal to, with respect to any such Investment (other than an Investment which is a loan) the lesser of the net cash proceeds received on disposition with respect to such Investment or the initial amount of such Investment, in either case, less the cost of disposition of such Investment and with respect to any such loan, an amount equal to any cash received on account of (a) the repayment of principal on such loan or (b) the disposition of such loan, less the cost of such disposition and in each of the foregoing cases, not to exceed the principal amount of such disposed of loan. For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

         The provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if such payment would comply with the provisions of the Indenture at the date of the declaration of such payment, (ii) the retirement of any shares of Capital Stock of the Company or Indebtedness of the Company which is subordinated in right of payment to the Notes by conversion into, or by an exchange for, shares of Capital Stock of the Company that are not Disqualified Stock or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock (other than Disqualified Stock) of the Company, (iii) the redemption or retirement of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale of Indebtedness of the Company which is subordinated in right of payment to the Notes (other than to a Subsidiary of the Company) that (x) is contractually subordinated in right of payment to the Notes at least to the same extent that the Indebtedness being redeemed or retired is subordinated to the Notes and (y) is permitted to be incurred in accordance with the covenant described under "Limitation on Additional Indebtedness" above, (iv) dividends to Waxman Industries to satisfy interest payments on the Deferred Coupon Notes, including any Deferred Coupon Note Refinancing Indebtedness, provided that any such dividend is used on the date such dividend is paid to make interest payments on the Deferred Coupon Notes or Deferred Coupon Note Refinancing Indebtedness, as the case may be, and provided further that no Default or Event of Default shall have occurred and be continuing after the payment of any such dividend (v) the redemption or retirement, or dividends to Waxman Industries for the redemption or retirement, (by way of open market purchase or otherwise), within 365 days of the Issue Date, of Deferred Coupon Notes or Deferred Coupon Note Refinancing Indebtedness in an amount not to exceed the aggregate net cash proceeds received by the Company or Barnett from the sale of shares of Capital Stock of Barnett representing not more than 55.1% of the Barnett Common Stock pursuant to the Barnett Public Offering that are in excess of $75.0 million, provided no Default or Event of Default shall have occurred and be continuing after such redemption or retirement or the payment of such dividend, as the case may be, (vi) the payment of any dividend or distribution by the Company to Waxman Industries (A) pursuant to the Tax Sharing Agreement, which dividend or distribution is used solely to pay income taxes and may not exceed the lesser of (x) income taxes actually paid by Waxman Industries (on a consolidated basis with its Subsidiaries) and (y) the amount of income taxes which would be paid by the Company and its Subsidiaries if they were a consolidated tax paying group filing a consolidated return and
(B) which dividend or distribution is used solely to pay taxes (other than income taxes) actually payable by Waxman Industries; and (vii) Restricted Payments consisting of 50% of Eligible Sale Proceeds (100% in the case of clause (iv) above), provided no Default or Event of Default shall have occurred and be continuing after the making of such Restricted Payment.

         In determining the amount of Restricted Payments permissible under clause (c) above, amounts expended pursuant to clauses (i), (ii), (iv) and
(vii) above shall be included as Restricted Payments.

         Limitation on Liens. In addition to the restrictions described below under "Impairment of Security Interest," the Indenture will provide that the Company shall not, and the Company shall not permit, cause or suffer any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired by it, which (a) secures Indebtedness of the Company subordinated in right of payment to the Notes, unless the Notes are secured by a Lien on such property that is senior to such Lien or (b) secures Indebtedness of the Company which is pari passu in right of payment with the Notes, unless the Notes are secured by a Lien on such property that is equal and ratable with such Lien, except for Liens existing as of the Issue Date and Permitted Liens.

         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any Agreement with any Person that would cause any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a Subsidiary of the Company, (b) make any loans or advances to the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of any restrictions existing under (i) the Credit Agreement as in effect on the Issue Date, (ii) any restrictions existing under any Agreement that refinances, replaces, amends or extends an Agreement containing a restriction permitted by clause (i); provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the Agreement being refinanced, replaced, amended or extended or (iii) customary non-assignment or sublease provisions of any Agreement of the Company or its Subsidiaries.

         Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless (i) such Asset Sale is for Fair Market Value and
(ii) the net proceeds therefrom consist of at least 75% cash or Cash Equivalents (with Indebtedness of the Company or its Subsidiaries assumed by the purchaser being counted as cash for such purposes if the Company and its Subsidiaries are permanently released from all liability therefor).

         The Company shall or shall cause its Subsidiaries to, within 360 days of receipt of any Net Cash Proceeds from an Asset Sale, (x) apply such Net Cash Proceeds to permanently prepay Indebtedness outstanding under the Credit Agreement, (y) apply such Net Cash Proceeds to acquire or construct assets of the Company or a Subsidiary of the Company in lines of business related to the Company's and its Subsidiaries' businesses as in existence on the Issue Date or (z) to the extent such Net Cash Proceeds are not applied as provided in the previous clauses (x) and (y), designate such Net Cash Proceeds as "Excess Proceeds" subject to disposition as provided in the next succeeding paragraph; provided, however, that (i) to the extent that the Net Cash Proceeds applied to permanently prepay Indebtedness consist in whole or in part of Barnett Sale Proceeds, then such Barnett Sale Proceeds may be applied to prepay such Indebtedness to the extent required by the terms of the Credit Agreement (as in existence on the Issue Date) and to the extent such prepayment is not so required, such Barnett Sale Proceeds shall be used to permanently prepay such Indebtedness and to make an offer to purchase Securities as set forth below on a pro rata basis based on the aggregate principal amount of Indebtedness outstanding under the Credit Agreement and the Securities outstanding, (ii) up to $10.0 million of Barnett Sale Proceeds may be applied pursuant to clause
(x) above and not subject to the preceding clause (i) provided that any such Barnett Sale Proceeds so applied must be applied to permanently prepay Permitted Barnett Secured Indebtedness then outstanding.

         When the aggregate amount of unutilized Excess Proceeds equals or exceeds $2.5 million, the Company shall make an offer to repurchase an aggregate principal amount of Notes equal to such Excess Proceeds at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. If the aggregate principal amount of Notes tendered exceeds the amount of Excess Proceeds, the Notes tendered will be purchased on a pro rata basis. The Company shall, subject to the provisions described herein, be required to repurchase all Exchange Notes validly tendered into such offer and not withdrawn. Such offer is required to remain open for at least 20 business days. Upon completion of such offer to repurchase, the amount of Excess Proceeds shall be reset to zero and any unutilized Excess Proceeds may be utilized by the Company for any purpose.

         The provisions of this covenant shall not apply to any Eligible Sale Proceeds used in accordance with clause (iv) of the "Limitations on Restricted Payments" covenant above and shall otherwise only apply to 50% of any Eligible Sale Proceeds.

         The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to repurchase Notes as described above.

         Limitation on Transactions with Affiliates. The Indenture will provide that the Company shall not, and shall not permit, cause, or suffer any Subsidiary of the Company to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their respective Affiliates (each an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms' length basis from a Person not an Affiliate of the Company or such Subsidiary. With respect to any Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $1,000,000 the Company shall deliver an officers' certificate to the Trustee certifying that such Affiliate Transaction (or series of related Affiliate Transactions) complies with the foregoing provisions and that such Affiliate Transaction (or series of related Affiliate Transactions) was approved by a majority of the Independent Directors of the Company and the Board of Directors of the Company as a whole. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (x) customary directors' fees and consulting fees or (y) any Affiliate Transaction pursuant to and in accordance with the provisions of the Tax Sharing Agreement, Intercorporate Agreement, Barnett Intercorporate Agreement or the Trademark License Agreements.

         Limitation on Issuances and Sales of Preferred Stock by Subsidiaries. The Indenture will provide that the Company (i) will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly- Owned Subsidiary of the Company) and (ii) will not permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

         The Indenture will provide that the Company shall not consolidate with or merge with or into or sell, assign, convey, lease, transfer or otherwise dispose of or cause or permit any Subsidiary of the Company to sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of the Company's and the Company's Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Company's Subsidiaries taken as a whole) to any Person or Persons in a single transaction or through a series of related transactions or permit any of its Subsidiaries to do any of the foregoing, unless: (a) the Company shall be the continuing Person or the Person formed by or surviving such consolidation or merger or the Person to which such sale, assignment, conveyance, lease, transfer or other disposition is made (the "surviving entity") shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity (in the case of a merger or consolidation in which the Company is not the surviving Person or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction, or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity (in the case of a merger or consolidation in which the Company is not the surviving Person or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) shall immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the surviving entity (in the case of a merger or consolidation in which the Company is not the surviving Person or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) could incur $1.00 of Indebtedness pursuant to clause (d) of the "Limitation on Additional Indebtedness" covenant described above; and (f) the Company or the surviving entity (in the case of a merger or consolidation in which the Company is not the surviving Person or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of the Company's properties and assets) shall have delivered to the Trustee an Officer's Certificate stating that such consolidation, merger, sale, assignment, conveyance, lease, transfer or other disposition and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture:

                  (i) default in the payment of any interest on the Notes when it becomes due and payable, and continuance of any such default for a period of 30 days; or

                  (ii) default in the payment of the principal of, or premium, if any, on the Notes when due (including a default in payment upon an offer to purchase required to be made by the Indenture); or

                  (iii) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i) or (ii) above), and continuance of such default or breach for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

                  (iv) failure by the Company or any of its Subsidiaries (a) to make any payment when due with respect to any other Indebtedness under one or more classes or issues of Indebtedness which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more; or
(b) to perform any term, covenant, condition, or provision of one or more classes or issues of Indebtedness which one or more classes or issues of Indebtedness are in an aggregate principal amount of $5,000,000 or more, which failure, in the case of this clause (b), results in an acceleration of the maturity thereof; or

                  (v) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in an aggregate amount, shall be entered against the Company or any of its Subsidiaries or any properties of the Company or any of its Subsidiaries and shall not be discharged and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

                  (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries shall have occurred.

         If an Event of Default (other than an Event of Default specified in clause (vi) above with respect to the Company) occurs and is continuing, then the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the outstanding Notes shall, declare the principal of, premium, if any, and accrued interest on, all the Notes to be due and payable immediately. Upon any such declaration, such principal, premium, if any, and accrued interest shall become due and payable immediately. If an Event of Default specified in clause
(vi) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on, all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Note Trustee or any holder.

         After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of principal of, premium, if any, and accrued interest on the Notes that has become due solely as a result of such acceleration and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or a provision which cannot be modified or amended without the consent of all holders.

         No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or accrued interest on, such Note on or after the respective due dates expressed in such Note.

         During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

DEFEASANCE

         The Company may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain agencies in respect of Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and accrued interest on the Notes to redemption or maturity, as the case may be, and comply with certain other conditions, including the delivery of opinions as to certain tax and bankruptcy matters.

SATISFACTION AND DISCHARGE

         The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable or have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit or redemption, as the case may be; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

         From time to time the Company, when authorized by resolution of its Board of Directors, and the Trustee may, without the consent of the holders of the Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount outstanding of, extend the fixed maturity of, or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any principal, premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Notes, who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes or (vii) following the mailing of a Change of Control Offer, modify the provisions of the Indenture with respect to such Change of Control Offer in a manner adverse to any holder.

REGARDING THE TRUSTEE

         United States Trust Company of New York will serve as Trustee under the Indenture.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means with respect to any Person, Indebtedness of another Person existing at the time such other Person becomes a Subsidiary of such Person or is merged with or into such Person or a Subsidiary of such Person including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such other Person becoming a Subsidiary of such Person or the merger of such other Person with or into such Person.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Acquisition" means (i) any capital contribution (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock in, any other Person by the Company or any of its Subsidiaries, in either case pursuant to which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

         "Asset Sale" means with respect to any Person any direct or indirect sale, conveyance, transfer, lease or other disposition to any other Person other than such Person or a Subsidiary of such Person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of such Person (whether structured as a sale, issuance or other disposition by such Person or a Subsidiary of such Person) or (ii) any other property or asset of such Person (other than cash or Cash Equivalents) or any Subsidiary of such Person, in each case, other than inventory in the ordinary course of business and other than isolated transactions which do not exceed $1,000,000 individually. For the purposes of this definition, the term "Asset Sale" shall not include (x) any disposition of properties and assets of such Person or any Subsidiary of such Person that is governed under and complies with the requirements set forth in "Consolidation, Merger, Conveyance, Transfer or Lease" above or (y) any sale by the Company of its Capital Stock.

         "Attributable Indebtedness" means, in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate borne by the Notes compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

         "Barnett Common Stock" means the common stock, $.01 par value per share, of Barnett.

         "Barnett Intercorporate Agreement" means the Intercorporate Agreement among Waxman Industries, the Company, Barnett, Consumer Products and WOC as in existence as of the consummation of the Barnett Public Offering.

         "Barnett Public Offering" means the initial public offering of Barnett Common Stock.

         "Barnett Sale Proceeds" means the net proceeds from the sale of Barnett Common Stock.

         "Board Resolution" means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person, to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

         "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Cash Equivalents" means, at any time (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency.

         "Change of Control" means (i) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (a "Group of Persons") other than Permitted Holders, (ii) the merger or consolidation of the Company or Waxman Industries with or into another corporation with the effect that the then existing shareholders of the Company or Waxman Industries, as the case may be, together with the Permitted Holders beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) securities representing less than 50% of the Voting Power of the surviving corporation of such merger or the corporation resulting from such consolidation and do not otherwise have the right or ability by contract or otherwise to elect a majority of the Board of Directors of such surviving corporation, (iii) the replacement of a majority of the Board of Directors of the Company or Waxman Industries from the directors who constituted such Board of Directors on the Issue Date, and such replacement shall not have been approved by a majority of such Board of Directors then still in office who either were (x) members of such Board of Directors on the Issue Date or (y) whose election as a member of such Board of Directors was approved in the manner provided in this clause (iii) or (iv) a Person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company or Waxman Industries representing 35% or more of the Voting Power of the Company or Waxman Industries, as the case may be, and, at such time, Permitted Holders are not the beneficial owners (as so defined) of securities representing a greater percentage of such Voting Power and do not otherwise have the right or ability by contract or otherwise to elect a majority of the Board of Directors of the Company or Waxman Industries, as the case may be.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of the following for such period: (i) all income taxes of such Person paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains); (ii) Consolidated Interest Expense of such Person for such period; (iii) depreciation expense of such Person for such period; (iv) amortization expense of such Person for such period including, without limitation, amortization of capitalized debt issuance costs; and (v) any other non-cash charges of such Person for such period (excluding any non-cash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period).

         "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of (i) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Consolidated Interest

Coverage Ratio (the "Transaction Date") to (ii) Consolidated Interest Expense of such Person and the aggregate amount of dividends or other distributions declared or paid on Capital Stock (other than Common Stock) of such Person and its Subsidiaries, in each case for such four full fiscal quarter period. For purposes of this definition, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement of any Indebtedness of such Person or any of its Subsidiaries, other than the incurrence or repayment of Indebtedness in the ordinary course of business pursuant to working capital or revolving credit facilities, at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or retirement occurred on the first day of the Reference Period; provided, that if such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and
(ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Subsidiary of the Company (including any Person who becomes a Subsidiary of the Company as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Sales, as if such Asset Sale or Asset Acquisition and/or retirement occurred on the first day of the Reference Period. Furthermore, in calculating the denominator (but not the numerator) of this "Consolidated Interest Coverage Ratio," (1) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate based upon a factor of a prime or similar rate shall be deemed to have been in effect; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (a) the cash and non-cash interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP (net of any interest income) consistently applied, including, without limitation, (w) any amortization of debt discount, (x) the net cost under Interest Rate Protection Obligations and Currency Hedging Agreements insofar as they relate to interest, (y) the interest portion of any deferred payment obligation and (z) all accrued interest, and (b) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied.

         "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or one of its Subsidiaries has a joint interest with one or more other Persons (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (including limitations resulting from the ownership of less than 100% of the Capital Stock of such Subsidiary) shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Subsidiaries shall be excluded, and (d) extraordinary gains and losses and any one-time increase or decrease to Net Income recorded because of the adoption of new accounting policies, practices or standards required or permitted by generally accepted accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated equity represented by the shares of such Person's Capital Stock (other than Disqualified Stock) at such date, as determined on a consolidated basis in accordance with GAAP.

         "Covered Amount" means with respect to any disposition of Capital Stock of Barnett or any Asset Sale involving WOC Inc. an amount equal to the excess of (x) the aggregate fair value of the Capital Stock of Barnett owned by the Company and its Subsidiaries immediately upon consummation of such disposition or Asset Sale less the aggregate principal amount of any outstanding Permitted Barnett Secured Indebtedness after taking into account the application of the proceeds of such disposition or Asset Sale over (y) the product of (i) the aggregate principal amount of Notes and other Indebtedness incurred after the Issue Date that is pari passu or structurally senior in right of payment (other than Indebtedness under the Credit Agreement) to the Notes and is outstanding after taking into account the application of the proceeds of such disposition or Asset Sale and (ii) two (2).

         "Credit Agreement" means the credit agreement entered into between the Company, certain of the Subsidiaries of the Company, the lenders listed therein and Citicorp USA, Inc., as agent, providing for working capital and other financing, as the same may at any time be amended, amended and restated, supplemented or otherwise modified, including any refinancing, refunding, replacement or extension thereof which provides for working capital and other financings, whether by the same or any other lender or group of lenders.

         "Currency Hedging Obligations" means with respect to any Person, the obligations and/or rights of such Person under currency hedging arrangements designed to protect such Person against currency fluctuations.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Deferred Coupon Notes" means Waxman Industries' $92,797,000 aggregate principal amount at maturity of 12 3/4% Deferred Coupon Notes due June 1, 2004.

         "Deferred Coupon Note Refinancing Indebtedness" means any Indebtedness the net proceeds of which are used entirely to refinance, in whole or in part, the Deferred Coupon Notes provided that (i) such Indebtedness does not accrue interest prior to June 1, 1999, (ii) after June 1, 1999 such Indebtedness does not accrue interest at a rate per annum in excess of the rate per annum that the Deferred Coupon Notes, as in existence on the Issue Date, accrue interest and (iii) such Indebtedness does not provide for any mandatory redemption, amortization or sinking fund requirement earlier than six months after the final maturity of the Notes.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes.

         "Eligible Sale Proceeds" means an amount equal to the excess of (i) the net cash proceeds received from any disposition of Capital Stock of Barnett or any Asset Sale involving WOC over (ii) the Covered Amount.

         "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. With respect to any Person, Fair Market Value shall be determined by the Board of Directors of such Person (and with respect to the Company or a Subsidiary of the Company, a majority of the Independent Directors of the Company) acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination.

         "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letter of credit (including purchase money obligations but excluding undrawn documentary letters of credit for trade payables arising in the ordinary course of business) or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property (other than trade payables or accrued liabilities arising in the ordinary course of business); (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (the amount of such obligation being deemed to be the lesser of the fair value of such property or asset or the amount of the obligation so secured); and (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clause (i), (ii) or (iii).

         "Independent Director" means any director that (i) is not and has not been an officer or employee of Waxman Industries or any of its Affiliates,
(ii) does not have any relationship that, in the opinion of the Board of Directors of the Company (exclusive of any such Independent Director), would interfere with his/her exercise of independent judgment in carrying out the responsibilities of directors and (iii) with respect to any transaction or series of related transactions, does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

         "Intercorporate Agreement" means the Intercorporate Agreement among Waxman Industries, the Company, Barnett, Consumer Products and WOC dated as of May 20, 1994, as amended to date.

         "Interest Rate Protection Obligations" means the obligations and/or rights of any Person pursuant to any arrangement with any other Person, designed to protect such Person against fluctuations in interest rates, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security Agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale Agreement, capital lease or other title retention Agreement.

         "Material Subsidiary" means, with respect to any Person, any Subsidiary of such Person which would be a "significant subsidiary" pursuant to Article 1-02 of Regulation S-X.

         "Net Cash Proceeds" means, with respect to any Asset Sale the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable within one year as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale to the extent required pursuant to the terms of such Indebtedness; (iv) appropriate amounts to be provided by the Company or any Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, provided, however, that the amount of any such reserve at such time that such amount is no longer required to be provided as a reserve in accordance with GAAP and is not applied to the liability for which such reserve was established shall be deemed Net Cash Proceeds; and (v) any amount required to be paid to any Person owning a beneficial interest in the property or assets sold in an amount proportionate to such beneficial interest.

         "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries determined in accordance with GAAP.

         "Net Proceeds" means with respect to any Person, (a) in the case of any sale of Capital Stock by such Person or common equity contribution to such Person, the aggregate net cash proceeds received by such Person after payment of expenses, commissions and the like, if any, incurred in connection therewith, (b) in the case of the issuance of any Indebtedness by such Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, or (c) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of the Company for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net cash proceeds received by the Company upon such exchange, exercise, conversion or surrender (plus, with respect to the issuance of any such securities after the Issue Date, the net cash proceeds received by such person upon the issuance of such securities), less any and all payments made to the holders, e.g., on account of fractional shares, and less all expenses, commissions and the like incurred by the Company in connection therewith.

         "Permitted Barnett Secured Indebtedness" means Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $5.0 million that is secured by a Lien described under clause (h) of the definition of "Permitted Liens" less the principal amount of Permitted Barnett Secured Indebtedness permanently prepaid pursuant to the "Disposition of Proceeds of Asset Sales" covenant.

         "Permitted Holders" means Armond Waxman, Melvin Waxman, trusts for the benefit of any of Armond Waxman, Melvin Waxman or members of their families, the heirs of or administrators or executors for the respective estates of Armond Waxman or Melvin Waxman or any Person, entity or group of Persons controlled by any of the foregoing.

         "Permitted Investments" means (i) obligations of the United States government due within one year; (ii) certificates of deposit or Eurodollar deposits due within one year with a commercial bank having capital funds of at least $500,000,000 or more; (iii) commercial paper rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; (iv) debt of any state or political subdivision that is rated among the two highest rating categories obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. and is due within one year; (v) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; and (vi) Investments represented by Interest Rate Protection Obligations and Currency Hedging Agreements.

         "Permitted Liens" means, with respect to any Person, any Lien arising by reason of (a) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes, assessments, governmental charges or claims not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance or social security legislation; (d) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases (excluding any Capitalized Lease Obligations); (e) deposits to secure public or statutory obligations, or in lieu of surety, performance or appeal bonds, entered into in the ordinary course of business; (f) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person or any of its Subsidiaries; (h) Liens on up to $10.0 million fair value of Barnett Common Stock provided such Liens secure not more than $5.0 million of Permitted Barnett Secured

Indebtedness; and (i) Liens arising in the ordinary course of business in favor of custom and revenue authorities to secure payment of custom duties.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

         "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company which is subordinated in right of payment to the Notes (other than Indebtedness of the Company acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and
(iv) the making of any Investment other than pursuant to clause (i), (ii),
(iv) or (v) of the "Limitation on Investments, Loans and Advances" covenant above.

         "Senior Secured Notes" means the 12 1/4% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 of Waxman Industries.

         "Subsidiary" means with respect to any Person (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

         "Tax Sharing Agreement" means the Tax Sharing Agreement among Waxman Industries and certain of its subsidiaries, dated as of May 20, 1994, as in existence on the Issue Date.

         "Trademark License Agreements" means the Trademark License Agreements among certain of the Operating Companies dated as of May 20, 1994, as in existence on the Issue Date.

         "Voting Power" means, with respect to any Person, the power under ordinary circumstances pursuant to the ownership of shares of any class or classes of Capital Stock to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         "Wholly-Owned Subsidiary" means with respect to any Person any Subsidiary of such Person, 100% of the Capital Stock of which (other than shares of Capital Stock representing any director's qualifying shares or investments by foreign nationals mandated by applicable law) is owned by such Person, by a Wholly-Owned Subsidiary of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

THE NEW CREDIT AGREEMENT

         In connection with the Barnett Public Offering, Waxman USA entered into an amendment and restatement of the Operating Companies Revolving Credit Facility and Term Loan (the "Restated Credit Agreement") to provide for, among other things, an approximate one year secured credit facility providing for revolving credit advances of up to $25.0 million and term loans of up to $5.0 million ("Restated Term Loans") and a release of Barnett from such lending arrangements. On June 28, 1996, Waxman Industries refinanced the Restated Credit Agreement with the New Credit Agreement provided by BankAmerica Business Credit, Inc. The New Credit Agreement provides for, among other things, an approximate three year secured credit facility providing for revolving credit advances of up to $30.0 million and New Term Loans of up to $5.0 million.

         The New Credit Agreement provides for revolving credit advances of up to 85.0% of the amount of eligible accounts receivable and up to the lesser of
(i) $16 million or (ii) 60% of the amount of eligible raw and finished goods inventory. Revolving credit advances bears interest at a rate equal to (a) Bank of America's reference rate plus 1.0% or (b) LIBOR plus 2.75%. The New Credit Agreement includes a letter of credit subfacility of $2.0 million. New Term Loans bear interest at a rate per annum equal to .25% over the interest rate applicable to revolving credit advances under the New Credit Agreement. Borrowings under the New Credit Agreement are secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Borrowers. In addition, New Term Loans are also secured by a pledge of 500,000 shares of Barnett Common Stock (constituting approximately 3.5% of all outstanding Barnett Common Stock) owned by the Company. The New Credit Agreement requires the Borrowers to maintain cash collateral accounts into which all available funds are deposited and applied to service the facility on a daily basis. The New Credit Agreement prevents dividends and distributions by the Borrowers except in certain limited instances including, so long as there is no Default or Event of Default, and the Borrowers are in compliance with certain financial covenants, the payment of interest on the Senior Subordinated Notes and Deferred Coupon Notes, and contains customary negative, affirmative and financial covenants and conditions.

         The New Credit Agreement contains similar events of default as those contained in the Restated Credit Agreement, which include the following: (i) any Borrower shall fail to make any payment of principal or interest or any other amount due under the agreements related to the New Credit Agreement or fail to perform any covenant (after the expiration of any applicable grace period) thereunder, or any representation or warranty made in connection therewith shall prove to have been incorrect in any material respect when made or deemed made; (ii) any Borrower shall fail to pay any indebtedness having a principal amount of $250,000 or more; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (after the expiration of any applicable grace period), the maturity of such indebtedness; or any such indebtedness shall become or be declared to be due and payable, or required to be repaid (other than by a regularly scheduled required prepayment), or the Borrowers shall be required to repurchase or offer to repurchase such indebtedness, prior to the stated maturity thereof; (iii) certain events of bankruptcy with respect to the Borrowers; (iv) there shall occur any Change of Control (as defined in the New Credit Agreement); and (v) there shall occur an event which would have a Material Adverse Effect (as defined in the New Credit Agreement).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion of certain income tax consequences is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders, and does not address state, local, foreign or other tax laws. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, nonresident aliens, taxpayers subject to the alternative minimum tax and persons in special situations such as those that hold the Old Notes or New Notes as part of a hedging or conversion transaction or straddle) may be subject to special rules not discussed below. The description assumes that Holders of the New Notes will hold the New Notes as "capital assets" (generally, property held for investment purposes) within the meaning of Section 1221 of the Code. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

EXCHANGE OF NOTES

         The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for federal income tax purposes because, under regulations proposed by the United States Treasury, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder should be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such Holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

HOLDING AND DISPOSITION OF NOTES

         Stated Interest. Holders of New Notes will include stated interest in gross income in accordance with their methods of accounting.

         Original Issue Discount. If, as anticipated, neither the Old Notes nor the Senior Subordinated Notes are considered to be Publicly Traded (and assuming that the Old Notes are not considered to have been issued in a potentially abusive transaction), with the result that the issue price of the Old Notes equals their principal amount, the New Notes, as a continuation of the Old Notes, will not be considered to bear OID. In the event that the issue price is otherwise determined, the New Notes will be considered to bear OID to the extent that their principal amount exceeds their issue price at the time of the issuance of the Old Notes (provided that such excess is not less than 1/4 of 1% multiplied by the product of the principal amount and the number of complete years to maturity of the Old Notes). Each holder of a New Note will be required to include in gross income for each taxable year the sum of the daily portions of OID attributable to each day during the taxable year in which such holder held the New Notes. Such daily portion is determined by allocating to each day a ratable portion of the OID allocable to the accrual period in which such day is included. The amount of OID allocable to each full accrual period is the product of the adjusted issue price of the New Notes at the beginning of such accrual period and the yield to maturity of the New Notes, less the amount of stated interest allocable to the accrued period. The adjusted issue price of a New Note at the beginning of an accrual period is equal to its issue price, increased by any prior accruals of OID and decreased by the amount of any payments previously made on the New Notes, other than payments of stated interest.

         Disposition of New Notes. If a New Note is redeemed, sold or otherwise disposed of, a Holder thereof generally will recognize gain or loss equal to the difference between the amount realized on the redemption, sale or other disposition of such New Note and such Holder's adjusted basis in the New Note. A Holder's tax basis in a New Note will be increased by the amount of any OID that is includible in such Holder's income. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Holder has a holding period for the New Notes (which would include the holding period of the Old Notes) of more than one year.

         Market Discount. Under the market discount rules of the Code, an exchanging Holder (other than a Holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the adjusted issue price of the Old Note on the Holder's date of purchase exceeds the Holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). Further, the Code requires that partial principal payments on a market discount bond be included in gross income to the extent that such payments do not exceed the accrued market discount on such bond. A Holder of an Old Note who has acquired an Old Note who has not made the election described below also will be required to defer deduction of a portion of interest on debt incurred on continued to purchase or carry the Old Note or New Note until disposition of the New Note in a taxable transaction. A Holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions. Subsequent holders who acquire New Notes at a market discount also will be subject to these rules.

         Acquisition Premium. An exchanging Holder who acquired an Old Note (or a subsequent Holder of a New Note who acquires such New Note) at a cost in excess of its adjusted issue price (i.e., its original issue price increased by the portion of OID previously includible in the gross income of all prior holders, determined without regard to any reduction of OID attributable to any acquisition premium paid by prior holders, and decreased by all payments previously made thereon) immediately after such acquisition, but less than or equal to its stated redemption price at maturity, will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules contained in the Code, such Holder generally would be entitled to a reduction in the amount of interest otherwise includible in income with respect to such Note.

         Amortizable Bond Premium. Generally, if the initial tax basis of an Old Note (or a New Note in the case of a subsequent Holder of a New Note) for a holder exceeds its stated redemption price at maturity (which will be determined by reference to an earlier call date if the call price would reduce the amount of premium), such excess may be treated as "amortizable bond premium" that is allocated among the interest payments on the Old Note (and the New Note after the Exchange) using a constant interest rate method over the Old Note's remaining term. In such case, a holder will not have to report any OID in income. The amount allocated to each interest payment would be applied against and reduce the amount of such interest payment (with a corresponding reduction in basis). This interest offset would be available only if an election under Section 171 of the Code is made or is in effect. This election would apply to all debt instruments held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Applicable High-Yield Discount Obligation Rules. The otherwise allowable deductions for accrued OID on debt instruments issued by a corporation will be deferred, and in certain circumstances subject to disallowance in part, if such debt instruments constitute applicable high yield discount obligations ("AHYDOs"). The New Notes will constitute AHYDOs if: (i) the yield to maturity of the New Notes exceed the relevant applicable federal rate at the time of issue of the Old Notes (the "AFR") by more than 5 percentage points and (ii) contrary to the Company's expectations, they have "significant original issue discount" as defined in Section 163(i)(2) of the Code. If the New Notes constitute AHYDOs then the Company will not be entitled to deduct OID accruing with respect thereto until such interest is actually paid. In addition, if the yield to maturity of the New Notes exceeds the AFR by more than 6 percentage points then a portion of such interest corresponding to such excess (i) will not be deductible by the Company at any time and (ii) may be eligible for the dividends received deduction available to corporate holders in certain circumstances.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, payments of principal (including any amounts in respect of OID), premium, and any accrued interest with respect to a New Note, and the proceeds of a sale of a New Note within the United States will be subject to information reporting, and possibly to "backup withholding" at a rate of 31% if the Holder fails to provide its taxpayer identification number on Service Form W-9, or otherwise fails to establish an exemption from backup withholding.


                                USE OF PROCEEDS

         There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

         A broker-dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, the Company will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Act.

         For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Act.

                                 LEGAL MATTERS

         The legality of the securities covered by this Prospectus has been passed upon by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York, counsel to the Company.

                                    EXPERTS

         The audited consolidated financial statements of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph with respect to the changes in method of accounting for long-lived assets and procurement costs as discussed in Notes 3 and 4 to the Consolidated Financial Statements.

                               WAXMAN USA INC. AND SUBSIDIARIES
                                 INDEX TO FINANCIAL STATEMENTS

                                                                          Page

Unaudited Financial Statements:

  Condensed Consolidated Balance Sheets as of September 30, 1996
    and June 30, 1996                                                   F-2-3
  Condensed Consolidated Statements of Operations for the three months
    ended September 30, 1996 and 1995                                   F-4
  Condensed Consolidated Statements of Cash Flows for the three months
    ended September 30, 1996 and 1995                                   F-5
  Notes to Condensed Consolidated Financial Statements                  F-6

Audited Financial Statements:

  Report of Independent Public Accountants                              F-9

  Consolidated Balance Sheets as of June 30, 1996 and 1995              F-10
  Consolidated Statements of Operations for the years ended
   June 30, 1996, 1995 and 1994                                         F-11
  Consolidated Statements of Stockholder's Equity for the years
   ended June 30, 1996, 1995 and 1994                                   F-12
  Consolidated Statements of Cash Flows for the years ended
   June 30, 1996, 1995 and 1994                                         F-13-14
  Notes to Consolidated Financial Statements                            F-15

                        WAXMAN USA INC. AND SUBSIDIARIES
                        --------------------------------

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     -------------------------------------

                      SEPTEMBER 30, 1996 AND JUNE 30, 1996

                                 (IN THOUSANDS)

                                     ASSETS

                                                  September 30,        June 30,
                                                       1996              1996
                                                   (Unaudited)        (Audited)
                                                   -----------        ---------

        CURRENT ASSETS:

          Cash                                     $  1,211          $  2,453
          Accounts receivable, net                   38,176            36,537
          Inventories                                64,533            59,883
          Prepaid expenses                            3,041             3,866
                                                   --------          --------
            Total current assets                    106,961           102,739
                                                   --------          --------

        PROPERTY AND EQUIPMENT:

          Land                                          505               428
          Buildings                                   9,433             9,193
          Equipment                                  23,434            20,665
                                                   --------          --------
                                                     33,372            30,286
          Less accumulated depreciation
          and amortization                          (16,358)          (15,349)
                                                   --------          --------
          Property and equipment, net                17,014            14,937

        COST OF BUSINESSES IN EXCESS
          OF NET ASSETS ACQUIRED, NET                13,215            13,318
        UNAMORTIZED DEBT ISSUANCE COSTS, NET          1,140             1,100
        OTHER ASSETS                                  1,423               969
                                                   --------          --------
                                                   $139,753          $133,063
                                                   ========          ========


     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                        WAXMAN USA INC. AND SUBSIDIARIES
                        --------------------------------

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     -------------------------------------

                      SEPTEMBER 30, 1996 AND JUNE 30, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                      LIABILITIES AND STOCKHOLDER'S EQUITY



                                                  September 30,       June 30,
                                                     1996               1996
                                                  (Unaudited)        (Audited)
                                                  -----------        ---------

CURRENT LIABILITIES:

  Current portion of long-term debt                 $  14,797        $  10,775
  Accounts payable                                     28,719           27,547
  Accrued liabilities                                   8,134            9,304
  Accrued income taxes payable                          2,533            2,037
  Accrued interest                                        502            1,364
                                                    ---------        ---------
      Total current liabilities                        54,685           51,027
                                                    ---------        ---------

LONG-TERM DEBT, NET OF CURRENT PORTION                    983              863

SENIOR NOTES                                           43,026           43,026

PUSH-DOWN DEBT (NOTE 6)                                 5,724            5,724

MINORITY INTEREST IN CONSOLIDATED AFFILIATE            21,958           20,606

STOCKHOLDER'S EQUITY:

  Preferred stock, $.01 par value per share:
    Authorized and unissued 1,000 shares                    -                -
  Common Stock, $.01 par value per share:
    Authorized 9,000 shares; 100 shares issued and
    outstanding                                             -                -
  Advances to Waxman Industries, Inc.                 (16,987)         (16,913)
  Paid-in capital                                      21,462           21,462
  Retained earnings  (Note 6)                           9,216            7,556
                                                    ---------        ---------
                                                       13,691           12,105
  Cumulative currency translation adjustment             (314)            (288)
                                                    ---------        ---------

    Total stockholder's equity                         13,377           11,817
                                                    ---------        ---------
                                                     $139,753         $133,063
                                                    =========        =========



     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                        WAXMAN USA INC. AND SUBSIDIARIES
                        --------------------------------

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------
                                  (UNAUDITED)

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                 (IN THOUSANDS)

                                                            1996         1995
                                                       ---------    ---------

Net sales                                               $ 65,879     $ 57,589

Cost of sales                                             42,985       38,012
                                                       ---------    ---------
Gross profit                                              22,894       19,577

Selling, general and administrative
  expenses                                                15,522       13,905

Corporate charge                                             826          855
                                                       ---------    ---------
Operating income                                           6,546        4,817

Interest expense, net (Note 6)                             1,792        4,772
                                                       ---------    ---------

Income before income taxes, minority
  interest and cumulative effect of
  change in accounting                                     4,754           45

Provision for income taxes (Note 6)                        1,867          105
                                                       ---------    ---------

Income (loss) before minority interest and
  cumulative effect of change in accounting                2,887          (60)
Minority interest in consolidated
  affiliate                                                1,352            -
                                                       ---------    ---------

Income (loss) before cumulative effect of
  change in accounting                                     1,535          (60)
Cumulative effect of change in accounting,
  net of tax benefit                                           -       (4,928)
                                                       ---------    ---------
Net income (loss) (Note 6)                              $  1,535     $ (4,988)
                                                       =========    =========






     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                        WAXMAN USA INC. AND SUBSIDIARIES
                        --------------------------------

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                -----------------------------------------------
                                  (UNAUDITED)

             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                 (IN THOUSANDS)


                                                           1996          1995
                                                           ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
  Net income (loss)                                      $  1,535     $ (4,988)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

      Cumulative effect of change in accounting              --          8,213
      Minority interest in consolidated affiliate           1,352         --
      Depreciation and amortization                         1,072        1,173
  Changes in assets and liabilities:

    Accounts receivable, net                               (1,639)        (898)
    Inventories                                            (4,650)       3,738
    Prepaid expenses and other assets                         371          448
    Accounts payable                                        1,172        1,007
    Accrued liabilities                                    (1,170)        (229)
    Accrued income taxes                                      496         --
    Accrued interest                                         (862)         784
    Other, net                                                (26)         (62)
                                                         --------     --------
      Net Cash Provided by (Used in) Operating
      Activities                                           (2,349)       9,186
                                                         --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
  Capital expenditures, net                                (3,086)      (1,466)
                                                         --------     --------
      Net Cash (Used in) Investing Activities              (3,086)      (1,466)
                                                         --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
  Borrowings under credit agreement                        32,178       56,816
  Payments under credit agreement                         (28,156)     (59,477)
  Borrowings (Repayments) of long-term debt                   120          (19)
  Capital contribution from parent                            125        1,043
  Advances from (to) parent                                   (74)      (6,715)
                                                         --------     --------
      Net Cash Provided by
        (Used in) Financing Activities                      4,193       (8,352)
                                                         --------     --------

NET DECREASE IN CASH                                       (1,242)        (632)
BALANCE, BEGINNING OF PERIOD                                2,453        2,062
                                                         --------     --------
BALANCE, END OF PERIOD                                   $  1,211     $  1,430
                                                         ========     ========



     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

                               WAXMAN USA INC. AND SUBSIDIARIES
                               --------------------------------
                     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     ----------------------------------------------------
                                         (UNAUDITED)

                                      SEPTEMBER 30, 1996

NOTE 1 - BASIS OF PRESENTATION

Waxman USA Inc. ("Waxman USA"), a wholly owned subsidiary of Waxman Industries, Inc. ("Waxman Industries"), was formed on February 2, 1994. The accompanying condensed consolidated financial statements include the accounts of Waxman USA, its wholly owned subsidiaries and its affiliate, Barnett Inc. (collectively, the "Company"). Waxman USA owns approximately 49.9% of the voting capital stock of Barnett Inc. ("Barnett") and, together with non-voting convertible preferred stock of Barnett owned by Waxman USA, owns approximately 54% of the capital stock of Barnett. The portion of Barnett not owned by Waxman USA is reflected as minority interest in the accompanying condensed consolidated balance sheets. All significant intercompany transactions and balances are eliminated in consolidation.

During fiscal 1994, Waxman Industries restructured its domestic operations such that Waxman Industries is now a holding company whose only material assets are the capital stock of its subsidiaries (the "Corporate Restructuring"). As part of the Corporate Restructuring, Waxman Industries formed (a) Waxman USA as a holding company for the subsidiaries that comprise and support Waxman Industries' domestic operations, (b) Waxman Consumer Products Group Inc. ("Consumer Products"), to own and operate Consumer Products Group division, and
(c) WOC Inc. ("WOC"), to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, Waxman
Industries completed the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA, (ii) contributing the assets and liabilities of the Consumer Products Group division to Consumer Products, (iii) contributing the assets and liabilities of Madison Equipment division to WOC.,
(iv) contributing the assets and liabilities of Medal Distributing division to WOC, (v) merging U.S. Lock Corporation and LeRan Copper & Brass Inc. into WOC,
(vi) contributing the capital stock of TWI International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing Inc. ("WAMI") to TWI. This restructuring was accounted for based upon each entity's historical carrying amounts.

The condensed consolidated statements of operations for the three months ended September 30, 1996 and 1995, the condensed balance sheet as of September 30, 1996 and the condensed statements of cash flows for the three months ended September 30, 1996 and 1995 have been prepared by the Company without audit, while the condensed balance sheet as of June 30, 1996 was derived from audited financial statements. In the opinion of management, these financial statements include all adjustments, all of which are normal and recurring in nature, necessary to present fairly the financial position, results of operations and cash flows of the Company as of September 30, 1996 and for all periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the disclosures included herein are adequate and provide a fair presentation of interim period results. Interim financial statements are not necessarily indicative of financial position or operating results for an entire year. It is suggested that these condensed interim financial statements be read in conjunction with the audited financial statements and the notes thereto for the fiscal year ended June 30, 1996, included in the Company's Registration Statement on Form S-4, dated October 29, 1996, filed with the Securities and Exchange Commission.

NOTE 2 - BUSINESS

The Company believes that it is a leading supplier to the home repair and remodeling market in the United States. Primarily through its wholly owned subsidiaries, Consumer Products, WOC, and TWI and its affiliate Barnett, the Company markets and distributes a broad range of plumbing, electrical and hardware products to over 55,000 customers in the United States, including do-it-yourself warehouse home centers, home improvement centers, mass merchandisers, hardware stores, lumberyards and to plumbing and electrical repair and remodeling contractors, independent hardware stores and maintenance managers.

NOTE 3 - INCOME TAXES

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).

Waxman USA participates in the consolidated tax group of which Waxman Industries is the common parent. Commencing July 1, 1994, Waxman USA began participating in a new tax sharing agreement with Waxman Industries. Under this agreement, Waxman USA's federal tax liability is equal to the lesser of (i) its federal tax liability calculated on a stand-alone basis or (ii) Waxman Industries' federal tax liability. The Company files separate income tax returns in certain states based on the results of operations within the applicable states. At June 30, 1996, Waxman Industries had approximately $54.3 million of available domestic net operating loss carryforwards which will expire between 2008 and 2011. The benefit of these net operating loss carryforwards has been reduced 100% by a valuation allowance. Waxman Industries will continue to evaluate the valuation allowance and to the extent that Waxman Industries is able to recognize tax benefits in the future, such recognition will favorably affect future results of operations. Waxman Industries also has alternative minimum tax carryforwards of approximately $663,000 at June 30, 1996 which are available to reduce future regular income taxes over an indefinite period.

As a result of the Barnett Public Offering (as defined below), Barnett is no longer included in the consolidated tax group. Therefore, Waxman Industries' remaining net operating loss carryforwards are not available to offset Barnett's taxable income. The tax provision for the three months ended September 30, 1996 represents a tax provision based on Waxman USA as a stand alone taxpayer, Barnett's tax provision and a provision for state and foreign taxes. Deferred taxes and amounts payable to Waxman USA's parent corporation, are included in the accompanying condensed consolidated balance sheets. Deferred tax assets of $500,000 related to Barnett are included in other assets as of September 30 and June 30, 1996.

NOTE 4 - BARNETT

In April 1996, Barnett completed an initial public offering (the "Barnett Public Offering") of its common stock (the "Barnett Common Stock"). In the offering, 7,207,200 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and Waxman USA at an initial public offering price per share of $14.00. Since the consummation of the Barnett Public Offering, the cash flow generated by Barnett is no longer available to Waxman USA other than the pro rata amounts, if any, distributed by Barnett in the form of a common stock dividend. Waxman USA consolidates Barnett's financial results and records a charge on its statement of operations for the net income related to the outside stockholders' interest.

NOTE 5 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments during the three months ended September 30, 1996 and 1995 included income taxes of $1.4 million and $0.2 million and interest of $2.3 million and $3.8 million, respectively. Waxman USA's cash flow, within certain restrictions, are upstreamed to Waxman Industries to service interest payments and administrative costs.

NOTE 6 - SUBSEQUENT EVENT

In January 1997, the Company issued an additional $4.8 million principal amount of 11 1/8% Senior Notes due September 1, 2001 (the Senior Notes) for a like aggregate principal amount of Waxman Industries' 13 3/4% Senior Subordinated Notes due 1999 (the "Senior Subordinated Notes"). The Company also intends to continue pursuing the exchange of the remaining outstanding principal amount of Senior Subordinated Notes, $895,000, not previously exchanged. As such, pursuant to certain Securities and Exchange Commission rules, certain
June 30, 1996 and September 30, 1996 and 1995 amounts have been adjusted to reflect the push-down of the Senior Subordinated Notes and the related interest expense. The effect of the adjustments were as follows:

                                        As Previously
                                        -------------
                                          Reported             Adjusted
                                          --------             --------

INTEREST EXPENSE:
Three Months Ended
September 30,

     1996                                  1,592                 1,792
     1995                                  4,572                 4,772

PROVISION FOR INCOME TAXES:
Three Months Ended
September 30,

     1996                                  1,942                 1,867
     1995                                    180                   105

NET INCOME (LOSS):
Three Months Ended
September 30,

     1996                                  1,660                 1,535
     1995                                 (4,863)               (4,988)

PUSH DOWN DEBT:
at June 30, 1996                               -                 5,724
at September 30, 1996                          -                 5,724

TOTAL STOCKHOLDER'S EQUITY:
at June 30, 1996                          17,541                11,817
at September 30, 1996                     19,101                13,377

                        WAXMAN USA INC. AND SUBSIDIARIES
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of Waxman USA Inc.:


     We have audited the accompanying consolidated balance sheets of Waxman USA Inc., (a Delaware corporation) and subsidiaries (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended June 30, 1996. As explained in Note 12, certain financial statements as of and for the years ended prior to June 30, 1996 have been restated. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waxman USA Inc. and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

        As explained in Notes 3 and 4 to the financial statements, in fiscal 1996, the Company changed its method of accounting for long-lived assets and procurement costs.

Cleveland, Ohio,                                           Arthur Andersen LLP
October 7, 1996
(except with respect to the matter discussed in Note 13 as to which the date is January 29, 1997).

                       WAXMAN USA INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)




                                                 June 30, 1996    June 30, 1995
                                                 -------------    -------------
                                                                    restated
                                                                    --------
ASSETS
Current Assets:

  Cash                                              $  2,453     $  2,062
  Accounts receivable, net                            36,537       33,440
  Inventories                                         59,883       68,631
  Prepaid expenses                                     3,866        4,662
                                                    --------     --------
    Total current assets                             102,739      108,795
                                                    --------     --------
Property and Equipment:

  Land                                                   428          394
  Buildings                                            9,193       10,035
  Equipment                                           20,665       18,217
                                                    --------     --------
                                                      30,286       28,646

  Less accumulated depreciation and amortization     (15,349)     (13,274)

                                                    --------     --------
                                                      14,937       15,372

                                                    --------     --------
Cost of Businesses in Excess of Net
    Assets Acquired, net                              13,318       23,857
Unamortized Debt Issuance Costs, net                   1,100        5,553
Other Assets                                             969        1,192
                                                    --------     --------
                                                    $133,063     $154,769
                                                    ========     ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:

  Current portion of long-term debt                 $ 10,775     $ 59,412
  Accounts payable                                    27,547       19,070
  Accrued liabilities                                  9,304        5,862
  Accrued income taxes payable                         2,037         --
  Accrued interest                                     1,364        1,929
                                                    --------     --------
    Total current liabilities                         51,027       86,273
                                                    --------     --------
Long-Term Debt, net of current portion                   863          985
Exchange Notes                                        43,026         --
Push-Down Debt (Notes 5 and 13)                        5,724       87,536
Commitments and Contingencies
Minority Interest                                     20,606         --
Stockholder's Equity
  Preferred stock, $0.10 par value
    per share; authorized and
    unissued 1,000 shares                               --           --
  Common stock, $0.01 par value per
    share; 9,000 shares authorized;
    100 shares issued and outstandiing                  --           --
  Paid-in capital                                     21,462       21,462
  Retained earnings (deficit)                          7,556      (13,893)
  Advances to Waxman Industries, Inc.                (16,913)     (27,453)
                                                    --------     --------
                                                      12,105      (19,884)

 Cumulative currency translation adjustments            (288)        (141)
                                                    --------     --------
   Total stockholder's equity                        11,817      (20,025)
                                                    --------     --------
                                                    $133,063     $154,769
                                                    ========     ========

The accompanying notes to consolidated financial statements are an intergral part of these balance sheets.

                        WAXMAN USA INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)




                                                                   Fiscal Year Ended June 30,
                                                                   --------------------------
                                                             1996       1995               1994
                                                             ----       ----               ----
                                                                                         restated
                                                                                         --------
Net sales                                                 $235,067      $232,304         $213,571
Cost of sales                                              160,556       152,368          140,262
                                                          --------      --------         --------
Gross profit                                                74,511        79,936           73,309
Selling, general and
  administrative expenses                                   66,433        58,590           53,321
Corporate charge                                             4,195         3,891            4,217
Restructuring and asset
  impairment loss                                           19,507         2,779               --
                                                          --------      --------         --------
Operating income (loss)                                   ($15,624)       14,676           15,771
Gain on sale of Barnett stock                               65,917            --               --
Interest expense                                            16,263        18,952           13,790
                                                          --------      --------         --------
Income (loss) from continuing operations
  before income taxes, minority
  interest, disposal, extraordinary
  loss and cumulative effect
  of change in accounting                                   34,030        (4,276)           1,981
Provision (benefit) for income taxes                        17,019        (1,100)           1,100
                                                          --------      --------         --------
Income (loss) from continuing operations
  before minority interest, disposal,
  extraordinary loss and cumulative
  effect of change in accounting                            17,011        (3,176)            881
Minority interest in consolidated affiliate                    975            --              --
Reversal of loss on (loss on) disposal of
  Consumer Products, net of tax                              6,600        (6,600)             --
                                                          --------      --------         --------
Income (loss) before extraordinary loss
  and cumulative effect of change in accounting             22,636        (9,776)             881
Extraordinary loss, net of tax benefit                       3,750            --               --
Cumulative effect of change in accounting,
  net of tax benefit (Note 4)                                4,928            --               --
                                                          --------      --------         --------
Net income (loss)                                          $13,958       $(9,776)            $881
                                                          ========      ========         ========
Pro forma effect assuming the change
  in accounting principle is applied
  retroactively:
Income (loss) before extraordinary loss                    $22,636      ($11,131)          $1,374
                                                          ========      ========         ========
Net income (loss)                                          $18,886      ($11,131)          $1,374
                                                          ========      ========         ========

The accompanying notes to consolidated financial statements are an intergral part of these balance sheets.

                       WAXMAN USA INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                (in thousnads)

                                                                                                        Cumulative
                                                                         Retained       Advances         Currency        Total
                                          Preferred   Common   Paid-in   Earnings       to Waxman       Translation   Stockholder's
                                            Stock     Stock    Capital   (deficit)   Industries, Inc.    Adjustment      Equity
                                          ---------   ------   -------   ---------   ----------------   -----------   -------------
Balance June 30, 1993, as restated         $    --    $   --   $29,843   $(47,421)       $ 35,352          $ 249         $ 18,023

    Net income                                                                881                                             881

    Capital contribution from parent,
    net                                                                    32,125                                          32,125

    Advance to parent, net                                                                   (520)                           (520)

    Contribution of intercompany
    balances with Waxman
    Industries, Inc. in connection
    with the Corporate Restructuring                            42,847                    (42,847)                             --

    Dividend to Waxman Industries,
    Inc. in connection with the
    Corporate Resturcturing                                    (51,228)                                                   (51,228)

    Currency translation adjustment                                                                         (371)            (371)
                                          ---------   ------   -------   ---------   ----------------   -----------   -------------

Balance June 30, 1994, as restated              --        --    21,462    (14,415)         (8,015)          (122)          (1,090)

    Net loss                                                               (9,776)                                         (9,776)

    Capital contribution from
    parent, net                                                            10,298                                          10,298

    Advances to parent, net                                                               (19,438)                        (19,438)

    Currency translation
    adjustment                                                                                               (19)             (19)
                                          ---------   ------   -------   ---------   ----------------   -----------   -------------

Balance June 30, 1995 as restated               --        --    21,462    (13,893)        (27,453)          (141)         (20,025)

    Net income                                                             13,958                                          13,958

    Capital contribution from parent,
    net                                                                     7,491                                           7,491

    Advances from parent, net                                                              10,540                          10,540

    Currency translation
    adjustment                                                                                              (147)            (147)
                                          ---------   ------   -------   ---------   ----------------   -----------   -------------

Balance June 30, 1996                      $    --    $   --   $21,462   $  7,556        $(16,913)         $(288)        $ 11,817
                                          =========   ======   =======   =========   ================   ===========   =============

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       WAXMAN USA INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                        Fiscal Year Ended June 30,
                                                                        --------------------------
Cash From (Used For):                                                  1996           1995           1994
---------------------                                                  ----           ----           ----
                                                                                    restated       restated
                                                                                    --------       --------
Operations:
Net income (loss)                                                   $ 13,958       $ (9,776)        $  881
Adjustments to reconcile net income (loss) to net
cash provided by (used for) operations:
Cumulative effect of change in accounting                              8,213           --             --
Extraordinary loss                                                     6,251           --             --
Restructuring and asset impairment loss                               19,507          2,779           --
Gain on sale of Barnett stock                                        (65,917)          --             --
Other non-cash charges                                                 7,096           --             --
(Reversal of loss on) loss on disposal of
Consumer Products                                                    (11,000)        11,000           --
Minority interest in income of consolidated affiliate                    975           --             --
Depreciation and amortization                                          7,612          8,278          7,108
Deferred income taxes                                                   (500)          --             --
Bad debt provision                                                     4,325            692            617
Changes in assets and liabilities:
Accounts receivable, net                                              (6,131)           576         (1,692)
Inventories                                                           (2,718)         1,270         (7,486)
Prepaid expenses                                                         796           (144)            59
Accounts payable                                                       4,722           (972)          (201)
Accrued liabilities                                                    1,077         (1,297)           237
Other, net                                                              (147)           (19)          (371)

                                                                    --------       --------        --------
Net cash (used for) provided by operations                           (11,881)        12,387           (848)
                                                                    --------       --------        --------
Investments:
  Capital expenditures, net                                           (5,166)        (3,995)        (3,338)
  Change in other assets                                              (2,832)        (2,381)        (1,222)
Net proceeds from sale of Barnett stock                               92,636           --             --
                                                                    --------       --------        --------
Net cash provided by (used for) investments                           84,638         (6,376)        (4,560)
                                                                    --------       --------        --------


Financing:
Borrowings under credit agreements                                  209,182        241,953         54,891
Payments under credit agreements                                   (248,941)      (237,178)       (15,948)
Borrowings under term loan                                            5,000           --           15,000
Repayments under term loan                                          (14,000)        (1,000)          --
Push-down debt                                                         --             --          (23,000)
Debt issuance costs                                                  (1,488)          (649)        (4,515)
Retirement of Senior Secured Notes                                  (39,150)          --             --
Premium on early retirement of Senior Secured Notes                  (1,000)          --             --
Advances from (to) Waxman Industries, Inc., net                      10,540        (19,438)       (43,367)
Capital contribution from parent, net                                 7,491         10,298         32,125
Net dividend to parent in connection with the
Corporate Restructuring                                                --             --           (8,381)
                                                                   --------       --------        --------
Net cash (used for) provided by financing                           (72,366)        (6,014)         6,805
                                                                   --------       --------        --------
Net increase (decrease) in cash                                         391             (3)         1,397
Balance, beginning of period                                          2,062          2,065            668
                                                                   --------       --------        --------
Balance, end of period                                              $ 2,453        $ 2,062        $ 2,065
                                                                   ========       ========        ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                        WAXMAN USA INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                                 (in thousands)


1.   Summary of Significant Accounting Policies

     A.   Basis of Consolidation and Reorganization

     The accompanying consolidated financial statements include the accounts of Waxman USA Inc. ("Waxman USA"), its wholly-owned subsidiaries and its affiliate Barnett Inc. (collectively, the "Company"). Waxman USA owns approximately 49.9% of the voting capital stock of Barnett Inc. ("Barnett") and, together with non-voting preferred stock of Barnett owned by Waxman USA, owns approximately 54% of the capital stock of Barnett (See Note 2 for a discussion of the Company's ability to convert such preferred stock). The portion of Barnett not owned by Waxman USA is reflected as minority interest in the accompanying consolidated balance sheets. All significant intercompany transactions and balances are eliminated in consolidation.

     Waxman USA, a wholly-owned subsidiary of Waxman Industries, Inc. ("Waxman Industries"), was formed on February 2, 1994. During fiscal 1994, Waxman Industries restructured its domestic operations such that Waxman Industries is now a holding company whose only material assets are the capital stock of its subsidiaries (the "Corporate Restructuring"). As part of the Corporate Restructuring, Waxman Industries formed (a) Waxman USA as a holding company for the subsidiaries that comprise and support Waxman Industries' domestic operations, (b) Waxman Consumer Products Group Inc. ("Consumer Products"), to own and operate Consumer Products Group division, and (c) WOC Inc. ("WOC"), to own and operate Waxman USA's domestic subsidiaries, other than Barnett and Consumer Products. On May 20, 1994, Waxman Industries completed the Corporate Restructuring by (i) contributing the capital stock of Barnett to Waxman USA,
(ii) contributing the assets and liabilities of the Consumer Products Group division to Consumer Products, (iii) contributing the assets and liabilities of Madison Equipment division to WOC, (iv) contributing the assets and liabilities of Medal Distributing division to WOC, (v) merging U.S. Lock Corporation and LeRan Copper & Brass Inc. into WOC, (vi) contributing the capital stock of TWI International, Inc. ("TWI") to Waxman USA and (vii) contributing the capital stock of Western American Manufacturing Inc. ("WAMI") to TWI. The "Operating Companies" consist of Barnett, Consumer Products and WOC. This restructuring was accounted for based upon each entity's historical carrying amounts.

     The Company operates in a single business segment - the distribution of plumbing, electrical and hardware products.

     B.   Restricted Cash Balances

     In accordance with the terms of the New Credit Agreement (as defined in Note 5), all restricted cash balances have been excluded from cash and have been applied against outstanding borrowings under the New Credit Agreement. Cash balances represent certain unrestricted operating accounts and accounts of foreign operations.

     C.   Accounts Receivable

     Accounts receivable are presented net of allowances for doubtful accounts of $2,219 and $1,422 at June 30, 1996 and 1995, respectively. Bad debt expense totaled $4,325 in 1996, including $2.7 million of expense that was included in the $14.8 million charge from the Company's strategic review and reorientation of its operations, $692 in 1995 and $617 in 1994.

     The Company sells plumbing, electrical and hardware products throughout the United States to do-it-yourself retailers, mass merchandisers, smaller independent retailers and plumbing, electrical repair and remodeling contractors. The Company performs ongoing credit evaluations of its customers' financial condition. For 1996 and 1995, Consumer Products' largest customers, Kmart and its subsidiary Builders Square, accounted for approximately 11.1% and 13.5% of the Company's total net sales and 42.3% and 43.6% of Consumer Products' total net sales. During the same periods, the Company's ten largest customers accounted for approximately 22.9% and 24.1% of the Company's total net sales and approximately 26% and 25% of accounts receivable at June 30, 1996 and 1995, respectively.

     The Company has been advised by Kmart that it is in the process of conducting a review of its supply arrangements with its suppliers of plumbing and hardware products, including Consumer Products, and will make a decision regarding which vendors it will utilize by the end of December 1996. Although the Company has had a long relationship with Kmart, there can be no assurance that this relationship will continue or as to the terms of any relationship that does continue.

     D. Inventories

     At June 30, 1996 and 1995, inventories, consisting primarily of finished goods, are carried at the lower of first-in, first-out (FIFO) cost or market. The Company regularly evaluates its inventory carrying value, with appropriate consideration given to any excess, slow-moving and/or nonsalable inventories. The Company recorded a $4.9 million charge in the year ended June 30, 1996 in connection with the evaluation of its inventory carrying value during the review of the strategic direction of the Company (see Note 3).

     E. Property and Equipment

     Property and equipment are stated at cost. For financial reporting purposes, buildings and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets. Depreciable lives are 15 to 40 years for buildings and 3 to 15 years for equipment. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the useful life of the asset, whichever is shorter. For income tax purposes, accelerated methods are used. Depreciation expense totaled $3,185 in 1996, $2,534 in 1995, and $2,419 in 1994.

     F. Earnings Per Share

     Waxman USA, as a wholly-owned subsidiary of Waxman Industries, had minimal common shares outstanding. As such, historical earnings per share amounts are not considered meaningful.

     G. Cost of Businesses in Excess of Net Assets Acquired

     Cost of businesses in excess of net assets acquired is being amortized primarily over 40 years using the straight-line method. Management has evaluated its accounting for goodwill in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on an originating entity basis considering future undiscounted operating cash flows and believes that the net asset is realizable and the amortization period is appropriate. During fiscal 1996, the Company determined that $9.8 million of goodwill was impaired at its U.S. Lock division (See Note 3B). Management continues to reevaluate the realizability of these assets. Goodwill amortization expense totaled $718 in 1996, $764 in 1995 and $724 in 1994. Accumulated amortization totaled $15,772 and $5,233 at June 30, 1996 and 1995, respectively.

     H. Unamortized Debt Issuance Costs

     Unamortized debt issuance costs relate to the long-term and push-down debt (see Note 5) and are amortized over the life of the related debt. The Company incurred an extraordinary charge in fiscal 1996 related to the accelerated amortization of unamortized debt issuance costs. (See Note 2).

     I. Foreign Currency Translation

     All balance sheet accounts of foreign subsidiaries are translated at the exchange rate as of the end of the fiscal year. Income statement items are translated at the average currency exchange rates during the fiscal year. The resulting translation adjustment is recorded as a component of stockholder's equity. Foreign currency transaction gains or losses are included in the consolidated statements of operations as incurred.

     J. Financial Statement Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     K. Impact of New Accounting Standards

     The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," and SFAS No. 123, "Accounting for Stock-Based Compensation." The Company adopted SFAS No. 121 and recorded a charge in fiscal 1996 for the impairment of long-lived assets at its U.S. Lock division (See
Note 3B). In the event that facts and circumstances in the future indicate that other long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required. Management is currently evaluating the impact, if any, the adoption of SFAS No. 123 will have on the financial statements. Management expects to adopt SFAS No. 123 in the first quarter of fiscal 1997.

     L. Basis of Presentation

     Certain prior year financial statement items have been reclassified to conform to the current year's presentation.

2.   Barnett Public Offering and Extraordinary Charge

     On February 1, 1996, Barnett filed a registration statement with the Securities and Exchange Commission with respect to an initial public offering (the "Barnett Public Offering") of its common stock (the "Barnett Common Stock"). On March 28, 1996, the registration statement with respect to the Barnett Public Offering was declared effective and on April 3, 1996, the Barnett Public Offering was consummated. In such offering, 7,207.2 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and Waxman USA at an initial public offering price of $14.00 per share. As of June 30, 1996, as a result of the Company's conversion of a portion of the convertible non-voting preferred stock of Barnett, which is owned solely by Waxman USA, to Barnett Common Stock during the fourth quarter, Waxman USA owns approximately 49.9% of the Barnett Common Stock and owns approximately a 54% economic interest in the capital stock of Barnett. In connection with the Barnett Public Offering, the Company entered into a standstill agreement with Barnett, pursuant to which the Company agreed not to acquire any securities of Barnett which would result in the ownership by the Company or its subsidiaries of a majority of the Barnett Common Stock. The standstill agreement between the Company and Barnett may only be amended, modified or terminated with the approval of a majority of the independent directors of each of Waxman Industries and Barnett. In addition, pursuant to the Certificate of Designations establishing the non-voting convertible preferred stock, the non-voting convertible preferred stock may only be converted to the extent that the aggregate number of shares of Barnett Common Stock issuable upon conversion of the non-voting convertible preferred stock, when added to the number of shares of Barnett Common Stock then held by such holder, would not cause the Company's direct or indirect ownership of Barnett Common Stock to equal or exceed a majority of the outstanding shares of Barnett Common Stock. Since the consummation of the Barnett Public Offering, the cash flow generated by such operation is no longer available to Waxman USA, other than the amounts paid to Waxman USA pursuant to the New Intercorporate Agreement (discussed in Note 9) or the pro rata amounts, if any, distributed by Barnett in the form of a common stock dividend.

     Waxman USA recorded a $65.9 million pre-tax gain from the sale of Barnett Common Stock.

     Of the $47.7 million of net proceeds received by Barnett in the Barnett Public Offering, Barnett used (i) $23.0 million to repay all of the outstanding indebtedness borrowed by it under the secured credit facility (the "Operating

Companies Revolving Credit Facility") among Citicorp USA, Inc. as agent, and Barnett, Consumer Products and WOC, (ii) $22.0 million to pay a dividend evidenced by a note payable to Waxman USA, and (iii) $2.7 million for working capital. The $44.9 million of net proceeds received by Waxman USA from the Barnett Public Offering, together with payment from Barnett of the $22.0 million note payable described above, were applied primarily to repay debt including (i) all of the $39.2 million principal amount of Waxman Industries' 12 1/4% Senior Secured Notes due 1998 and Floating Rate Senior Secured Notes due 1998 (collectively, the "Senior Secured Notes") plus accrued interest and redemption premium of approximately $1.7 million, thereby eliminating the mandatory sinking fund requirements relating to the Senior Secured Notes which were scheduled to commence in September 1996, and (ii) $5.0 million of the $10.0 million outstanding indebtedness and accrued interest under the secured term loan (the "Term Loan") among Citibank, N.A., as agent, and Barnett, Consumer Products and WOC. The remaining net proceeds received by Waxman USA (approximately $21.0 million) are intended to be used to (i) reduce additional outstanding indebtedness borrowed by Consumer Products or WOC under the New Credit Agreement, described in Note 5, and/or (ii) retire Waxman Industries' 12 3/4% Senior Secured Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes") and/or Waxman USA's 11-1/8% Senior Notes due 2001 (the "Exchange Notes") and/or (iii) reinvest in Consumer Products' and/or WOC's businesses.

     The Company recorded an extraordinary charge of approximately $3.8 million, net of applicable taxes of $2.5 million, in 1996 related to a premium paid on the retirement of the Senior Secured Notes and the accelerated amortization of the related unamortized debt discount and debt issuance costs attributed to indebtedness repaid from the net proceeds of the Barnett Public Offering and Exchange Notes and New Credit Agreement, as discussed in Note 5.

3.   Management's Review of Wholly-Owned Operations

     A. Discontinued Operations of Consumer Products

     In August 1995, Waxman Industries announced its decision to sell the Consumer Products business and entered into a letter of intent, which subsequently expired, to sell the business for $50.0 million in cash plus a remaining economic interest in the business sold. Consumer Products was reported as a discontinued operation as of June 30, 1995 and an estimated loss on disposal of $6.6 million, net of applicable income tax benefit of $4.4 million, was recorded, representing the difference between the net book value of the assets to be sold at June 30, 1995 and the expected net proceeds from the sale.

     Net assets related to Consumer Products at June 30, 1995 consisted of working capital of $51,944, net property and equipment of $5,278, other assets of $10,332 and bank debt of $2,689, before allowance for the estimated loss on disposal. Consumer Products' net sales were $71,971 and operating income was $3,045 in 1995. The 1995 operating income was negatively impacted by the restructuring charge of $2,779 discussed below.

     Upon consummation of the Barnett Public Offering, described in Note 2, the Company ceased its efforts to sell Consumer Products and instead retains and continues to operate Consumer Products. Prior periods have been restated to conform to the current period presentation of Consumer Products as a continuing operation and the $11.0 million pre-tax loss on disposal recorded at June 30, 1995 has been reversed in 1996.

     B. Strategic Review of Operations - Fiscal 1996

     In connection with the likely completion of the Barnett Public Offering and the consequent retention of the Consumer Products business, the Company embarked upon a strategic review of Consumer Products and its other wholly-owned operations, taking into account the difficulties encountered during the sale process of Consumer Products, as well as the recent weaknesses in the industry in which the Company competes. As a result of management's review and refocus of Consumer Products as a continuing operation and consistent with its strategic direction, an $11.9 million charge, primarily for a reduction in the carrying value of day to day operating assets and liabilities, has been recorded by Consumer Products in operating results, which represented an increase of $6.9 million to cost of goods sold and $5.0 million to selling, general and administrative expenses. Such charge included $5.1 million for the impairment and write-down of inventory, $2.7 million for certain accounts receivable balances, $2.0 million representing a portion of the costs of developing a management information system, $0.5 million of abandoned product development costs, and $1.6 million for various liabilities.

     The traditional customers of certain of WOC's operations, smaller retail establishments, have been adversely affected by the movement of large national retailers to expand in more rural locations and to compete with smaller retail establishments. In addition, the market has been increasingly impacted by the availability of lower cost foreign sourcing to both domestic and foreign competitors. In connection with management's strategic review of its other wholly-owned operations and as a result of certain business factors affecting these other operations, including competition from multi-category retailers and competitive pricing from overseas competitors, the effects of which were exacerbated by excess manufacturing capacity at the Company's foreign facilities, the Company recorded an additional charge of $2.9 million in the 1996 fourth quarter operating results primarily for a reduction in the carrying value of day to day operating assets and liabilities. Such charge included $1.7 million to reduce the carrying value of inventory and other assets at WOC and TWI, $0.4 million of accelerated depreciation as a result of a change in the estimated useful lives of certain property and equipment and $0.8 million for various liabilities.

     In addition, during the fourth quarter of 1996, the Company recorded a $19.5 million pre-tax restructuring and asset impairment charge. Below is a summary of the components comprising such charge:

                                              (in millions)

     Exiting product lines                        $ 4.1
     Warehouse closure costs                        1.3
     Reduction of excess capacity                   1.1
     Other                                          0.9
     Asset impairment                              12.1
                                                  -----
            Total                                 $19.5
                                                  =====


     Exiting product lines: In furtherance of its efforts to strengthen the Consumer Products business, the Company has decided to eliminate Consumer Products' electrical product line and reduce the number of individual products offered in its plumbing and floor care product lines. These actions will enable Consumer Products to reduce fixed costs as well as optimize and focus its product offerings to its major retail customers. Consumer Products is currently winding down the servicing of the electrical product line as well as reducing the number of products offered in its plumbing and floor care product lines and does not expect to incur cash outlays for these reductions. The $4.1 million charge is primarily for the write-down of related inventory of which $1.8 million has been disposed of as of June 30, 1996.

     Warehouse closure costs: During the fourth quarter of 1996, the Company downsized Consumer Products' distribution network from three locations to two and as a result incurred warehouse closure costs of $1.3 million. The remaining accrual at June 30, 1996 is $0.8 million. The warehouse closure costs included costs associated with the remaining noncancellable term of an operating lease of $0.3 million, incremental employee salaries and benefits associated with closing the warehouse of $0.5 million, loss on fixed assets of $0.2 million and other miscellaneous expenses associated with the closing of $0.3 million.

     Reduction of excess capacity: With the discontinuance and downsizing of Consumer Products' product lines, the foreign operations which support Consumer Products identified excess capacity in both buildings and equipment. As such, a $1.1 million charge was recorded to reduce the net book value of buildings by $0.8 million and equipment by $0.3 million.

     Other: In connection with the strategic review, a division of WOC discontinued certain product offerings which resulted primarily in a write-down of inventory and excess equipment.

     Asset impairment: The asset impairment charge of $12.1 million relates to the Company's U.S. Lock division. Due to the continued decline in the locksmith industry brought about by the competitive nature of the do-it-yourself retail market, as required by SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company expensed $9.8 of goodwill and $2.3 million of property and equipment, as the carrying value for the division exceeded the fair value. Fair value was determined based on a multiple of cash flows.

     C. Restructuring Charge - Fiscal 1995 and Fiscal 1994

     During the fourth quarter of 1995, the Company downsized Consumer Products' distribution network from four locations to three and as a result incurred warehouse closure costs of $2.8 million. The remaining accrual for such closure at June 30, 1996 is $0.4 million. The warehouse closure costs included costs associated with the remaining noncancellable term of an operating lease of $0.8 million, salaries and benefits incurred after operations ceased, associated with closing the warehouse of $0.5 million, loss on fixed assets of $0.3 million and disposal of inventory associated with exiting a product line of $1.2 million.

     During the fourth quarter of 1993, the Company recorded a $2.0 million restructuring charge for an estimate of the loss to be incurred upon the sale of two entities, including anticipated operating results through the projected disposal dates. The Company was unable to come to terms with the prospective buyer of the two entities. The Company evaluated the net realizable value of the carrying value of the assets previously held for sale in accordance with its normal ongoing policy regarding impairment and concluded that no further writedown of the net carrying value of the assets was required in excess of the reserve previously established. Therefore, the reversal of the accrued loss on disposal in the second quarter of 1994 was offset by the writedown of assets to net realizable value and the accrual for relocation of the administrative offices. There was no accrual remaining at June 30, 1996.

4.   Change in Accounting

     Effective July 1, 1995, the Company changed its method of accounting for procurement costs. Procurement costs represent the amount paid in connection with a customer's commitment to purchase products from the Company for a specified period. The amount capitalized is the consideration paid by the Company to the new or existing customer (i) for the right to supply such customer for a specified period and (ii) to purchase competitor's merchandise that the customer has on hand when it switches suppliers, less the salvage value received by the Company. The Company believes that amortization in the fiscal year incurred for such costs is consistent with the Company's strategic review of Consumer Products and is preferable due to the uncertainty of today's competitive retail environment. Previously the Company amortized these costs over the period deemed to be benefited. The cumulative effect of this change on prior years of $4,928, net of applicable income tax benefit of $3,285, is reported separately in the 1996 consolidated statement of operation. The additional effect of the change in 1996 was to decrease the operating loss by $2,142. Amortization expense for procurement costs totaled $2,200 in 1996, $2,752 in 1995 and $2,330 in 1994. Under the old accounting method, at each balance sheet date, the Company reviewed the remaining capitalized balance of procurement costs by customer to ensure realizability of the asset based upon expected future sales and net profit margin.

5.   Debt

     A. Long-Term Debt

     Total long-term debt consisted of the following:

                                                          June 30,
                                                   ----------------------
                                                     1996          1995
                                                   --------      --------
Barnett Credit Agreement                            $    --       $    --

New Credit Agreement                                  4,915            --

New Term Loans                                        5,000            --

Operating Companies Revolving Credit Facility,
  repaid in 1996                                         --        43,708


Term Loan, repaid in 1996                                --        14,000

Other notes, maturing through 2007,
  bearing interest at rates ranging
   from 7.4% to 9.0%, secured by the
    land and building of TWI.                         1,723         2,689
                                                   --------      --------
        Subtotal-long-term debt                      11,638        60,397

Less:  current portion                              (10,775)      (59,412)
                                                   --------      --------
        Long-term debt, net of current portion      $   863       $   985
                                                   ========      ========


        In connection with the Barnett Public Offering, Barnett entered into a revolving credit agreement with a bank for an unsecured three-year credit facility providing for borrowings of up to $15.0 million, including a letter of credit subfacility of $4.0 million (the "Barnett Credit Agreement"). Borrowings under the Barnett Credit Agreement will bear interest, at Barnett's option, at the prime rate minus 75 basis points or LIBOR plus 100 basis points. Barnett is required to pay a commitment fee of 0.1% per annum on the unused commitment. The Barnett Credit Agreement will provide funds for working capital and general corporate purposes. At June 30, 1996, Barnett had $3.5 million outstanding under the letter of credit subfacility. The Barnett Credit Agreement contains customary affirmative and negative covenants, including certain covenants requiring Barnett to maintain debt to net worth, interest coverage and current ratios, as well as a minimum net worth test. Barnett was in compliance with all covenants at June 30, 1996.

     On June 28, 1996, Consumer Products and WOC (the "Borrowers") entered into a new credit facility (the "New Credit Agreement") provided by BankAmerica Business Credit, Inc. The New Credit Agreement provides for, among other things, revolving credit advances of up to $30.0 million and term loans of up to $5.0 million ("New Term Loans"). The New Credit Agreement expires May 31, 1999.

     The New Credit Agreement provides for revolving credit advances of up to 85% of the amount of eligible accounts receivable and up to the lesser of (i) $16.0 million or (ii) 60% of the amount of eligible raw and finished goods inventory. Revolving credit advances bear interest at a rate equal to (a) Bank of America's reference rate plus 1.0% or (b) LIBOR plus 2.75%. The weighted average interest rate on borrowings outstanding under the New Credit Agreement and Operating Companies Credit Facility was 9.58% in 1996. The Company is required to pay a commitment fee of 0.5% per annum on the unused commitment. The New Credit Agreement includes a letter of credit subfacility of $2.0 million, of which $1.3 million was outstanding at June 30, 1996. New Term Loans bear interest at a rate per annum equal to .25% over the interest rate applicable to revolving credit advances under the New Credit Agreement. Borrowings under the New Credit Agreement are secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of the Borrowers. In addition, New Term Loans are also secured by a pledge of 500,000 shares of Barnett Common Stock owned by Waxman USA (constituting approximately 3.5% of all outstanding Barnett Common Stock). The New Credit Agreement requires the Borrowers to maintain cash collateral accounts into which all available funds are deposited and applied to service the facility on a daily basis. The New Credit Agreement prevents dividends and distributions by the Borrowers except in certain limited instances including, so long as there is no default or event of default, and the Borrowers are in compliance with certain financial covenants, the payment of interest on the Senior Subordinated Notes and Deferred Coupon Notes of Waxman Industries, and contains customary negative, affirmative and financial covenants and conditions such as minimum EBITDA and minimum tangible net worth. The Company was in compliance with all covenants at June 30, 1996. As of June 30, 1996, availability under the New Credit Agreement totaled approximately $16.2 million.

     The New Credit Agreement contains events of default including the following: (i) any Borrower shall fail to make any payment of principal or interest or any other amount due under the agreements related to the New Credit Agreement or fail to perform any covenant (after the expiration of any applicable grace period) thereunder, or any representation or warranty made in connection therewith shall prove to have been incorrect in any material respect when made or deemed made; (ii) any Borrower shall fail to pay any indebtedness having a principal amount of $250,000 or more; or any other event shall occur or condition shall exist under any Agreement or instrument relating to any such indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (after the expiration of any applicable grace period), the maturity of such indebtedness; or any such indebtedness shall become or be declared to be due and payable, or required to be repaid (other than by a regularly scheduled required prepayment), or the Borrowers shall be required to repurchase or offer to repurchase such indebtedness, prior to the stated maturity thereof; (iii) certain events of bankruptcy with respect to the Borrowers; (iv) there shall occur any Change of Control (as defined in the New Credit Agreement); and (v) there shall occur an event which would have a Material Adverse Effect (as defined in the New Credit Agreement). As a result of the Material Adverse Effect clause and the requirement to maintain cash collateral accounts, the borrowings under the New Credit Agreement and New Term Loans have been classified as a current liability.

     On May 20, 1994, the Operating Companies entered into the Operating Companies Revolving Credit Facility and Term Loan. In connection with the Barnett Public Offering, the Company entered into an amendment and restatement of the Operating Companies Revolving Credit Facility and Term Loan ("Restated Credit Agreement") (See Note 2). The initial borrowings under the New Credit Agreement along with proceeds from the New Term Loan were used to repay the borrowings under the Restated Credit Agreement.

        B.     Exchange Notes

        On April 3, 1996, Waxman USA consummated an offer to exchange $48.75 million principal amount of its 11-1/8% Senior Notes due September 1, 2001 (the "Exchange Notes") for a like amount of Waxman Industries' outstanding 13-3/4% Senior Subordinated Notes due 1999 (the " Senior Subordinated Notes"), which had been pushed down to the Company (see Note 5C), and in connection therewith solicited consents to certain amendments to the indenture pursuant to which the Senior Subordinated Notes were issued. Approximately $43.0 million principal amount of Senior Subordinated Notes were exchanged.

     The Exchange Notes are general unsecured obligations of the Company ranking pari passu in right of payment to any future indebtedness of Waxman USA that is not subordinated in right of payment to the Exchange Notes and senior in right of payment to any future indebtedness of Waxman USA that is subordinated in right of payment to the Exchange Notes. The Exchange Notes are structurally subordinated to the New Credit Agreement and any refinancing thereof. The indenture under which the Exchange Notes were issued (the "Exchange Note Indenture") contains certain covenants that, among other things, limit the ability of Waxman USA and its subsidiaries to incur additional indebtedness, transfer or sell assets, pay dividends, make certain other restricted payments or investments, create liens or enter into sale lease-back transactions, transactions with affiliates and mergers. The Company was in compliance with all covenants at June 30, 1996.

     In the event of a Change of Control, as defined in the Exchange Note Indenture, Waxman USA is obligated to make an offer to purchase all outstanding Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any. Waxman USA is obligated in certain circumstances to make an offer to purchase Exchange Notes at a redemption price plus unpaid interest, if any, with the net cash proceeds of certain sales or other dispositions of assets. The Exchange Notes are redeemable, in whole or in part, at the option of the Company, at a price of 101.719% of the principal amount thereof until June 1, 1997 when the redemption price is equal to the principal amount of the notes.

     The Exchange Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration.

     C. Push-Down Debt

     As discussed above, Waxman USA exchanged approximately $43.0 million of the $48.75 million of Senior Subordinated Notes for Exchange Notes on April 3, 1996. The remaining $5.7 million of Senior Subordinated Notes (see Note 13 - Subsequent Event -- for the adjustments made to the push down debt amount) is no longer classified as push-down debt as of June 30, 1996 as (i) Waxman USA has not assumed this debt of Waxman Industries, (ii) Waxman USA is not planning a debt or equity offering from which proceeds would be used to repay this debt and (iii) Waxman USA does not guarantee nor has its assets been pledged as collateral for this debt. Also, as discussed in Note 2, Waxman USA utilized the funds received from the Barnett Public Offering to repay certain debt. As such, in accordance with certain Securities and Exchange Commission rules, the consolidated financial statements presented herein have been adjusted to reflect push-down adjustments from Waxman Industries, including debt which Waxman USA or Waxman Industries refinanced, or that was guaranteed by the Company, together with related interest expense and debt issuance costs. Borrowings that were secured by the inventories and accounts receivable of certain subsidiaries of the Company have also been pushed down in 1994. The push-down adjustments have been made for all periods presented in the accompanying consolidated financial statements. Debt pushed-down from Waxman Industries consisted of the following:

                                                           June 30,
                                                           --------
                                                   1996            1995
                                                   ----            ----

Senior Secured Notes                            $   --            $38,786

Senior Subordinated Notes                           --             48,750
                                               ---------          -------
                                                $   --            $87,536
                                               =========          =======

     Interest expense, including amortization of debt issuance costs related to the pushed-down debt, totaled $8,651 in 1996, $12,187 in 1995 and $13,068 in 1994. Unamortized debt issuance costs of $2,990 and accrued interest of $1,929, relating to the pushed-down debt has also been reflected in the accompanying consolidated balance sheet as of June 30, 1995. The net effect of push-down accounting adjustments has been reflected as a contribution to Stockholder's Equity in the accompanying consolidated financial statements.

     1. Senior Secured Notes

     In September 1991, Waxman Industries completed a private placement of $50 million of 7-year Senior Secured Notes, including detachable warrants to purchase 1.0 million shares of Waxman Industries' common stock. At the time of issuance, the Senior Secured Notes included $42.5 million of 12 1/4% fixed rate notes and $7.5 million of floating rate notes with interest at 300 basis points over the 90 day LIBOR rate. The Senior Secured Notes were redeemable in whole or in part, at the option of Waxman Industries, after September 1, 1995 at a price of 102.45% for the fixed rate notes and 103% for the floating rate notes. Annual mandatory redemption payments of $14.45 million for the fixed rate notes, and $2.55 million for the floating rate notes were to be due on each of September 1, 1996 and September 1, 1997. As discussed in Note 2, Waxman Industries retired the Senior Secured Notes with a portion of the net proceeds from the Barnett Public Offering. Waxman USA incurred an extraordinary charge upon the early retirement of these notes which primarily represented the acceleration of unamortized debt issuance costs and the premium paid. The Senior Secured Notes, which were guaranteed by Waxman USA and secured by a pledge of all of the outstanding stock of Barnett, Consumer Products and WOC, were senior in right of payment to all subordinated indebtedness and pari passu with all other senior indebtedness of Waxman Industries.

     2. Senior Subordinated Notes

     In June 1989, Waxman Industries issued $100 million principal amount of Senior Subordinated Notes. The Senior Subordinated Notes were redeemable in whole or in part, at the option of Waxman Industries, after June 1, 1995 at a price of 103.438% which would decrease annually to 100% of the principal amount at the maturity date. During 1994, Waxman Industries exchanged $50 million principal amount of the Senior Subordinated Notes for a like amount of 12 3/4% Deferred Coupon Notes due 2004. The Deferred Coupon Notes are secured by a pledge of the capital stock of Waxman USA. As discussed above, Waxman USA issued Exchange Notes in exchange for $43.0 million principal amount of Senior Subordinated Notes in fiscal 1996. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of Waxman Industries, at a price of 101.719% of the principal amount thereof until June 1, 1997 when the redemption price is equal to the principal amount of the notes. As a result of the exchange offer discussed above, the remaining holders of the Senior Subordinated Notes are no longer entitled to the benefits of restrictive covenants and virtually all events of default have been eliminated.

     D. Miscellaneous

     The Company made interest payments of $6,068 in 1996, $5,606 in 1995 and $603 in 1994.

     Management believes the carrying values of its bank loans approximate their fair values as they bear interest based upon the banks' prime lending rates. No quoted market prices are available for the Exchange Notes as the debt is not traded. However, since such notes were issued in April 1996, the Company believes the fair value is not materially different from the carrying value.

6.   Income Taxes

     Waxman USA accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 utilizes an asset and liability approach and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

     Waxman USA participates in the consolidated tax group of which Waxman Industries is the common parent. Commencing July 1, 1994, Waxman USA began participating in a new tax sharing agreement with Waxman Industries. Under this agreement, Waxman USA's federal tax liability is equal to the lesser of (i) the federal tax liability calculated on a stand-alone basis or (ii) Waxman Industries' federal tax liability. Waxman Industries had approximately $50.0 million of available domestic net operating loss carryforwards at June 30, 1996 for income tax purposes, which expire through 2011. Upon the consummation of the initial public offering, Barnett is no longer included in the consolidated tax group. The Company's liability for federal taxes at June 30, 1996 includes the alternative minimum tax to be paid by Waxman Industries and Barnett's liability for the period April 3, 1996 through June 30, 1996. The Company files separate income tax returns in certain states based on the results of operations within the applicable states.

     The components of income (loss) from continuing operations before income taxes, minority interest, disposal, extraordinary loss and cumulative effect of change in accounting are as follows:

                           Fiscal Year Ended June 30,
                           --------------------------

                         1996         1995        1994
                         ----         ----        ----
Domestic              $35,280     $(3,894)      $1,243
Foreign                (1,250)       (382)         738
                      -------     -------       ------
Total                 $34,030     $(4,276)      $1,981
                      =======     =======       ======

     The domestic income (loss) from continuing operations before income taxes, minority interest, loss on disposal, extraordinary loss and cumulative effect of change in accounting includes all interest expense related to the push-down debt.

     The components of the provision (benefit) for income taxes, calculated on a stand-alone basis, are as follows:

                                Fiscal Year Ended June 30,
                                --------------------------
                                1996        1995       1994
                                ----        ----       ----

U.S. Federal.............    $14,869    $(1,280)    $   900
State and Foreign........      2,150        180         200
                             -------    -------     -------
                             $17,019    $(1,100)     $1,100
                             =======    =======     =======

     Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The deferred tax assets and liabilities relate primarily to depreciation of the Company's property and equipment, certain accrued liabilities and inventory.

     Deferred taxes and amounts payable to Waxman Industries are included in Advances to Waxman Industries, Inc. in the accompanying consolidated balance sheets. Deferred tax assets of $500 related to Barnett are included in other assets as of June 30, 1996.

     The following table reconciles the U.S. statutory rate applied to pretax income to the Company's provision (benefit) for income taxes:

                                                 Fiscal Year Ended June 30,
                                                 --------------------------
                                                1996        1995        1994
                                                ----        ----        ----

U.S. Statutory Rate applied to pretax         $11,910    $(1,497)       $674
income..................................
State and foreign taxes, net............        1,398        117         132
Goodwill amortization...................        3,672        267         246
Other...................................           39         13          48
                                              --------  ---------    -------
  Provision (benefit) for income taxes .      $17,019   $(1,100)      $1,100
                                              ========  =========    =======

     The Company made income tax payments of $993 in 1996, $510 in 1995 and $368 in 1994.

7.      Lease Commitments

        The Company leases certain warehouse and office facilities and equipment under operating lease agreements, which expire at various dates through 2003.

        Future minimum rental payments are as follows:

                           Fiscal Year Ended June 30,

                            1997              $3,978
                            1998               3,395
                            1999               2,758
                            2000               1,956
                            2001               1,042
                            Thereafter         1,376
                                             -------
                                             $14,505
                                             =======

     Total rent expense charged to operations was $4,183 in 1996, $4,922 in 1995, and $3,894 in 1994.

     Consumer Products leases certain warehouse space from related parties. Related parties rent expense totaled $546 in 1996, $588 in 1995 and $471 in 1994.

     8. Profit Sharing Plan and 401(K) Plan

     The eligible employees of certain subsidiaries of the Company participate in Waxman Industries' trusteed, profit sharing and 401(K) retirement plan. Contributions are discretionary and are determined by Waxman Industries' Board of Directors. There was no profit sharing contribution in 1996, 1995 or 1994. The Company offers no other post-retirement or postemployment benefits.

     9. Related-Party Transactions

     The Company engages in certain business transactions with Waxman Industries and affiliates. Sales and purchases to Waxman Industries affiliates in 1996, 1995 and 1994 were immaterial.

     Management fees charged to the Company by Waxman Industries are presented in the accompanying consolidated statements of operations as corporate charge. Commencing July 1, 1994, in accordance with the Intercorporate Agreement, the management fees charged to the Company are the lesser of (a) 2% of the net sales or (b) the actual cost of providing services to the Company and as of April 3, 1996 are the lesser of (i) 3% of the net sales or (ii) the actual cost of providing services to the Company and its wholly-owned subsidiaries. The Company has been assessed the actual costs incurred by Waxman Industries for all periods after July 1, 1994. Prior to July 1, 1994, management fees charged to the Company materially approximated actual costs incurred by Waxman Industries.

     In connection with the Barnett Public Offering, Barnett and Waxman Industries, among others, including Waxman USA have entered into a New Intercorporate Agreement. Waxman Industries will provide certain managerial, administrative and financial services to Barnett and Barnett will pay Waxman Industries the allocable cost of the salaries and expenses of Waxman Industries' employees while they are rendering such services plus actual out of pocket expenses incurred. In addition to the services to be provided by Waxman Industries to Barnett pursuant to the New Intercorporate Agreement, Barnett will continue to provide services to certain wholly-owned operating divisions of WOC. These services include the utilization of Barnett's management information systems, financial accounting, order processing and billing and collection services. These wholly-owned divisions of WOC will pay Barnett the allocable cost of the salaries and expenses of Barnett's employees while they are rendering such services plus actual out of pocket expenses incurred.

        On May 20, 1994, Waxman Industries exchanged $50 million of its Senior Subordinated Notes for $50 million initial accreted value of 12 3/4% Senior Secured Deferred Coupon Notes. The Deferred Coupon Notes are secured by a pledge of the capital stock of the Company.

        The following is a reconciliation of the activity contributed to capital related to the push-down debt described in Notes 5 and 13:

                                           Fiscal Year Ended June 30,
                                           --------------------------
                                          1996       1995         1994
                                          ----       ----         ----
Push-down interest expense,
  including amortization of
  debt issuance                      $  9,451    $ 12,187    $ 13,068

Change in push-down debt                  (85)       (111)     22,888

Income taxes                             (702)     (1,388)     (4,677)

Change in push-down
  interest accrual                       (708)        (10)        133

Change in push-down of unamortized
 debt issuance costs                     (465)       (380)        713
                                     --------    --------    --------

Capital contribution from
 Waxman Industries, net              $  7,491    $ 10,298    $ 32,125
                                     ========    ========    ========

10.  Segment and Geographic Information

     The Company operates in a single business segment - the distribution of plumbing, electrical and hardware products. The following table shows certain financial information by geographic area:

                                     1996            1995           1994
                                     ----            ----           ----
Net sales:

  Domestic                          $232,766        $227,961       $209,062
  Foreign                             29,156          31,837         31,785
  Intersegment elimination          (26,855)        (27,494)       (27,276)
                                    --------        --------       --------
                                    $235,067        $232,304       $213,571
                                    ========        ========       ========
Operating income (loss):

  Domestic                         $(14,530)         $14,862        $15,033
  Foreign                            (1,094)           (186)            738
                                    --------        --------       --------
                                   $(15,624)         $14,676        $15,771
                                    ========        ========       ========

Total assets:

  Domestic                          $119,344        $139,140       $150,912
  Foreign                             13,719          15,629         16,422
                                    --------        --------       --------
                                    $133,063        $154,769       $167,334
                                    ========        ========       ========


11.  CONTINGENCIES

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect the consolidated financial statements.


12.  RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

     During 1996, the Company identified an intercompany inventory reconciling item between Consumer Products and WAMI and has restated prior year financial statements to reflect the correction of this item. The effect of the restatement was as follows:

                                                As Previously
                                                  Reported          As Restated
                                                -------------       -----------
Total Stockholder's Equity

      at June 30, 1993                              $19,323         $18,023
      at June 30, 1994                                1,210          (1,090)
      at June 30, 1995                              (17,725)        (20,025)

Operating income 1994                               $16,771         $15,771

Income (loss) from continuing
operations before minority interest,
disposal, extraordinary loss and
cumlative effect of change in accounting 1944        $1,481            $881

Net income 1994                                      $1,481            $881


Corresponding changes have been made to the consolidated balance sheet to reduce inventories.

13.  SUBSEQUENT EVENT

     In January 1997, the Company issued an additional $4.8 million principal amount of Exchange Notes for a like aggregate principal amount of Senior Subordinated Notes. The Company also intends to continue pursuing the exchange of the remaining outstanding principal amount of Senior Subordinated
Notes, $895,000, not previously exchanged. As such, pursuant to certain Securities and Exchange Commission Rules, certain June 30, 1996 amounts have been adjusted to reflect the push-down of Senior Subordinated Notes and the related interest expense. The effect of the adjustments were as follows:

                                     As Previously
                                        Reported              Adjusted
                                     --------------         -----------
Interest Expense                          $15,463             $16,263

Provision for Income Taxes                 17,319              17,019

Net Income (Loss):                         14,458              13,958

Push Down Debt:
  at June 30, 1996                              0               5,724

Total Stockholder's Equity:

  at June 30, 1996                         17,541              11,817



                                     F-28

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of officers and directors of the Waxman USA Inc.
(the "Company") is governed by Section 145 of the Delaware General Corporation
Law (the "DGCL") and the Certificate of Incorporation of the Company (the
"Certificate"). Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority of the directors who were not parties to the action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses (including attorneys' fees) incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board may determine. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         The Certificate the Company provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred by such person in connection therewith.
The Certificate provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition;
provided, however, that if the DGCL requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. The Company maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

  3.1*        Certificate of Incorporation of Waxman USA Inc. (Exhibit 3.1 to
              Waxman USA Inc.'s Registration Statement on Form S-4,
              Registration Number 333-3689, incorporated herein by reference herein.)

  3.2*        By-laws of Waxman USA Inc. (Exhibit 3.2 to Waxman USA Inc.'s
              Registration Statement on Form S-4, Registration Number 333-3689, incorporated herein by reference herein.)

  4.1*        Indenture, dated as of April 3, 1996, by and between Waxman USA
              Inc. and the United States. Trust Company of New York, as
              Trustee, with respect to the 111/8% Senior Notes due 2001 of Waxman USA Inc., including the form of Senior Notes (Exhibit
              10.14 to Waxman Industries, Inc.'s Amendment No. 8 to
              Registration Statement on Form S-2, Registration No. 33-54211, incorporated by reference herein).

                                      II-1

  4.2* Registration Rights Agreement, dated as of April 3, 1996, by and between Waxman USA Inc. and the United States Trust Company of
              New York (Exhibit 10.15 to Waxman Industries, Inc.'s Amendment
              No. 8 to Registration Statement on Form S-2, Registration No.
              33-54211, incorporated by reference herein).

  5.1 Opinion of Shereff, Friedman, Hoffman & Goodman, LLP regarding legality.

 10.1*        Tax Sharing Agreement dated May 20, 1994 among Waxman Industries,
              Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer Products
              Group Inc., WOC Inc. and Western American Manufacturing, Inc.
              (Exhibit 10.6 to Waxman Industries, Inc.'s Form S-4 filed June
              20, 1994, incorporated by reference herein).

 10.2*        Intercorporate Agreement dated May 20, 1994 among Waxman
              Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer
              Products Group Inc. and WOC Inc. (Exhibit 10.7 to Waxman
              Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated by reference herein).

 10.3*        Intercorporate Agreement dated March 28, 1996 among Waxman
              Industries, Inc., Waxman USA Inc., Barnett Inc., Waxman Consumer
              Products Group Inc., WOC Inc. and TWI, International, Inc.
              (Exhibit 10.8 to Waxman Industries, Inc.'s Amendment No. 8 to
              Registration Statement on Form S-2, Registration No. 33-54211, incorporated by reference herein).

 10.4*        Credit Agreement dated as of May 20, 1994 among Waxman USA Inc.,
              Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citicorp USA, Inc. as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman
              Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated by reference herein).

 10.5*        Term Loan Credit Agreement dated as of May 20, 1994 among Waxman
              USA Inc., Barnett Inc., Waxman Consumer Products Group Inc. and
              WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries, Inc.'s Form
              S-4 filed June 20, 1994, incorporated by reference herein).

 10.6* Amended and Restated Credit Agreement dated as of April 3, 1996 among Waxman USA Inc., Waxman Consumer Products Group Inc. and
              WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.12 to Waxman Industries, Inc.'s
              Amendment No. 8 to Registration Statement on Form S-2,
              Registration No. 33-54211, incorporated by reference herein).

 10.7*        Loan and Security Agreement dated as of June 28, 1996 among the
              Financial Institutions named therein and BankAmerica Business
              Credit, Inc., as the Agent, Waxman Consumer Products Group Inc.
              and WOC Inc., including certain exhibits thereto. (Exhibit 4.33 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 1996, incorporated by reference herein).

 12.1*        Statement re: computation of ratios. (Exhibit 12.1 to Waxman USA
              Inc.'s Registration Statement on Form S-4, Registration Number
              333-3689, incorporated herein by reference herein.)

 21.1*        List of Subsidiaries of the Company. (Exhibit 21.1 to Waxman USA
              Inc.'s Registration Statement on Form S-4, Registration Number
              333-3689, incorporated herein by reference herein.)

 23.1         Consent of Arthur Andersen LLP.

 23.2* Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration
              Statement).

 24.1*        Power of Attorney (included in Part II of this Registration
              Statement).

 25.1* Statement of eligibility and qualification on Form T-1 of the United States Trust Company of New York, as Senior Note Trustee
              (Exhibit 25.1 to Waxman USA Inc.'s Registration Statement on Form
              S- 4, Registration Number 333-3689, incorporated herein by reference herein).

 99.     (a)  Form of Letter of Transmittal with respect to the Exchange Offer

         (b)  Form of Notice of Guaranteed Delivery

         (c)  Substitute Form W-9 and Guidelines for Certification of Taxpayer
              Identification Number on Substitute Form W-9

-------------------
*        Incorporated herein by reference as indicated.

                                      II-2

     (B) FINANCIAL STATEMENT SCHEDULES

None.

ITEM 22.  UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospecuts filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     C. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                      II-3

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Waxman USA
Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 31st day of January, 1997.

                                WAXMAN USA INC.

                                By /s/ Armond Waxman
                                  ---------------------------------------------
                                       Armond Waxman,
                                       President and Co-Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Armond Waxman and Mark Wester and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities as indicated on January 31, 1997.

            NAME                          TITLE
            ----                          -----

/s/ Melvin Waxman                Chairman of the Board,
-----------------------------    Co-Chief Executive Officer
       Melvin Waxman             and Director


/s/ Armond Waxman                President,
-----------------------------    Co-Chief Executive Officer
       Armond Waxman             and Director
                                 (Principal Executive Officer)

/s/ Laurence S. Waxman           Senior Vice President
-----------------------------    and Director
       Laurence S. Waxman


/s/ Mark Wester                  Vice President-Finance,
-----------------------------    and Assistant Secretary
       Mark Wester               (Principal Accounting Officer)


/s/ William R. Pray              Director
-----------------------------
       William R. Pray


/s/ Samuel J. Krasney            Director
-----------------------------
       Samuel J. Krasney


/s/ Irving Z. Friedman           Director
-----------------------------
       Irving Z. Friedman

/s/ Judy Robins                  Director
-----------------------------
       Judy Robins

                                      II-4

                                 EXHIBIT INDEX

Exhibit Number            Exhibit Description            Sequential Page Number
--------------   -------------------------------------   ----------------------

3.1*             Certificate of Incorporation of
                 Waxman USA Inc. (Exhibit 3.1 to
                 Waxman USA Inc.'s Registration
                 Statement on Form S-4, Registration
                 Number 333- 3689, incorporated by
                 reference herein.)

3.2*             By-laws of Waxman USA Inc. (Exhibit
                 3.2 to Waxman USA Inc.'s Registration
                 Statement on Form S-4, Registration
                 Number 333- 3689, incorporated by
                 reference herein.)

4.1*             Indenture, dated as of April 3, 1996,
                 by and between Waxman USA Inc. and
                 the United States Trust Company of
                 New York, as Trustee, with respect to
                 the 111/8% Senior Notes due 2001 of
                 Waxman USA Inc., including the form
                 of Senior Notes (Exhibit 10.14 to
                 Waxman Industries, Inc.'s Amendment
                 No. 8 to Registration Statement on
                 Form S-2, Registration No. 33-54211,
                 incorporated by reference herein).

4.2*             Registration Rights Agreement, dated
                 as of April 3, 1996, by and between
                 Waxman USA Inc. and the U.S. Trust
                 Company of New York (Exhibit 10.15 to
                 Waxman Industries, Inc.'s Amendment
                 No. 8 to Registration Statement on
                 Form S-2, Registration No. 33-54211,
                 incorporated by reference herein).

5.1              Opinion of Shereff, Friedman, Hoffman
                 & Goodman, LLP regarding legality.

10.1*            Tax Sharing Agreement dated May 20,
                 1994 among Waxman Industries, Inc.
                 Waxman USA Inc., Barnett Inc. ,
                 Waxman Consumer Products Group Inc.,
                 WOC Inc. and Western American
                 Manufacturing, Inc. (Exhibit 10.6 to
                 Waxman Industries, Inc.'s Form S-4
                 filed June 20, 1994, incorporated by
                 reference herein).

10.2*            Intercorporate Agreement dated May
                 20, 1994 among Waxman Industries,
                 Inc. Waxman USA Inc., Barnett Inc.,
                 Waxman Consumer Products Group Inc.
                 and WOC Inc. (Exhibit 10.7 to Waxman
                 Industries, Inc.'s Form S-4 filed
                 June 20, 1994, incorporated by
                 reference herein).

10.3*            Intercorporate Agreement dated March
                 28, 1996 among Waxman Industries,
                 Inc., Waxman USA Inc., Barnett Inc.,
                 Waxman Consumer Products Group Inc.,
                 WOC Inc.

                                     II-5


Exhibit Number            Exhibit Description            Sequential Page Number
--------------   -------------------------------------   ----------------------

                 and TWI, International, Inc. (Exhibit
                 10.8 to Waxman Industries, Inc.'s
                 Amendment No. 8 to Registration
                 Statement on Form S-2, Registration
                 No. 33-54211, incorporated by
                 reference herein).

10.4*            Credit Agreement dated as of May 20,
                 1994 among Waxman USA Inc., Barnett
                 Inc., Waxman Consumer Products Group
                 Inc. and WOC Inc., the Lenders and
                 Issuers party thereto and Citicorp
                 USA, Inc., as Agent, and certain
                 exhibits thereto (Exhibit 10.8 to
                 Waxman Industries, Inc.'s Form S-4
                 filed June 20, 1994, incorporated by
                 reference herein).

10.5*            Term Loan Credit Agreement dated as
                 of May 20, 1994 among Waxman USA
                 Inc., Barnett Inc., Waxman Consumer
                 Products Group, Inc. and WOC Inc.,
                 the Lenders and Issuers party thereto
                 and Citibank, N.A., as Agent (Exhibit
                 10.9 to Waxman Industries, Inc.'s
                 Form S-4 filed June 20, 1994,
                 incorporated by reference herein).

10.6*            Amended and Restated Credit Agreement
                 dated as of April 3, 1996 among
                 Waxman USA Inc., Waxman Consumer
                 Products Group Inc. and WOC Inc., the
                 Lenders and Issuers party thereto and
                 Citibank, N.A., as Agent (Exhibit
                 10.12 to Waxman Industries, Inc.'s
                 Amendment No. 8 to Registration
                 Statement on Form S-2, Registration
                 No. 33-54211, incorporated by
                 reference herein).

10.7*            Loan and Security Agreement dated as
                 of June 28, 1996 among the Financial
                 Institutions named therein and
                 BankAmerica Business Credit, Inc., as
                 the Agent, Waxman Consumer Products
                 Group Inc. and WOC Inc., including
                 certain exhibits thereto. (Exhibit
                 4.33 to Waxman Industries, Inc.'s
                 Annual Report on Form 10-K for the
                 fiscal year ended June 30, 1996,
                 incorporated by reference herein).


12.1*            Statement re: computation of ratios.
                 (Exhibit 12.1 to Waxman USA Inc.'s
                 Registration Statement on Form S-4,
                 Registration No. 333-3689 ,
                 incorporated by reference herein).

21.1*            List of Subsidiaries of the Company.
                 (Exhibit 21.1 to Waxman USA Inc.'s
                 Registration Statement on Form S-4,
                 Registration No. 333-3689 ,
                 incorporated by reference herein).

23.1             Consent of Arthur Andersen LLP.

                                     II-6

Exhibit Number            Exhibit Description            Sequential Page Number
--------------   -------------------------------------   ----------------------

23.2*            Consent of Shereff, Friedman, Hoffman
                 & Goodman, LLP (contained in its
                 opinion filed as Exhibit 5.1 to this
                 Registration Statement).

24.1*            Power of Attorney (included in Part
                 II of this Registration Statement).

25.1*            Statement of eligibility and
                 qualification on Form T-1 of the
                 United States Trust Company of New
                 York as Senior Note Trustee (Exhibit
                 25.1 to Waxman USA Inc.'s
                 Registration Statement on Form S-4,
                 Registration Number 333-3689,
                 incorporated herein by reference
                 herein)

99.              (a) Form of Letter of Transmittal
                 with respect to the Exchange Offer

                 (b) Form of Notice of Guaranteed
                 Delivery

                 (c) Substitute Form W-9 and
                 Guidelines for Certification of
                 Taxpayer Identification Number on
                 Substitute Form W-9

-------------------
*    Incorporated herein by reference as indicated.

                                     II-7

